EXHIBIT 2

CONSOLIDATED

FINANCIAL STATEMENTS

AND NOTES

FINANCIAL REPORTING RESPONSIBILITIES	79

CONSOLIDATED FINANCIAL STATEMENTS	80
Consolidated statements of operations	80
Consolidated statements of comprehensive income (loss)	81
Income taxes included in other comprehensive income (loss)	81
Consolidated statements of financial position	82
Consolidated statements of changes in equity	83
Consolidated statements of cash flows	84

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	85
Accounting policies Note 1	85
IFRS 1 – First time adoption Note 2	93
Disposition Note 3	102
Segmented information Note 4	102
Total invested assets and related net investment income Note 5	104
Financial instrument risk management Note 6	115
Insurance risk management Note 7	129
Other assets Note 8	131
Property and equipment Note 9	132
Goodwill and intangible assets Note 10	133
Insurance contract liabilities and investment contract liabilities Note 11	135
Reinsurance Note 12	141
Other liabilities Note 13	142
Senior debentures and innovative capital instruments Note 14	143
Subordinated debt Note 15	145
Share capital Note 16	145
Non-controlling interests in subsidiaries Note 17	147
Fee income Note 18	147
Operating expenses Note 19	147
Share-based payments Note 20	148
Restructuring Note 21	150
Income taxes Note 22	150
Capital management Note 23	153
Segregated funds Note 24	154
Commitments, guarantees and contingencies Note 25	155
Related party transactions Note 26	157
Pension plans and other post-retirement benefits Note 27	158
Earnings (loss) per share Note 28	161

APPOINTED ACTUARY’S REPORT	162

REPORTS OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS	163

78 Sun Life Financial Inc. Annual Report 2011	Consolidated Financial Statements

Financial Reporting Responsibilities

Management is responsible for preparing the Consolidated Financial Statements. This responsibility includes selecting appropriate accounting policies and making estimates and other judgments consistent with International Financial Reporting Standards. The financial information presented elsewhere in the annual report to shareholders is consistent with these statements.

The Board of Directors (“Board”) oversees management’s responsibilities for financial reporting. An Audit Committee of non-management directors is appointed by the Board to review the Consolidated Financial Statements and report to the Board prior to their approval of the Consolidated Financial Statements for issuance to shareholders. Other key responsibilities of the Audit Committee include reviewing the Company’s existing internal control procedures and planned revisions to those procedures, and advising the Board on auditing matters and financial reporting issues.

Management is also responsible for maintaining systems of internal control that provide reasonable assurance that financial information is reliable, that all financial transactions are properly authorized, that assets are safeguarded, and that Sun Life Financial Inc. and its subsidiaries, collectively referred to as “the Company”, adhere to legislative and regulatory requirements. These systems include the communication of policies and the Company’s Code of Business Conduct throughout the organization. Internal controls are reviewed and evaluated by the Company’s internal auditors.

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2011, based on the framework and criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management has concluded that internal control over financial reporting was effective as of December 31, 2011.

The Audit Committee also conducts such review and inquiry of management and the internal and external auditors as it deems necessary towards establishing that the Company is employing appropriate systems of internal control, is adhering to legislative and regulatory requirements and is applying the Company’s Code of Business Conduct. Both the internal and external auditors and the Appointed Actuary have full and unrestricted access to the Audit Committee, with and without the presence of management.

The Office of the Superintendent of Financial Institutions, Canada conducts periodic examinations of the Company. These examinations are designed to evaluate compliance with provisions of the Insurance Companies Act of Canada and to ensure that the interests of policyholders, depositors and the public are safeguarded. The Company’s foreign operations and foreign subsidiaries are examined by regulators in their local jurisdictions.

The Appointed Actuary, who is a member of management, is appointed by the Board to discharge the various actuarial responsibilities required under the Insurance Companies Act of Canada, and conducts the valuation of the Company’s actuarial liabilities. The role of the Appointed Actuary is described in more detail in Note 11. The report of the Appointed Actuary accompanies these Consolidated Financial Statements.

The Company’s external auditors, Deloitte & Touche LLP, Independent Registered Chartered Accountants, have audited the Company’s internal control over financial reporting as of December 31, 2011 in addition to auditing the Company’s Consolidated Financial Statements for the years ended December 31, 2011 and December 31, 2010 and the Consolidated Statement of Financial Position as at January 1, 2010. Their reports to the Board and Shareholders express an unqualified opinion and accompany these Consolidated Financial Statements. Deloitte & Touche meet separately with both management and the Audit Committee to discuss the results of their audit.

Dean A. Connor	Colm J. Freyne
President and Chief Executive Officer	Executive Vice-President and Chief Financial Officer

Toronto, February 15, 2012

Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 79

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, (in millions of Canadian dollars except for per share amounts)	2011	2010
Revenue
Premiums
Gross	$14,325	$15,187
Less: Ceded	5,011	1,417
Net	9,314	13,770
Net investment income (loss):
Interest and other investment income (Note 5)	5,055	5,065
Change in fair value through profit or loss assets and liabilities (Note 5)	4,657	2,778
Net gains (losses) on available-for-sale assets	202	84
Net investment income (loss)	9,914	7,927
Fee income (Note 18)	3,353	3,104
Total revenue	22,581	24,801
Benefits and expenses
Gross claims and benefits paid (Note 11)	12,896	13,483
Increase (decrease) in insurance contract liabilities (Note 11)	7,584	4,391
Decrease (increase) in reinsurance assets (Note 11)	590	(770)
Increase (decrease) in investment contract liabilities (Note 11)	(25)	144
Reinsurance expenses (recoveries) (Note 12)	(4,556)	(1,060)
Commissions	1,545	1,647
Net transfer to (from) segregated funds (Note 24)	617	921
Operating expenses (Note 19)	3,580	3,470
Impairment of goodwill and intangible assets (Note 10)	307	7
Premium taxes	240	238
Interest expense	434	459
Total benefits and expenses	23,212	22,930
Income (loss) before income taxes	(631)	1,871
Less: Income tax expense (benefit) (Note 22)	(447)	353
Total net income (loss)	(184)	1,518
Less: Net income (loss) attributable to participating policyholders	7	8
Less: Net income (loss) attributable to non-controlling interests	9	11
Shareholders' net income (loss)	(200)	1,499
Less: Preferred shareholders' dividends	100	93
Common shareholders' net income (loss)	$(300)	$1,406

Average exchange rates during the reporting periods:
U.S. dollars	0.99	1.03
U.K. pounds	1.59	1.59

Earnings (loss) per share (Note 28)
Basic	$(0.52)	$2.48
Diluted	$(0.52)	$2.39

Weighted average shares outstanding in millions (Note 28)
Basic	579	568
Diluted	579	611

Dividends per common share	$1.44	$1.44

The attached notes form part of these Consolidated Financial Statements.

80 Sun Life Financial Inc. Annual Report 2011	Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, (in millions of Canadian dollars)	2011	2010
Total net income (loss)	$(184)	$1,518
Other comprehensive income (loss), net of taxes:
Change in unrealized foreign currency translation gains (losses):
Gross unrealized gains (losses) during the period	270	(577)
Unrealized gains (losses) on net investment hedges	(43)	70
Reclassifications to net income (loss)	(8)	–
Change in unrealized gains (losses) on available-for-sale assets:
Unrealized gains (losses) during the period	117	338
Reclassifications to net income (loss)	(184)	(58)
Change in unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses) during the period	(43)	(13)
Reclassifications to net income (loss)	14	(4)
Revaluation of property and equipment	–	6
Total other comprehensive income (loss)	123	(238)
Total comprehensive income (loss)	(61)	1,280
Less: Participating policyholders' comprehensive income (loss)	8	6
Non-controlling interests in comprehensive income (loss)	9	11
Shareholders' comprehensive income (loss)	$(78)	$1,263

INCOME TAXES INCLUDED IN OTHER COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, (in millions of Canadian dollars)	2011	2010
Income tax benefit (expense):
Unrealized foreign currency translation gains / losses, including net investment hedges	$2	$16
Reclassifications to net income of foreign currency translation gains/losses	(8)	–
Unrealized gains / losses on available-for-sale assets	(8)	(79)
Reclassifications to net income for available-for-sale assets	58	23
Unrealized gains / losses on cash flow hedges	(5)	(17)
Reclassifications to net income for cash flow hedges	(5)	2
Revaluation of property and equipment	–	(2)
Total income tax benefit (expense) included in other comprehensive income (loss)	$34	$(57)

The attached notes form part of these Consolidated Financial Statements.

Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 81

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at (in millions of Canadian dollars)	December 31, 2011	December 31, 2010	January 1, 2010
Assets
Cash, cash equivalents and short-term securities (Note 5)	$8,837	$8,462	$11,934
Debt securities (Note 5)	62,930	58,613	53,915
Equity securities (Note 5)	4,570	5,231	4,969
Mortgages and loans (Note 6)	27,755	26,034	26,921
Derivative assets (Notes 5 and 6)	2,632	1,648	1,455
Other invested assets (Note 5)	1,348	1,185	1,126
Policy loans	3,276	3,277	3,302
Investment properties (Note 5)	5,313	4,544	4,546
Invested assets	116,661	108,994	108,168
Other assets (Note 8)	2,885	2,884	2,916
Reinsurance assets (Note 12)	3,277	3,855	3,343
Deferred tax assets (Note 22)	1,648	980	1,312
Property and equipment (Note 9)	546	492	499
Intangible assets (Note 10)	885	896	926
Goodwill (Note 10)	3,942	4,200	4,590
Total general fund assets	129,844	122,301	121,754
Investments for account of segregated fund holders (Note 24)	88,183	87,946	80,548
Total assets	$218,027	$210,247	$202,302
Liabilities and equity
Liabilities
Insurance contract liabilities (Note 11)	$96,374	$88,056	$86,856
Investment contract liabilities (Note 11)	3,073	4,143	4,915
Derivative liabilities (Notes 5 and 6)	1,059	718	1,294
Deferred tax liabilities (Note 22)	7	39	12
Other liabilities (Note 13)	8,011	6,738	6,693
Senior debentures (Note 14)	2,149	2,151	2,151
Innovative capital instruments (Note 14)	695	1,644	1,644
Subordinated debt (Note 15)	2,746	2,741	3,048
Total general fund liabilities	114,114	106,230	106,613
Insurance contracts for account of segregated fund holders (Note 24)	82,650	81,931	74,293
Investment contracts for account of segregated fund holders (Note 24)	5,533	6,015	6,255
Total liabilities	$202,297	$194,176	$187,161
Equity
Issued share capital and contributed surplus	$10,340	$9,517	$8,948
Retained earnings and accumulated other comprehensive income	5,390	6,530	6,169
Non-controlling interests (Note 17)	–	24	24
Total equity	$15,730	$16,071	$15,141
Total liabilities and equity	$218,027	$210,247	$202,302

Exchange rates at the end of the reporting periods:
U.S. dollars	1.02	1.00	1.05
U.K. pounds	1.58	1.55	1.70

The attached notes form part of these Consolidated Financial Statements.

Approved on behalf of the Board of Directors on February 15, 2012.

Dean A. Connor	John H. Clappison
President and Chief Executive Officer	Director

82 Sun Life Financial Inc. Annual Report 2011	Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the years ended December 31, (in millions of Canadian dollars)	2011	2010
Shareholders:
Preferred shares (Note 16)
Balance, beginning of year	$2,015	$1,741
Issued	500	280
Issuance cost, net of taxes	(12)	(6)
Balance, end of year	2,503	2,015
Common shares
Balance, beginning of year	7,407	7,126
Stock options exercised (Note 20)	48	18
Issued to non-controlling interests (Note 17)	37	–
Issued under dividend reinvestment and share purchase plan (Note 16)	243	263
Balance, end of year	7,735	7,407
Contributed surplus (Note 20)
Balance, beginning of year	95	81
Share-based payments	13	17
Stock options exercised	(6)	(3)
Balance, end of year	102	95
Retained earnings
Balance, beginning of year	6,489	5,898
Net Income (loss)	(200)	1,499
Dividends on common shares	(829)	(811)
Dividends on preferred shares	(100)	(93)
Change due to transactions with non-controlling interests (Note 17)	(141)	(4)
Balance, end of year	5,219	6,489
Accumulated other comprehensive income (loss), net of taxes
Unrealized gains (losses) on available-for-sale assets	387	107
Unrealized cumulative translation differences, net of hedging activities	(505)	–
Unrealized gains (losses) on transfers to investment properties	6	–
Unrealized gains on derivatives designated as cash flow hedges	38	55
Balance, beginning of year	(74)	162
Total other comprehensive income (loss) for the year	122	(236)
Balance, end of year	48	(74)
Total shareholders’ equity, end of year	$15,607	$15,932
Participating policyholders:
Retained earnings
Balance, beginning of year	$117	$109
Net Income (loss)	7	8
Balance, end of year	124	117
Accumulated other comprehensive income (loss), net of taxes
Unrealized cumulative translation differences, net of hedging activities	(2)	–
Balance, beginning of year	(2)	–
Total other comprehensive income (loss) for the year	1	(2)
Balance, end of year	(1)	(2)
Total participating policyholders’ equity, end of year	$123	$115
Non-controlling interests: (Note 17)
Balance, beginning of year	$24	$24
Net income (loss)	9	11
Other changes in non-controlling interests	(33)	(11)
Total non-controlling interests, end of year	$–	$24

Total equity	$15,730	$16,071

The attached notes form part of these Consolidated Financial Statements.

Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 83

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, (in millions of Canadian dollars)	2011	2010
Cash flows provided by (used in) operating activities
Income (loss) before income taxes	$(631)	$1,871
Add interest expense related to financing activities	434	459
Operating items not affecting cash:
Increase (decrease) in contract liabilities	6,381	4,096
(Increase) decrease in reinsurance assets	595	(773)
Unrealized (gains) losses on investments	(4,094)	(3,067)
Impairment of goodwill and intangible assets (Note 10)	307	7
Gain on sale of life retrocession business (Note 3)	–	(97)
Other non-cash items	(117)	(20)
Operating cash items:
Deferred acquisition costs	(43)	(45)
Realized (gains) losses on investments	(765)	205
Sales, maturities and repayments of investments	96,809	77,762
Purchases of investments	(97,464)	(80,744)
Change in policy loans	32	(58)
Income taxes refund (paid)	(166)	143
Other cash items	1,436	(685)
Net cash provided by (used in) operating activities	2,714	(946)
Cash flows provided by (used in) investing activities
(Purchase) sale of property and equipment (Note 9)	(120)	(74)
Transactions with associates and joint ventures and other investing activities (Note 26)	(87)	(51)
Purchase of shares from non-controlling interests (Note 17)	(51)	(4)
Net cash paid on sale of life retrocession business (Note 3)	–	(262)
Other investing activities	(64)	(26)
Net cash provided by (used in) investing activities	(322)	(417)
Cash flows provided by (used in) financing activities
Borrowed funds	35	(33)
Issuance of senior financing, senior debentures and subordinated debentures (Notes 13, 14 and 15)	297	76
Collateral on senior financing, senior debentures and subordinated debentures (Notes 13, 14 and 15)	(25)	14
Redemption of senior financing, senior debentures, subordinated debentures and innovative capital instruments (Notes 13, 14 and 15)	(1,250)	(300)
Issuance of preferred shares (Note 16)	485	271
Issuance of common shares on exercise of stock options (Note 16)	42	15
Dividends paid on common and preferred shares	(679)	(634)
Interest expense paid	(355)	(450)
Net cash provided by (used in) financing activities	(1,450)	(1,041)
Changes due to fluctuations in exchange rates	10	(120)
Increase (decrease) in cash and cash equivalents	952	(2,524)
Net cash and cash equivalents, beginning of period	3,401	5,925
Net cash and cash equivalents, end of period	4,353	3,401
Short-term securities, end of period	4,378	4,853
Net cash and cash equivalents and short-term securities, end of period (Note 5)	$8,731	$8,254

The attached notes form part of these Consolidated Financial Statements.

84 Sun Life Financial Inc. Annual Report 2011	Consolidated Financial Statements

Notes to the Consolidated Financial Statements

(Amounts in millions of Canadian dollars except for per share amounts and where otherwise stated)

1. Accounting Policies

1.A Significant Accounting Policies

Description of Business

Sun Life Financial Inc. (“SLF Inc.”) is a publicly traded company domiciled in Canada and is the holding company of Sun Life Assurance Company of Canada (“Sun Life Assurance”). Both companies are incorporated under the Insurance Companies Act of Canada, and are regulated by the Office of the Superintendent of Financial Institutions, Canada (“OSFI”). SLF Inc. and its subsidiaries are collectively referred to as “us”, “our”, “ours”, “we” or “the Company”. We are an internationally diversified financial services organization providing savings, retirement and pension products, and life and health insurance to individuals and groups through our operations in Canada, the United States, the United Kingdom and Asia. We also operate mutual fund and investment management businesses, primarily in Canada, the United States and Asia.

Statement of Compliance

We prepare our Consolidated Financial Statements using International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and the former International Accounting Standards Committee, which includes International Financial Reporting Standards, International Accounting Standards (“IAS”), and interpretations developed by the International Financial Reporting Interpretations Committee (“IFRIC”) and the former Standing Interpretations Committee (“SIC”). These various standards are collectively referred to as “IFRS”. Our Consolidated Financial Statements are prepared in accordance with IFRS 1 First Time Adoption of International Financial Reporting Statements. The accounting policies have been applied consistently within our Consolidated Financial Statements and our opening Consolidated Statement of Financial Position at the transition date of January 1, 2010 (“the Transition Date”) prepared for the purposes of transition to IFRS, which are our first annual financial statements in accordance with IFRS. Note 2 contains the required disclosures with regards to our first time adoption of IFRS and the differences from our previous basis of accounting, Canadian generally accepted accounting principles (“GAAP”).

Basis of Presentation

Our Consolidated Statements of Financial Position have been presented in the order of liquidity and each statement of financial position line item includes both current and non-current balances, as applicable.

We have defined our reportable segments and the amounts disclosed for those segments based on our management structure and the manner in which our internal financial reporting is conducted. Transactions between segments are executed and priced on an arm’s-length basis in a manner similar to transactions with third parties.

The significant accounting policies used in the preparation of our Consolidated Financial Statements are summarized below and are applied consistently by us.

Critical Estimates, Judgments and Provisions

The preparation of our Consolidated Financial Statements requires us to make estimates, judgments and provisions that affect the application of policies and reported amounts of assets, liabilities, revenue and expenses. Actual results will differ from those estimates. Areas of significant accounting estimates and judgments include the measurement and classification of insurance contract liabilities and investment contract liabilities, determination of fair value of financial instruments, impairment of financial instruments, impairment of goodwill and intangible assets, determination of fair value of share-based payments, and determination of provisions and liabilities for pension plans, contingencies and other post retirement benefits, restructuring and taxes. We also use judgment when determining functional currencies and whether the substance of our relationship with a special purpose entity (“SPE”), subsidiary, joint venture or associate constitutes control, joint control or significant influence. Details on the estimates and judgments are further described in the relevant accounting policies in these Notes.

Other than insurance contract liabilities and investment contract liabilities, provisions are recognized for present legal or constructive obligations as a result of a past event, if it is probable that they will result in an outflow of economic resources and the amount can be reliably estimated. The amounts recognized for these provisions are the best estimates of the expenditures required to settle the present obligations or to transfer them to a third party at the statement of financial position date, considering all the inherent risks and uncertainties, as well as the time value of money. These provisions are reviewed as relevant facts and circumstances change. The unwinding of the effect of discounting is recorded in our Consolidated Statements of Operations as interest expense. Provisions included in insurance contract liabilities and investment contract liabilities are determined in accordance with Canadian accepted actuarial practice.

Consolidation, Joint Ventures and Investments in Associates

Our Consolidated Financial Statements include the results of operations and the financial position of entities controlled by SLF Inc. or its subsidiaries, including certain investment funds and SPEs, after intercompany balances and transactions have been eliminated. Control is defined as the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. Entities are fully consolidated from the date control is obtained by SLF Inc. or one of its subsidiaries, and deconsolidated on the date control ceases. The acquisition method is used to account for the acquisition of a subsidiary at the date that control is obtained, with the difference between the acquisition cost of the subsidiary and the fair value of the subsidiary’s net identifiable assets acquired recorded as goodwill. Equity interests held by external parties are shown as non-controlling interests and transactions with non-controlling interest holders are recorded in our Consolidated Statements of Changes in Equity.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 85

The equity method is used to account for joint ventures and entities over which SLF Inc. or its subsidiaries are able to exercise significant influence. Joint control is the contractually agreed sharing of control and exists only when the strategic and operating decisions require the unanimous consent of the parties sharing control. Significant influence is the power to participate in the financial and operating policies of an investee but is not control or joint control over those policies. Significant influence is generally presumed to exist when SLF Inc. or its subsidiaries holds greater than 20% but less than 50% of the voting power of the investee unless it can be demonstrated that this is not the case.

Foreign Currency Translation

Translation of Transactions in Foreign Currencies

The individual financial statements of SLF Inc. and its subsidiaries, joint ventures and associates are prepared in the currency in which they conduct their ordinary course of business, which is referred to as functional currency. Transactions occurring in currencies other than the functional currency are translated to the functional currency using the spot exchange rates at the dates of the transactions.

At the statement of financial position date, monetary assets and liabilities in foreign currencies are translated to the functional currency at the exchange rate at the statement of financial position date. Non-monetary assets and liabilities in foreign currencies that are held at fair value are translated at the statement of financial position date, while non-monetary assets and liabilities that are measured at historical cost are translated using the exchange rate at the date of the transaction.

The resulting exchange differences from the translation of monetary items and non-monetary items held at fair value, with changes in fair value recorded to income, are recognized in our Consolidated Statements of Operations. For monetary assets classified as available-for-sale (“AFS”), translation differences calculated on amortized cost are recognized in our Consolidated Statements of Operations and other changes in carrying amount are recognized in other comprehensive income (“OCI”). The exchange differences from the translation of non-monetary items classified as AFS are recognized in OCI.

Translations to the Presentation Currency

In preparing our Consolidated Financial Statements, the financial statements of foreign operations are translated from their respective functional currencies to Canadian dollars, our presentation currency. Assets and liabilities are translated at the closing exchange rate at the statement of financial position date, and income and expenses are translated using the average exchange rates. The accumulated gains or losses arising from translation of functional currencies to the presentation currency, net of the effect of any hedges, are included as a separate component of OCI within equity. Upon disposal of a foreign operation that includes loss of control, significant influence or joint control over a foreign operation, the cumulative exchange gain or loss related to that foreign operation is recognized in income.

Invested Assets

Financial Assets Excluding Derivative Financial Instruments

Financial assets include cash, cash equivalents and short-term securities, debt securities, equity securities, mortgages and loans, the financial assets included in other invested assets and policy loans. Financial assets are designated as financial assets at fair value through profit or loss (“FVTPL”) or AFS assets, or classified as loans and receivables at initial recognition. The following table summarizes the financial assets included in our Consolidated Statements of Financial Position and the asset classifications applicable to these assets.

Consolidated Statements of Financial Position line	Asset classification
Cash, cash equivalents and short-term securities	FVTPL
Debt securities	FVTPL and AFS
Equity securities	FVTPL and AFS
Mortgages and loans	Loans and receivables
Other invested assets	FVTPL and AFS
Policy loans	Loans and receivables

Mortgages and loans include mortgage loans and debt securities not quoted in an active market. Financial assets included in Other invested assets include investments in limited partnerships, segregated funds and mutual funds. Cash equivalents are highly liquid instruments with an original term to maturity of three months or less, while short-term securities have an original term to maturity exceeding three months but less than one year. Policy loans are fully secured by the policy values on which the loans are made. The accounting for each asset classification is described in the following sections.

i) Initial Recognition and Subsequent Measurement

Generally, debt securities, equity securities and other invested assets supporting our insurance contract liabilities or investment contract liabilities measured at fair value are designated as FVTPL, while debt securities, equity securities and other invested assets not supporting our insurance contract liabilities or supporting investment contract liabilities measured at amortized cost are designated as AFS. Mortgages and loans and policy loans are classified as loans and receivables. Financial assets are recognized in the Consolidated Statements of Financial Position on their trade dates, which are the dates that we commit to purchase or sell the assets.

Financial Assets at Fair Value Through Profit or Loss

Financial assets at FVTPL include financial assets that are held for trading (“HFT”), as well as financial assets that have been designated as FVTPL at initial recognition. A financial asset is classified as HFT if it is acquired principally for the purpose of selling in the near term. A financial asset can be designated as FVTPL if it eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases; or if a group of financial assets, financial liabilities or both, is managed and its performance is evaluated on a fair value basis. Cash equivalents and short-term securities have been classified as HFT. Debt securities, equity securities and other invested assets supporting insurance contract liabilities or investment contract liabilities measured at fair value have been designated as FVTPL. This

86 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

designation has been made to eliminate or significantly reduce the measurement inconsistency that would arise due to the measurement of the insurance contract or investment contract liabilities, which are based on the carrying value of the assets supporting those liabilities.

Financial assets classified as FVTPL are recorded at fair value in our Consolidated Statements of Financial Position and transaction costs are expensed immediately. Changes in fair value as well as realized gains and losses on sale are recorded in Change in fair value through profit or loss assets and liabilities in our Consolidated Statements of Operations. Interest income earned and dividends received are recorded in Interest and other investment income in our Consolidated Statements of Operations. Because the carrying value of insurance contract liabilities is determined by reference to the assets supporting those liabilities, changes in the insurance contract liabilities generally offset changes in the fair value of debt securities classified as FVTPL, except for changes that are due to impairment. The majority of equity securities and other invested assets classified as FVTPL are held to support products where investment returns are passed through to policyholders and therefore, changes in the fair value of those assets are significantly offset by changes in insurance contract liabilities.

Available-for-Sale Financial Assets

Financial assets classified as AFS are recorded at fair value in our Consolidated Statements of Financial Position and transaction costs are capitalized on initial recognition. Transaction costs for debt securities are recognized in income using the effective interest method, while transaction costs for equity securities and other invested assets are recognized in income when the asset is derecognized. Changes in fair value are recorded to unrealized gains and losses in OCI. For foreign currency translation, exchange differences calculated on the amortized cost of AFS debt securities are recognized in income and other changes in carrying amount are recognized in OCI. The exchange differences from the translation of AFS equity securities and other invested assets are recognized in OCI. Interest income earned and dividends received are recorded in Interest and other investment income in our Consolidated Statements of Operations. Net impairment losses and realized gains and losses on the sale of assets classified as AFS are reclassified from accumulated OCI to Net gains (losses) on available-for-sale assets in the Consolidated Statements of Operations.

Loans and Receivables

Loans and receivables are carried at amortized cost using the effective interest method. Transaction costs for mortgages and loans are capitalized on initial recognition and are recognized in income using the effective interest method. Realized gains and losses on the sale of mortgages and loans and interest income earned, are recorded in Interest and other investment income in our Consolidated Statements of Operations.

ii) Derecognition

A financial asset is derecognized when the contractual rights to its cash flows expire, or we have transferred our economic rights to the asset and substantially all risks and rewards. In instances where substantially all risks and rewards have not been transferred or retained, the assets are derecognized if the asset is not controlled through rights to sell or pledge the asset.

iii) Impairment

Financial assets are assessed for impairment on a quarterly basis. Financial assets are impaired and impairment losses are incurred if there is objective evidence of impairment as a result of one or more loss events and that event has an impact on the estimated future cash flows that can be reliably estimated. Objective evidence of impairment generally includes significant financial difficulty of the issuer, including actual or anticipated bankruptcy or defaults and delinquency in payments of interest or principal or disappearance of an active market for that financial asset. Objective evidence of impairment for an investment in an equity instrument or other invested asset also includes, but is not limited to, the financial condition and near-term prospects of the issuer, including information about significant changes with adverse effects that have taken place in the technological, market, economic or legal environment in which the issuer operates that may indicate that the carrying amount will not be recovered, and a significant or prolonged decline in the fair value of an equity instrument or other invested asset below its cost.

Financial Assets at Fair Value Through Profit or Loss

Since financial assets classified as FVTPL are carried at fair value with changes in fair value recorded to income, any reduction in value of the assets due to impairment is already reflected in investment income. However, the impairment of expected future cash flows from assets classified as FVTPL generally impacts the change in insurance contract liabilities due to the impact of impairment on future cash flows.

Available-for-Sale Financial Assets

When there is objective evidence that a financial asset classified as AFS is impaired, the loss in accumulated OCI is reclassified to Net gains (losses) on available-for-sale assets in our Consolidated Statements of Operations. Following impairment loss recognition, a debt security continues to be carried at fair value with changes in fair value recorded in OCI, and it is assessed quarterly for further impairment loss or reversal. Subsequent losses on an impaired equity security or other invested asset, including losses relating to foreign currency changes, are reclassified from OCI to income in subsequent reporting periods until the asset is derecognized. Once an impairment loss on a debt security classified as AFS is recorded to income, any reversal of impairment loss through income occurs only when the recovery in fair value is objectively related to an event occurring after the impairment was recognized. Impairment losses on an equity security or other invested asset classified as AFS are not reversed through income.

Loans and Receivables

If an impairment loss on an individual mortgage or loan has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. For collateralized financial assets, the present value of the estimated future cash flows reflects the cash flows that may result from foreclosure less costs to sell, whether or not foreclosure is probable. If no evidence of impairment exists for an individually assessed mortgage or loan, it is included in a group of loans with similar credit risk characteristics and collectively assessed for impairment.

When an impairment loss has been incurred, the carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in income. If the impairment loss subsequently decreases and the decrease can be related

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 87

objectively to an event occurring after the initial impairment charge was recognized, the previous impairment charge is reversed by adjusting the allowance account and the reversal is recognized in income. Interest income is recognized on impaired mortgages and loans using the effective interest rate method and it is based on the estimated future cash flows used to measure the impairment loss.

Changes in the allowance account, other than write-offs net of recoveries, are charged against Interest and other investment income in our Consolidated Statements of Operations. Write offs, net of recoveries, are deducted from the allowance account when there is no realistic prospect of recovery, which is typically not before de-recognition of the asset through foreclosure or sale.

Derivative Financial Instruments

All derivative financial instruments are recorded at fair value in our Consolidated Statements of Financial Position. Derivatives with a positive fair value are recorded as Derivative assets while derivatives with a negative fair value are recorded as Derivative liabilities.

The accounting for the changes in fair value of a derivative instrument depends on whether or not it is designated as a hedging instrument for accounting purposes. Changes in fair value of derivatives that are not designated as hedging instruments for accounting purposes, which are defined as derivative investments, and embedded derivatives that are bifurcated are recorded in Change in fair value through profit or loss assets and liabilities in our Consolidated Statements of Operations. Income earned or paid on these derivatives is recorded in Interest and other investment income in our Consolidated Statements of Operations. Hedge accounting is applied to certain derivatives to reduce income statement volatility. When certain qualification criteria are met, hedge accounting recognizes the offsetting effects of hedging instruments and hedged items in income or defers the effective portion of changes in fair value of hedging instruments in OCI until there is a recognition event, such as the occurrence of a forecasted transaction or the disposal of a net investment in a foreign subsidiary. All hedging relationships are documented at inception and hedge effectiveness is assessed on a quarterly basis.

Fair Value Hedges

Certain interest rate swaps and foreign currency forwards are designated as fair value hedges of the interest rate or foreign exchange rate risks associated with AFS assets. Changes in fair value of the derivatives are recorded in Interest and other investment income in our Consolidated Statements of Operations. The change in fair value of the AFS assets related to the hedged risk is reclassified from OCI to income. As a result, ineffectiveness, if any, is recognized in income to the extent that changes in fair value of the derivatives and AFS assets do not offset. Interest income earned and paid on the AFS assets and swaps in the fair value hedging relationships are recorded in Interest and other investment income in the Consolidated Statements of Operations.

Cash Flow Hedges

Certain equity forwards are designated as cash flow hedges of the anticipated payments of awards under certain share-based payment plans. Changes in fair value based on spot price changes are recorded to OCI, with the spot to forward differential and any ineffectiveness recognized in Interest and other investment income in the Consolidated Statements of Operations. A portion of the amount included in OCI related to these forwards is reclassified to income as a component of operating expenses as the liabilities are accrued for the share-based payment awards over the vesting periods.

Net Investment Hedges

Certain swaps are designated as net investment hedges to reduce foreign exchange fluctuations associated with certain net investments in funding of foreign subsidiaries. Changes in fair value of these swaps based on forward prices are recorded to foreign exchange gains and losses in OCI, offsetting the respective foreign currency translation gains or losses arising from the underlying net investments in foreign subsidiaries. All amounts recorded to or from OCI are net of related taxes. If the hedging relationship is terminated, amounts deferred in accumulated OCI continue to be deferred until there is a disposal or partial disposal of our net investment in the hedged foreign subsidiary. Interest earned and paid on the swaps is recorded in Interest and other investment income in the Consolidated Statements of Operations.

Embedded Derivatives

An embedded derivative is a component of a host contract that modifies the cash flows of the host in a manner similar to a derivative, according to a specified interest rate, financial instrument price, foreign exchange rate underlying index or other variable. We are required to separate embedded derivatives from the host contract, if an embedded derivative has economic and risk characteristics that are not closely related to the host contract, meets the definition of a derivative, and the combined contract is not measured at fair value with changes recognized in income. If an embedded derivative is separated from the host contract, it will be accounted for as a derivative. For further details on embedded derivatives in insurance contracts, see the Insurance Contract Liabilities accounting policy in this Note.

Investment Properties

Investment properties are real estate held to earn rental income or for capital appreciation. Properties held to earn rental income or for capital appreciation that have an insignificant portion that is owner-occupied are classified as investment properties. Properties that do not meet these criteria are classified as property and equipment. Expenditures related to ongoing maintenance of properties incurred subsequent to acquisition are expensed. Investment properties are initially recognized at transaction price including transaction costs in our Consolidated Statements of Financial Position. These properties are subsequently measured at fair value with changes in value recorded to Change in fair value through profit or loss assets and liabilities in our Consolidated Statements of Operations. Fair value is supported by market evidence, as assessed by qualified appraisers. All assets are appraised annually and reviewed quarterly for material changes. External appraisals are obtained at least once every two years. In all cases, the valuation methodology used is a recognized or accepted approach in accordance with the valuation standards of the Appraisal Institutes of Canada or the United States.

Other Invested Assets – Non-Financial Assets

Other invested assets also include non-financial assets such as investments in associates and joint ventures, which are accounted for using the equity method. Investments in associates and joint ventures are initially recorded at cost. Subsequent adjustments to the investment are made for our share of net income or loss and our share of OCI. Our share of net income is recorded in Interest and other investment income in our Consolidated Statements of Operations and our share of OCI is recorded in our Consolidated Statements of Comprehensive Income (Loss). Impairment losses on equity method investments are recognized when events or changes in circumstances indicate that they are impaired. The impairment loss recognized is the difference between the carrying amount and the recoverable amount.

88 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

Other Assets

Other assets include receivables, deferred acquisition costs, investment income due and accrued as well as prepaid expenses.

Deferred acquisition costs arising from service contracts or from service components of investment contracts are amortized over the expected life of the contracts based on the future expected fees.

Reinsurance Assets

In the normal course of business, we use reinsurance to limit exposure to large losses. We have a retention policy which requires that such arrangements be placed with well-established, highly rated reinsurers. Reinsurance assets are measured consistently with the amounts associated with the underlying insurance contracts and in accordance with the terms of each reinsurance contract. Amounts due to or from reinsurers with respect to premiums received or paid claims are included in Other assets and Other liabilities in the Consolidated Statements of Financial Position. Premiums for reinsurance ceded are presented as premiums ceded in the Consolidated Statements of Operations. Reinsurance expenses (recoveries), as presented in our Consolidated Statements of Operations, denote reinsurance expenses and expense recoveries resulting from reinsurance agreements.

Reinsurance assets are subject to impairment testing. If impaired, the carrying value is reduced, and an impairment loss is recognized in Reinsurance expenses (recoveries) in our Consolidated Statements of Operations. Impairment occurs when objective evidence exists (as a result of an event) after the initial recognition of the reinsurance asset indicating that not all amounts due under the terms of the contract will be received, and the impairment can be reliably measured.

Reinsurance assumed is accounted for as an insurance, investment or service contract depending on the underlying nature of the agreement and if it meets the definition of an insurance, investment or service contract. For the accounting for these types of contracts, see the respective policy section in this Note.

Property and Equipment

Owner-occupied properties and all other items classified as property and equipment are carried at historical cost less accumulated depreciation and impairment.

Borrowing costs incurred from the time of acquisition to the time when substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are complete are capitalized as part of the cost of the property, while borrowing costs and repairs and maintenance incurred subsequent to the acquisition of the property are charged through operating expenses during the period in which they are incurred. Other subsequent costs are included in the assets’ carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to us and the cost of the item can be measured reliably.

Depreciation of property and equipment, excluding land which is not depreciated, is calculated using a straight-line method and amortized to their residual values over their estimated useful lives as follows:

Owner-occupied properties	25 to 49 years
Furniture, computers, other office equipment and leasehold improvements	2 to 10 years

The assets’ residual values, useful lives and method of depreciation are reviewed regularly, at a minimum at the end of each fiscal year, and adjusted if appropriate. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is considered to be impaired and it is written down immediately to its recoverable amount. In the event of an improvement in the estimated recoverable amount, the related impairment may be reversed. Gains and losses on disposal of property and equipment are determined by reference to their carrying amount, and are recognized in the Consolidated Statements of Operations.

Intangible Assets

Intangible assets consist of finite-life and indefinite-life intangible assets. Finite-life intangible assets are amortized on a straight-line basis over varying periods of up to 40 years, and are charged through operating expenses. The useful lives of finite-life intangible assets are reviewed annually, and the amortization is adjusted as necessary. Indefinite-life intangibles are not amortized, and are assessed for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Impairment is assessed by comparing the carrying values of the indefinite-life intangible assets to their recoverable amounts. If the carrying values of the indefinite-life intangibles exceed their recoverable amounts, these assets are considered impaired, and a charge for impairment is recognized in our Consolidated Statements of Operations.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable tangible and intangible assets of the acquired businesses. It is carried at original cost less any impairment subsequently incurred. Goodwill is assessed for impairment annually or more frequently if events or circumstances occur that may result in the recoverable amount of a cash generating unit (“CGU”) falling below its carrying value. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of cash inflows from other groups of assets. The goodwill balances are allocated to either individual or groups of CGUs that are expected to benefit from the synergies of the business combination. Goodwill impairment is quantified by comparing a CGU’s carrying value to its recoverable amount, which is the higher of fair value less cost to sell and value in use. Impairment losses are recognized immediately and may not be reversed in future periods.

Insurance Contract Liabilities

Insurance contracts are contracts under which we accept significant insurance risk from a policyholder by agreeing to compensate the policyholder if a specified uncertain future event adversely affects the policyholder. The presence of significant insurance risk in individual contracts is assessed by reviewing books of contracts with homogeneous risk features.

As discussed in the Segregated Funds section of this Note, certain insurance contracts under which the policyholder bears the risks associated with the underlying investments are classified as Insurance contracts for account of segregated fund holders in our Consolidated Statements of Financial Position.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 89

Insurance contract liabilities, including policy benefits payable and provisions for policyholder dividends, are determined in accordance with Canadian accepted actuarial practice and any requirements of OSFI. As confirmed by guidance provided by the Canadian Institute of Actuaries (“CIA”), the current Canadian Asset Liability Method (“CALM”) of valuation of insurance contract liabilities satisfies the IFRS 4 Insurance Contracts requirements for eligibility for use under IFRS. Under CALM, liabilities are set equal to the statement of financial position value of the assets required to support them.

Some insurance contracts contain discretionary participation features (“DPF”), whereby the policyholder has the right to receive potentially significant additional benefits based on the actual investments and other experience on a block of similar contracts. IFRS allows the non-guaranteed, or participating, elements of such contracts to be classified as either a liability or as equity, depending on the nature of our obligation to the policyholder. The contracts issued by us contain constructive obligations to the policyholder with respect to the DPF of the contracts. We have therefore elected to classify these features as a liability, consistent with accounting treatment under CALM, and in accordance with guidance provided by the CIA.

Derivatives embedded in insurance contracts are treated as separate derivatives and measured at fair value with changes in fair value recognized in income, except when the embedded derivative itself meets the definition of an insurance contract under IFRS, or when the risks and characteristics are closely related to those of the host contracts or when the derivative is the policyholder’s option to surrender an insurance contract for a fixed amount or an amount based on a fixed amount and an interest rate. The derivatives that have not been separated are accounted for as insurance contract liabilities.

Financial Liabilities

Investment Contract Liabilities

Contracts issued by us that do not transfer significant insurance risk, but do transfer financial risk from the policyholder to us, are financial liabilities and are accounted for as investment contracts. Service components of investment contracts are treated as service contracts. For further details on how service components of investment contracts are treated, see the Service Contracts accounting policy in this Note.

Liabilities for investment contracts without DPF are measured at FVTPL or amortized cost. Contracts recorded at FVTPL are measured at fair value at inception and each subsequent reporting period. Contracts recorded at amortized cost are initially recognized at fair value, less transaction costs directly attributable to the issue of the contract. These liabilities are derecognized when the obligation of the contract is discharged, cancelled or expired. At each subsequent period, the contracts are measured at amortized cost using the effective interest method. Changes in fair value of investment contract liabilities recorded at FVTPL and amortization on contracts recorded at amortized cost are recorded as an Increase (decrease) in investment contract liabilities in our Consolidated Statements of Operations. Deposits collected from and payments made to contract holders are recorded as an Increase and decrease in investment contract liabilities in our Consolidated Statements of Financial Position.

As discussed in the Segregated Funds section of this Note, certain investment contracts under which the policyholder bears the risks associated with the underlying investments are classified as Investment contracts for account of segregated fund holders in the Consolidated Statements of Financial Position.

The accounting for Investment contracts that contain DPF is described in the Insurance Contract Liabilities section of this Note.

Other Liabilities

Other liabilities include accounts payable, bond purchase agreements, senior financing, provisions, and deferred income and are measured at amortized cost. Deferred income arises from investment contracts where funds are received in advance of services provided.

Senior Debentures, Innovative Capital Instruments and Subordinated Debt

Senior debentures, innovative capital instruments and subordinated debt liabilities are recorded at amortized cost using the effective interest method. Transaction costs are recorded as part of the liability and are recognized in income using the effective interest method. These liabilities are derecognized when the obligation of the contract is discharged, cancelled or expired.

Service Contracts

Contracts issued by us that do not transfer significant insurance risk and do not transfer financial risk from the policyholder to us are classified as service contracts. Service components of investment contracts are also accounted for as service contracts. Fee income earned from these contracts is described in the Premium and Fee Income Recognition accounting policy section of this Note. Deferred acquisition costs are described under the Other Assets accounting policy section of this Note. Where the cost of meeting the obligations of the contract exceed the economic benefits expected to be received under it, a provision is set up in other liabilities.

Segregated Funds

Segregated funds are products for which we issue a contract where the benefit amount is directly linked to the fair value of the investments held in the particular segregated fund. Although the underlying assets are registered in our name and the segregated fund contract holder has no direct access to the specific assets, the contractual arrangements are such that the segregated fund policyholder bears the risk and rewards of the fund’s investment performance. In addition, certain contracts include guarantees from us. We derive fee income from segregated funds, which is included in Fee income in our Consolidated Statements of Operations. Policyholder transfers between general funds and segregated funds are included in Net transfers to (from) segregated funds in the Consolidated Statements of Operations. Deposits to segregated funds are reported as increases in segregated funds liabilities and are not reported as revenues in our Consolidated Statements of Operations.

Investments for Account of Segregated Fund Holders

Investments for account of segregated fund holders are recorded separately from the Total general fund assets in our Consolidated Statements of Financial Position and are carried at fair value. Fair values are determined using quoted market values or, where quoted market values are not available, estimated fair values as determined by us.

90 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

Insurance Contracts for Account of Segregated Fund Holders

Insurance contracts for account of segregated fund holders are recorded separately from the Total general fund liabilities in our Consolidated Statements of Financial Position. Insurance contracts under which the segregated fund holders bear the risks associated with the underlying investments are classified as insurance contracts for account of segregated fund holders. The liabilities reported as insurance contracts for account of segregated fund holders are measured at the aggregate of the policyholder account balances. Changes in the fair value of the invested assets of the segregated funds are recorded in net realized and unrealized gains (losses) within the segregated fund and are not recorded in our Consolidated Statements of Operations.

Other assets and liabilities associated with these insurance contracts, such as origination costs and the liabilities associated with guarantees provided by us, are included in general fund liabilities in Insurance contracts in the Consolidated Statements of Financial Position.

Investment Contracts for Account of Segregated Fund Holders

Investment contracts for account of segregated fund holders are recorded separately from the Total general fund liabilities in our Consolidated Statements of Financial Position. Investment contracts under which the segregated fund holders bear the risks associated with the underlying investments are classified as investment contracts for account of segregated fund holders. The liabilities reported as investment contracts for account of segregated fund holders are measured at the aggregate of the policyholder account balances.

Other liabilities associated with these investment contracts, such as onerous contract provisions required for service components, are included with general fund liabilities in Investment contracts in the Consolidated Statements of Financial Position.

Income Taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. Deferred income tax is provided using the liability method on temporary differences at the statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Current and deferred income tax relating to items recognized directly in equity is recognized in equity and not in our Consolidated Statements of Operations. Interest and penalties payable to taxation authorities are recorded in Operating expenses in our Consolidated Statements of Operations.

Deferred income tax assets and liabilities are calculated based on income tax rates and laws that are expected to apply when the liability is settled or the asset is realized, which are normally those enacted or considered substantively enacted at our Consolidated Statements of Financial Position dates. Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where we control the timing of the reversal of the temporary difference and it is apparent that the temporary difference will not reverse in the foreseeable future. No deferred income tax asset or liability is recognized in relation to temporary differences that arise from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, did not affect either the accounting profit or taxable profit or loss. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities, the deferred income taxes relate to the same legal entity and the same taxation authority and we intend either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

In determining the impact of taxes, we are required to comply with Canadian accepted actuarial practice and IFRS. CALM requires that all projected cash flows associated with insurance contract liabilities, including income taxes, be included in the determination of insurance contract liabilities. The insurance contract liabilities are therefore determined including all policy-related income tax effects on a discounted basis, and then adjusted for any related deferred income tax assets and liabilities held in accordance with IFRS. The net result of this adjustment is to leave the discounting effect of the deferred income taxes associated with temporary differences on policy-related tax items in the insurance contract liabilities.

Pension Plans and Other Post-Retirement Benefits

For defined benefit plans the present value of the defined benefit obligation is calculated by independent actuaries using the projected unit credit method, and actuarial assumptions that represent best estimates of future variables that will affect the ultimate cost of these obligations. Plan assets are measured at fair value and are held in separate trustee administered funds. The difference between the fair value of the plan assets and the present value of the defined benefit obligation, adjusted for any historic unrecognized actuarial gains or losses and past service cost is recognized on the Consolidated Statements of Financial Position as an asset or liability.

Actuarial gains and losses are accounted for using the corridor method. Actuarial gains and losses are amortized to income over the average remaining service period of active employees expected to receive benefits under the plan, but only to the extent that such gains or losses exceed 10% of the greater of plan assets or the benefit obligation at the beginning of the year.

Dividends

Dividends payable to holders of shares of SLF Inc. are recognized in the period in which they are authorized or approved. Dividends that have been reinvested in additional common shares under the Dividend Reinvestment and Share Purchase Plan (“DRIP”) are also reflected as dividends within retained earnings. Where SLF Inc. has issued common shares from treasury under the DRIP, the additional shares have been reflected in common shares.

Premium and Fee Income Recognition

Gross premiums for all types of insurance contracts excluding segregated fund contracts are generally recognized as revenue when due.

Fee income includes fund management and other asset-based fees, commissions from intermediary activities, fees on service contracts and is recognized when services are rendered.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 91

Share-Based Payments

Stock options of SLF Inc. granted to employees are accounted for as equity-settled share-based payment transactions. The total compensation expense for stock options is computed based on the fair value of the stock option at the date of grant and the estimated number of options expected to vest at the end of the vesting period. The expense is recognized over the vesting period as compensation expense in Operating expenses in the Consolidated Statements of Operations, with an offset to contributed surplus in our Consolidated Statements of Changes in Equity. When options are exercised, new shares are issued, contributed surplus is reversed and the shares issued are credited to common shares in our Consolidated Statements of Changes in Equity.

Other share-based payment plans based on the value of SLF Inc.’s shares are accounted for as cash-settled share-based payment transactions. The total liabilities for these plans are computed based on the estimated number of awards expected to vest at the end of the vesting period. The liabilities are recomputed at the end of each reporting period and are measured at the fair value of the award at that reporting date. The liabilities are accrued and expensed on a straight-line basis over the vesting periods. The liabilities are paid in cash at the end of the vesting period.

Share-based payment awards within MFS Investment Management (“MFS”) which are based on their own shares, are accounted for as cash-settled share-based payment awards. The vested and unvested awards, as well as the shares that have been issued under these plans, are recognized as liabilities because the subsidiary has a practice of purchasing the issued shares from employees after a specified holding period. The total liabilities for these plans are computed based on the estimated number of awards expected to vest at the end of the vesting period. The liabilities are accrued over the vesting period and are measured at fair value at each reporting period with the change in fair value recognized as compensation expense. The liabilities are paid in cash when the shares are purchased from the employees.

1.B Changes in Accounting Policies

The following new standards and amendments to existing standards were issued by the IASB and are expected to be adopted by us in future years.

Future Changes Expected to be Adopted in 2012

In October 2010, IFRS 7 Financial Instruments: Disclosures was amended to revise the disclosures related to transfers of financial assets. The revised disclosures will help users of financial statements evaluate the risk exposures relating to transfers of financial assets and the effect of those risks on an entity’s financial position and provide transparency in the reporting of these transactions, particularly those that involve securitization of financial assets. The amended disclosure requirements will be applicable for us in 2012 and we are currently assessing the impact on our Consolidated Financial Statements.

In December 2010, IAS 12 Income Taxes was amended regarding deferred tax and the recovery of underlying assets. The amendments provide an approach for measuring deferred tax liabilities and deferred tax assets when investment properties are measured at fair value. These amendments are effective on January 1, 2012. The adoption of these amendments will not impact our Consolidated Financial Statements as the amendments are consistent with our current accounting policy.

Future Changes Expected to be Adopted in 2013 or Later

In May 2011, IFRS 10 Consolidated Financial Statements was issued, which replaces the consolidation guidance in IAS 27, Consolidated and Separate Financial Statements and SIC-12 Consolidation-Special Purpose Entities. It defines the principle of control, establishes control as the basis for determining which entities are consolidated, and sets out the requirements for the preparation of consolidated financial statements. Under the standard, an investor controls an investee when it has power over the investee, exposure or rights to variable returns from its involvement with the investee, and the ability to use its power over the investee to affect the amount of the investor’s returns. IFRS 10 is effective for annual periods beginning on or after January 1, 2013. We are currently assessing the impact the adoption of this standard will have on our Consolidated Financial Statements.

In May 2011, IFRS 11 Joint Arrangements was issued which replaces IAS 31, Interests in Joint Ventures. It requires a party to a joint arrangement to determine the type of arrangement in which it is involved by assessing its rights and obligations from the arrangement. It eliminates the option to use the proportionate consolidation method for joint ventures and requires that the equity method be applied to account for our investment in these entities. This standard is effective for annual periods beginning on or after January 1, 2013. We are currently assessing the impact the adoption of this standard will have on our Consolidated Financial Statements.

In May 2011, IFRS 12 Disclosure of Interests in Other Entities was issued, which applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity. IFRS 12 requires that an entity disclose information that enables users of financial statements to evaluate the nature of, and risks associated with, its interests in other entities and to evaluate the effects of those interests on its financial position, financial performance and cash flows. We are currently assessing the impact the adoption of this standard will have on our Consolidated Financial Statements.

As a result of the issuance of IFRS 10, IFRS 11 and IFRS 12, both the current IAS 27 Consolidated and Separate Financial Statements and IAS 28 Investments in Associates, were amended. The requirements related to separate financial statements will remain in IAS 27 while the requirements related to consolidated financial statements are replaced by IFRS 10. The disclosure requirements currently in IAS 28 are replaced with IFRS 12. The amendments are effective for annual periods beginning on or after January 1, 2013. The amendments to IAS 27 and IAS 28 are not expected to have a material impact on our Consolidated Financial Statements.

In May 2011, IFRS 13 Fair Value Measurement was issued. IFRS 13 defines fair value and sets out a single framework for measuring fair value when measurement at fair value is required by other IFRS standards, and requires disclosures about fair value measurement. This standard is effective for annual periods beginning on or after January 1, 2013. We are currently assessing the impact the adoption of this standard will have on our Consolidated Financial Statements.

In June 2011, IAS 19 Employee Benefits was amended. Under the amended standard, actuarial gains and losses will no longer be deferred or recognized in profit or loss, but will be recognized immediately in other comprehensive income. Past service costs will be recognized in the period of a plan amendment and the annual expense for a funded plan will include net interest expense or income using the discount rate to the net defined benefit asset or liability. The amendments also require changes to the presentation in the

92 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

consolidated financial statements and enhanced disclosures for defined benefit plans. This amended standard is effective for annual periods beginning on or after January 1, 2013. We are currently assessing the impact the adoption of these amendments will have on our Consolidated Financial Statements.

In June 2011, IAS 1 Presentation of Financial Statements was amended regarding the presentation of items in other comprehensive income. The amendments require separate presentation within other comprehensive income of items that are potentially reclassifiable to profit or loss subsequently and those that will not be reclassified to profit or loss. The amendments are effective for annual periods beginning on or after July 1, 2012. We are currently assessing the impact the adoption of these amendments will have on our Consolidated Financial Statements.

In December 2011, amendments to IFRS 7 Financial Instruments: Disclosures were issued which require additional disclosures about the effects of offsetting financial assets and financial liabilities and related arrangements. The new disclosures will require entities to disclose gross amounts subject to rights of set off, amounts set off, and the related net credit exposure. The disclosures are intended to help investors understand the effect or potential effect of offsetting arrangements on a company’s financial position. The new disclosures are effective for annual periods beginning on or after January 1, 2013. We are currently assessing the impact the adoption of these amendments will have on our Consolidated Financial Statements.

In December 2011, amendments to IAS 32 Financial Instruments: Presentation were issued to address inconsistencies in current practice in the application of the offsetting criteria in IAS 32 by providing certain clarifications. The amendments are effective for annual periods beginning on or after January 1, 2014. We are currently assessing the impact the adoption of these amendments will have on our Consolidated Financial Statements.

In November 2009, IFRS 9 Financial Instruments was issued and subsequently amended in October 2010. The current IFRS 9, which addresses the classification and measurement of financial assets and liabilities, is the first phase of a three phase project to replace IAS 39 Financial Instruments: Recognition and Measurement. It requires financial assets to be measured at fair value or amortized cost on the basis of their contractual cash flow characteristics and the entity’s business model for managing the assets. It also changes the accounting for financial liabilities measured using the fair value option. The IASB continues to deliberate on the other two phases of the project, which address impairment and hedge accounting. IFRS 9 was originally issued with an effective date of annual periods beginning on or after January 1, 2013. However, in December 2011, the effective date was deferred to January 1, 2015. The December amendments also provide relief from the requirements to restate comparative financial statements. We are currently assessing the impact that the various phases of this project may have on our Consolidated Financial Statements.

2. IFRS 1 – First Time Adoption

The Canadian Accounting Standards Board (“AcSB”) requires that Canadian publicly accountable entities prepare their financial statements in accordance with IFRS for fiscal years beginning on or after January 1, 2011. As these financial statements represent the presentation of our results and financial position under IFRS, they were prepared in accordance with IFRS 1 First Time Adoption of International Financial Reporting Standards (“IFRS 1”). IFRS 1 requires retrospective application of all IFRS standards, with certain optional exemptions and mandatory exceptions, which are described further in this Note. The accounting policies described in Note 1 have been applied consistently to all periods presented in our Consolidated Financial Statements with the exception of the optional exemptions elected and the mandatory exceptions required. At the Transition Date, an opening statement of financial position was prepared under IFRS.

Our 2010 Annual Consolidated Financial Statements were previously prepared in accordance with Canadian GAAP. In this Note our transition to IFRS is explained through the following:

2.A First Time Adoption Optional Exemptions and Mandatory Exceptions to Retrospective Application of IFRS

This section describes the standards for which IFRS was not applied retrospectively as available in IFRS 1.

2.B Reconciliations of Total Equity and Comprehensive Income from Canadian GAAP to IFRS

Quantitative and qualitative explanations are included in this section to explain the differences between Canadian GAAP and IFRS in total equity and comprehensive income.

2.C Reconciliation of Opening Consolidated Statement of Financial Position from Canadian GAAP to IFRS

This section explains quantitatively and qualitatively the impact and differences between Canadian GAAP and IFRS.

2.D Reconciliation of Consolidated Cash Flow from Canadian GAAP to IFRS

This section explains the impact and differences between Canadian GAAP and IFRS

2.A First Time Adoption Optional Exemptions and Mandatory Exceptions to Retrospective Application of IFRS

As previously noted, IFRS 1 requires retrospective application of all IFRS standards with certain optional exemptions and mandatory exceptions. The optional exemptions elected and the mandatory exceptions to retrospective application of IFRS are described below and the quantification of these are discussed in Section B of this Note.

2.A.i Optional Exemptions

1. Cumulative Foreign Currency Translation Differences

Retrospective application of IFRS would require us to determine cumulative foreign currency translation differences in accordance with IAS 21 The Effects of Changes in Foreign Exchange Rates, from the date a subsidiary or equity method investee was formed or acquired. IFRS 1 permits cumulative translation differences to be reset to zero at the Transition Date. We have elected to reset all cumulative foreign currency translation differences in accumulated OCI to zero with an offset to retained earnings as at the Transition Date.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 93

2. Cumulative Unrecognized Actuarial Losses on Employee Benefits

IAS 19 Employee Benefits, requires retrospective application for the recognition of all cumulative actuarial gains and losses on pension plans and other post-retirement benefits. IFRS 1 provides the option to recognize all deferred cumulative unamortized actuarial gains and losses on defined benefit pension plans and other benefits plans under Canadian GAAP in opening equity at the Transition Date and provide disclosures on a prospective basis. We have taken this option, resulting in the cumulative amount of actuarial losses on our defined benefit pension plans and other benefits plans being recognized in retained earnings at the Transition Date.

3. Financial Instruments

IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”) sets out the classification and designation requirements for financial instruments at the date of initial recognition, which is the date the entity becomes a party to the contractual provisions of the financial instrument. However, IFRS 1 allows for revised designation of financial instruments held at the Transition Date as AFS or FVTPL. The revised designations have been done primarily to reduce measurement inconsistencies or accounting mismatch.

4. Business Combinations

The retrospective application of IFRS 3R (Revised) Business Combinations (January 2008) (“IFRS 3R”), would require the restatement of all business combinations that occurred prior to the Transition Date. IFRS 1 provides an option not to apply IFRS 3R retrospectively to acquisitions that occurred before the Transition Date and we have elected this optional exemption. Therefore, no adjustments were required to retained earnings or other balances as a result of the adoption of IFRS 3R. As we have elected not to apply IFRS 3R retrospectively, we have applied the accounting requirements in IAS 27 Consolidated and Separate Financial Statements (“IAS 27”), for transactions with non-controlling interests prospectively from the Transition Date.

5. Share-Based Payments

Under IFRS, a first-time adopter is encouraged but not required to apply IFRS 2 Share-Based Payment, to liabilities arising from share-based payment transactions that were settled before the Transition Date. We have taken this exemption and have not applied IFRS 2 Share-Based Payment to liabilities settled prior to the Transition Date.

6. Borrowing Costs

IAS 23 Borrowing Costs, requires that borrowing costs directly attributable to the acquisition, construction or production of an asset be capitalized using the weighted average of applicable borrowing costs. We have elected to apply this standard prospectively from the Transition Date.

2.A.ii Mandatory Exceptions

1. Hedging Relationships

Hedge accounting can only be applied from the Transition Date to hedging relationships that satisfy the hedge accounting criteria in IAS 39 at that date. As at the Transition Date, we reclassified amounts from accumulated OCI to retained earnings relating to hedging relationships under Canadian GAAP that are no longer designated as hedges under IFRS.

2. Estimates

Estimates made in accordance with IFRS at the Transition Date are consistent with estimates we previously made under Canadian GAAP.

94 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

2.B Reconciliations of Total Equity and Comprehensive Income from Canadian GAAP to IFRS

2.B.i Reconciliation of Total Equity

The following tables reconcile the total equity as previously reported under Canadian GAAP to the amounts reported under IFRS as at the Transition Date of January 1, 2010 and December 31, 2010. Certain adjustments did not impact total equity but resulted in reclassifications between amounts in OCI, retained earnings and contributed surplus. A separate reconciliation is provided for the amounts reclassified between OCI, retained earnings and contributed surplus as at January 1, 2010. Explanations for each of the adjustments to equity are included in section 2.B.iv that follows the reconciliations.

As at	Item	December 31, 2010	January 1, 2010
Total equity as reported under Canadian GAAP		$18,359	$17,337
Adjustments to total equity under IFRS:
Reclassification of Non-controlling interests	1	24	24
Consolidation:
Consolidation of special purpose entities	2	19	33
Reversal of dilution gains	3	(36)	–
Asset and contract remeasurements:
Property and equipment at cost less accumulated depreciation	4	(183)	(180)
Investment properties adjustment to fair value	5	2	71
Deferred net realized gains on real estate reversed	6	219	225
Limited partnerships and private equities to fair value	7	37	44
Private debt reclassification to loans and receivables	8	(532)	(613)
Investment contract liabilities remeasurements	9	(74)	(61)
Insurance contract liabilities remeasurements	10	368	369
IFRS exemptions and other:
Impairment of goodwill	11	(1,771)	(1,833)
Share-based payments	12	(241)	(129)
Cumulative unrecognized actuarial losses on employee benefits	13	(434)	(450)
Income taxes	14	314	304
Total adjustments to equity under IFRS		$(2,288)	$(2,196)
Total equity as reported under IFRS		$16,071	$15,141

2.B.ii Reclassifications Between Components of Total Equity

The following table shows the reclassifications between OCI, retained earnings and capital and contributed surplus (includes preferred shares, common shares and contributed surplus). There were no adjustments to preferred shares or common shares.

As at January 1, 2010	Item	Capital and contributed surplus	Retained earnings	Accumulated OCI	Total
Equity reported under Canadian GAAP		$9,000	$10,882	$(2,545)	$17,337
Reclassifications between components of equity under IFRS
Reset cumulative foreign currency translation differences(1)	15	–	(2,637)	2,637	–
Derivatives and hedge accounting	16	–	(40)	40	–
Share-based payments	12	(52)	52	–	–
Total reclassifications between components of equity under IFRS		$(52)	$(2,625)	$2,677	$–
Equity before IFRS adjustments		$8,948	$8,257	$132	$17,337

(1)	This adjustment is net of tax of $90

2.B.iii Reconciliation of Comprehensive Income

The following table reconciles total net income and total comprehensive income as reported under Canadian GAAP to the amounts reported under IFRS for the periods presented. In addition to the items included in the reconciliation that follows, certain amounts in our Consolidated Statements of Operations have been presented differently under IFRS as compared to Canadian GAAP, without impacting total net income or total comprehensive income. Most of the income items that are presented differently under IFRS are due to their presentation under our opening IFRS Consolidated Statement of Financial Position. Further explanations of the statement of financial position reclassifications and consolidations affecting our Consolidated Statements of Operations presentation can be found in Section 2.C of this Note as part of the explanation of the differences between Canadian GAAP and IFRS for the opening statement of financial position.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 95

	Item	For the year ended December 31, 2010
Total net income as reported under Canadian GAAP		$1,685
Reclassification of non-controlling interests	1	23
		$1,708
Adjustments to total net income (loss):
Consolidation:
Consolidation of special purpose entities	2	(8)
Reversal of dilution gains	3	(29)
Asset and contract remeasurements:
Property and equipment at cost less accumulated depreciation	4	(6)
Investment properties adjustment to fair value	5	(90)
Deferred net realized gains on real estate reversed	6	1
Limited partnerships and private equities to fair value	7	4
Private debt reclassification to loans and receivables	8	67
Investment contract liabilities remeasurements	9	(17)
Insurance contract liabilities remeasurements	10	10
Derivatives and hedge accounting	16	24
IFRS exemptions and other:
Share-based payments	12	(132)
Cumulative unrecognized actuarial losses on employee benefits	13	6
Foreign currency translation differences	17	(38)
Income taxes	14	18
Total adjustments to total net income (loss)		$(190)
Total net income (loss) as reported under IFRS		$1,518
Total other comprehensive income (loss) as reported under Canadian GAAP		$(330)
Adjustments to other comprehensive income (loss):
Foreign currency translation differences	17	100
Derivatives and hedge accounting	16	(6)
Limited partnerships and private equities to fair value	7	(10)
Private debt reclassification to loans and receivables	8	3
Consolidation of special purpose entities	2	1
Owner occupied property transferred to investment properties	18	8
Income taxes	14	(4)
Total adjustments to other comprehensive income (loss)		$92
Total other comprehensive income (loss) as reported under IFRS		$(238)
Total comprehensive income as reported under Canadian GAAP		$1,378
Total comprehensive income as reported under IFRS		$1,280
Basic EPS – Canadian GAAP	19	$2.79
Basic EPS – IFRS	19	$2.48
Diluted EPS – Canadian GAAP	19	$2.76
Diluted EPS – IFRS	19	$2.39

2.B.iv Analysis of Adjustments to Equity and Comprehensive Income Due to the Adoption of IFRS

The following sections describe the adjustments to equity and comprehensive income shown in the preceding tables in further detail. Adjustments to equity in periods subsequent to the Transition Date may change due to fluctuations in the foreign exchange rates for each reporting period.

1. Reclassification of Non-Controlling Interests

Under Canadian GAAP, non-controlling interests were presented separately from total equity in our Consolidated Statements of Financial Position. In accordance with IAS 27, non-controlling interests are presented as part of equity, separate from the parent company shareholders’ equity, resulting in an adjustment to total equity on the Transition Date. As a result, income attributable to non-controlling interests is included in total net income under IFRS.

2. Consolidation of Special Purpose Entities

Under IFRS, we are required to consolidate SPEs where we have control, based on the substance of the relationship between us and the SPE which differs from the consolidation model used under Canadian GAAP for these types of entities.

96 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

As a result, we have consolidated the assets and liabilities of certain securitization structures that meet the definition of an SPE under our control under IFRS, and have reversed the retained interest we hold in these structures, which were recorded at fair value under Canadian GAAP. Certain assets within these SPEs are measured at amortized cost under IFRS resulting in a measurement difference from Canadian GAAP and an adjustment to equity on the Transition Date. Subsequent to the Transition Date, the income earned and expenses paid by these consolidated entities under IFRS compared to the income and market value changes on the retained interests that are eliminated result in a difference in total net income between IFRS and Canadian GAAP.

In addition, Sun Life Capital Trust vehicles used for the issuance of innovative capital instruments, Sun Life ExchangEable Capital Securities (“SLEECS”), which did not previously require consolidation under Canadian GAAP also meet these requirements and are consolidated under IFRS.

3. Reversal of Dilution Gains

Under IFRS, transactions with non-controlling interests that do not result in a change in control are required to be recorded in equity. Under Canadian GAAP these transactions were recorded as step acquisitions or disposals resulting in the recording of goodwill or a gain or loss in income. This adjustment reflects the reversal of these balances to equity in the reporting periods in 2010.

4. Property and Equipment at Cost Less Accumulated Depreciation

Owner-occupied properties are classified as property and equipment under IAS 16 Property, Plant and Equipment, and accounted for at cost less accumulated depreciation and accumulated impairment loss. Under Canadian GAAP, owner-occupied properties were recorded as part of Real estate in the Consolidated Statements of Financial Position. IFRS 1 allows us to elect fair value as deemed cost on the Transition Date for property and equipment. We have not elected this option and property and equipment, including owner-occupied properties, have been measured at cost less accumulated depreciation on the Transition Date. The adjustment to opening equity on the Transition Date reflects the measurement change of being recorded at cost less accumulated depreciation under IFRS from the value using the moving average market method (“MAMM”) under Canadian GAAP. While both IFRS and Canadian GAAP total net income include rental income from third parties on these properties they differ as a result of the difference between the reversal for MAMM under Canadian GAAP and the recording of the depreciation expense to that recorded under IFRS.

5. Investment Properties Adjustment to Fair Value

Properties that meet the definition of investment properties under IAS 40 Investment Properties, have been reclassified from Real estate under Canadian GAAP, which were measured using MAMM, to Investment properties which are measured at fair value under IFRS. The adjustment to opening equity on the Transition Date related to investment properties reflects this measurement difference. For those investments backing insurance contract liabilities, an adjustment is recorded in insurance contract liabilities that offsets a significant portion of this asset measurement change. For further details, see Item 10 in this section of this Note which includes additional information regarding the impact on insurance contract liabilities. In periods subsequent to the Transition Date the difference between measurement methods results in a difference in total net income between Canadian GAAP and IFRS.

6. Deferred Net Realized Gains on Real Estate Reversed

Under Canadian GAAP, net realized gains on our real estate portfolio were deferred and amortized into income. On the Transition Date, these deferred net realized gains were recorded to retained earnings as IAS 40 Investment Properties, and IAS 16 Property, Plant and Equipment, require recognition of all gains and losses on these properties in income on realization. In periods subsequent to the Transition Date, adjustments are recognized in total net income for the difference between the amortization of the deferred gains recorded in income in Canadian GAAP and the gains realized on sales of properties that occurred subsequent to the Transition Date that were recognized in income immediately under IFRS. For further details, see Item 10 in this section of this Note which includes additional information regarding the impact on insurance contract liabilities.

7. Limited Partnerships and Private Equities to Fair Value

In accordance with IAS 39, investments held by us that are not quoted in an active market must be measured at fair value when fair value is reliably measureable, while Canadian GAAP required these be recorded at cost. The difference in the measurement of these assets has been recorded to opening equity. For those investments backing insurance contract liabilities, an adjustment was recorded in insurance contract liabilities that offsets a significant portion of the asset measurement change. For further details, see Item 10 in this section of this Note which includes additional information regarding the impact on insurance contract liabilities. The difference in measurement from cost to fair value at each reporting period is recorded in OCI, resulting in a difference from Canadian GAAP.

8. Private Debt Reclassification to Loans and Receivables

In accordance with IAS 39, certain financial instruments that were previously classified as HFT or AFS measured at fair value do not meet the criteria for this classification under IFRS. Therefore, they are reclassified to loans and receivables, have been recorded in Mortgages and loans in the Consolidated Statements of Financial Position and are measured at amortized cost. The difference in the measurement of these assets has been recorded to opening equity. For those investments supporting insurance contract liabilities, an adjustment is recorded in insurance contract liabilities that offsets a significant portion of this asset measurement change. For further details, see Item 10 in this section of this Note which includes additional information regarding the impact on insurance contract liabilities. There is also a difference in OCI for the reversal of fair value adjustments of assets previously classified as AFS assets under Canadian GAAP which are now measured at amortized cost. In reporting periods subsequent to the Transition Date, the difference between measurement methods results in a difference in total net income between Canadian GAAP and IFRS.

9. Investment Contract Liabilities Remeasurements

In accordance with IAS 39, investment contracts are measured at fair value or amortized cost. The adjustment to equity at the Transition Date reflects the difference between fair value or amortized cost of the investment contract and the amount previously reported as an actuarial liability under Canadian GAAP. Assets supporting these investment contract liabilities have been redesignated to ensure any accounting mismatch in measurement between assets and liabilities is minimized. The difference in measurement between Canadian GAAP and IFRS at each reporting period subsequent to the Transition Date is recorded in total net income.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 97

10. Insurance Contract Liabilities Remeasurements

Under Canadian accepted actuarial practice, the value of insurance contract liabilities is determined by reference to the carrying value of the assets supporting those liabilities. As a result of the measurement differences recorded on assets supporting insurance contract liabilities, adjustments were recorded to equity to reflect the corresponding change in measurement to insurance contract liabilities as at the Transition Date. Therefore, for assets supporting insurance contract liabilities, the impact to equity from asset measurement differences under IFRS from Canadian GAAP is significantly offset by the associated adjustment to insurance contract liabilities.

Adjustments to insurance contract liabilities were made for asset remeasurements discussed in items 5, 6, 7 and 8 in this section of this Note.

11. Impairment of Goodwill

Impairment testing of goodwill is required to be performed at the CGU level under IFRS, which is a more granular level, compared to the reporting unit level under Canadian GAAP. The primary basis for determining a reporting unit is that it constitutes a business with discrete financial information that is regularly reviewed by management. A CGU, by comparison, is defined as the smallest identifiable group of assets that generate cash inflows that are independent of cash inflows from other groups of assets.

Canadian GAAP reporting units for purpose of goodwill impairment testing consisted of Canada, McLean Budden, U.S., MFS, Asia, U.K. and Reinsurance. These reporting units have been further divided into their respective CGUs under IFRS, where required. The goodwill acquired in past business combinations has been allocated to the CGUs or groups of CGUs that were expected to benefit from the synergies of the particular acquisition at the time. Included in the table below are the CGUs defined upon transition where goodwill has been allocated.

Goodwill has been tested for impairment at the Transition Date. Further details on the goodwill impairment testing process under IFRS are included in Note 10.

The following table summarizes the CGUs and groups of CGUs to which goodwill has been allocated and the results of the impairment test performed at the Transition Date which resulted in certain impairment of goodwill by CGU recorded in opening equity.

As at January 1, 2010	IFRS goodwill before impairment	Impairment(2)	IFRS goodwill after impairment
SLF Canada(1)
Individual insurance	$1,216	$(310)	$906
Individual wealth	685	(333)	352
Group retirement services	453	–	453
Group benefits	1,054	–	1,054
SLF U.S.
Fixed annuities	1,190	(1,190)	–
Variable annuities	98	–	98
Employee benefits group	352	–	352
SLF Asia
Hong Kong	463	–	463
Corporate
MFS Holdings(1)	420	–	420
U.K.	183	–	183
Reinsurance	309	–	309
Total	$6,423	$(1,833)	$4,590

(1)	The McLean Budden CGU, which had a goodwill balance of $74 at the Transition Date and was previously reported under SLF Canada, was transferred to MFS Holdings subsequent to our purchase of the minority shares of McLean Budden. See Note 17 for details.
(2)	Due to foreign exchange rate movements during 2010, the adjustment to equity as at December 31, 2010 would have been $1,771.

12. Share-Based Payments

Share-based payment awards within MFS, are accounted for as cash-settled share-based payment awards under IFRS 2 Share-Based Payment, rather than as equity settled awards as under Canadian GAAP. The vested and unvested awards, as well as the shares that have been issued under these plans, are recognized as liabilities because the subsidiary has a practice of purchasing the issued shares from employees after a specified holding period. The liabilities are accrued over the vesting period and are measured at fair value at each reporting period with the change in fair value recognized as compensation expense. Under Canadian GAAP, the period over which the employees held the shares prior to MFS purchasing their shares was sufficient for the awards to be accounted for as equity-settled share-based payment awards. This resulted in recognition of compensation expense that was based on the fair value at the date of grant and non-controlling interests when shares were issued under the plans.

On the Transition Date, the difference between the liability recorded under IFRS and the amount that had been recognized as non-controlling interest under Canadian GAAP was recognized as an adjustment to opening equity. In addition, amounts accumulated in contributed surplus relating to the unvested portion of these awards under Canadian GAAP were reclassified to retained earnings on the Transition Date. IFRS also requires that forfeitures be estimated when recording compensation expense. Canadian GAAP allowed the effect of forfeitures to be recognized in the period when the forfeiture occurred. This difference also resulted in an adjustment that was recognized in opening retained earnings at the Transition Date.

In the periods subsequent to the Transition Date, adjustments were made to total net income due to the difference in the compensation expense recorded under IFRS and the amounts recorded under Canadian GAAP.

98 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

13. Cumulative Unrecognized Actuarial Losses on Employee Benefits

IFRS 1 provides the option to recognize all cumulative actuarial gains and losses on pension plans and other post-retirement benefits deferred under Canadian GAAP in opening retained earnings at the Transition Date. The cumulative amount of actuarial losses recorded in other assets on our defined benefit pension plans and other benefits plans has been recognized in retained earnings as at the Transition Date. The total net income in periods subsequent to the Transition Date has been adjusted under IFRS to reverse the amortization of these losses under Canadian GAAP.

14. Income Taxes

The adjustment to total equity at the Transition Date reflects the total tax recovery on all the adjustments from Canadian GAAP to IFRS other than those adjustments that are not considered a temporary difference. The adjustment to total net income in subsequent periods in 2010 is the deferred tax expense recorded under IFRS which reduces the tax recovery recorded at the Transition Date.

15. Reset Cumulative Foreign Currency Translation Differences

As described in Section A of this Note, IFRS 1 permits cumulative foreign currency translation differences to be reset to zero at the Transition Date. We have elected to reset all cumulative translation differences in accumulated OCI to zero with an offset to retained earnings as at the Transition Date.

16. Derivative and Hedge Accounting

As described in Section A of this Note, all hedging relationships that qualify for hedge accounting under IFRS have been documented on the Transition Date. As at the Transition Date, we reclassified amounts between accumulated OCI and retained earnings relating to hedging relationships under Canadian GAAP that did not qualify for hedge accounting under IFRS.

Subsequent to the Transition Date, total net income and OCI differ between Canadian GAAP and IFRS due to hedges that did not qualify for hedge accounting under IFRS as well as interest income or expense from derivatives designated as net investment hedges which is recorded directly to income under IFRS.

17. Foreign Currency Translation Differences

Foreign currency translation amounts recorded in our Consolidated Financial Statements differ under IFRS when compared to Canadian GAAP as a result of the following accounting policy differences.

As a result of different carrying amounts between Canadian GAAP and IFRS, the foreign currency translation differences when translating foreign operations to our functional currency differs.

Under IFRS, cumulative foreign currency translation differences are recorded in income upon disposal of a foreign operation, which includes loss of control, significant influence or joint control over a foreign operation. Canadian GAAP recognized foreign currency translation differences in income when there is a reduction in our net investment in a self-sustaining foreign operation resulting from a capital transaction, dilution or sale of all or part of the foreign operation.

In 2010, we sold our life retrocession business, which constituted the disposition of a foreign operation under IFRS, as we no longer control this business, and therefore, recorded the related cumulative foreign currency translation differences of $33 in income. Under Canadian GAAP, we did not recognize foreign currency translation differences in income as there was no reduction of net investment or repatriation of capital as at December 31, 2010. As a result, we recognized an after-tax loss in income of $32 on this transaction under IFRS instead of the $1 after-tax gain recognized under Canadian GAAP.

In addition, IAS 21 The Effects of Changes in Foreign Exchange Rates, requires that foreign currency gains and losses on AFS debt securities held in a currency other than the subsidiary’s functional currency be recorded in our Consolidated Statements of Operations.

18. Owner-Occupied Property Transferred to Investment Properties

In the fourth quarter of 2010, there was a change in the use of a property that resulted in an owner-occupied property measured at cost less accumulated depreciation being transferred to investment properties measured at fair value under IFRS. As a result, the increase in value was required to be recorded in the Consolidated Statements of Comprehensive Income (Loss). There was no distinction between owner-occupied and investment property under Canadian GAAP.

19. Diluted Earnings Per Share

The diluted earnings (loss) per share (“EPS”) under IFRS excludes the impact of share-based payment equity awards of a subsidiary that are accounted for as liabilities under IFRS. Adjustments made to common shareholders’ net income due to the potential reduction that would result from the vesting and exercise of these awards under Canadian GAAP did not impact the diluted EPS of SLF Inc. under IFRS. In addition, the potential conversion of certain instruments described further in Note 28, are included in the calculation of diluted EPS under IFRS. When these instruments are converted to preferred shares of Sun Life Assurance, we have the option to settle the preferred shares with cash or common shares of SLF Inc. Under IFRS, diluted EPS must be based on the presumption that these securities will be settled by the issuance of common shares while under Canadian GAAP these potential common shares could be excluded from the calculation of diluted EPS since our past experience or policy provided a reasonable basis that these securities would be settled in cash rather than shares.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 99

2.C Reconciliation of Opening Consolidated Statement of Financial Position from Canadian GAAP to IFRS

The following reconciles our Canadian GAAP Consolidated Statement of Financial Position to our IFRS Consolidated Statement of Financial Position as at the Transition Date. The Canadian GAAP balances have been presented in a format that is consistent with the presentation under IFRS and includes:

•	Elimination of separate presentation of HFT and AFS bonds and stocks which are now included in debt securities and equity securities, respectively.
•	Presentation of policy loans separate from other invested assets.
•	Presentation of property and equipment and deferred tax assets separate from other assets.
•	Presentation of investments for account of segregated fund holders and the related liabilities within total assets and total liabilities, respectively, and
•	Combined presentation of actuarial liabilities and other policy liabilities and amounts on deposit as insurance contracts.

Explanations for the IFRS adjustments are included in the section that follows the opening Consolidated Statement of Financial Position reconciliation.

		IFRS ADJUSTMENTS

As at January 1, 2010	Canadian GAAP	Reclassification (1)	Consolidation (2)	Asset & contract remeasurement (3)	IFRS 1 exemptions and other (4)	IFRS
Assets
Cash, cash equivalents and short-term securities	$11,868	$19	$47	$–	$–	$11,934
Debt securities(1)	61,307	–	288	(7,680)	–	53,915
Equity securities(1)	4,966	–	(11)	14	–	4,969
Mortgage and loans	19,449	–	405	7,067	–	26,921
Derivative assets	1,382	–	65	8	–	1,455
Other invested assets(1)	1,077	–	19	30	–	1,126
Policy loans(1)	3,303	–	(1)	–	–	3,302
Investment properties	4,877	(402)	–	71	–	4,546
Other assets(1)	3,307	34	(21)	(12)	(392)	2,916
Reinsurance assets	–	3,334	–	9	–	3,343
Deferred tax asset(1) (2)	1,054	–	(12)	127	143	1,312
Property and equipment(1)	156	523	–	(180)	–	499
Intangible assets	926	–	–	–	–	926
Goodwill	6,419	–	–	–	(1,829)	4,590
Investments for account of segregated fund holders(1)	81,305	(3)	(754)	–	–	80,548
Total assets	$201,396	$3,505	$25	$(546)	$(2,078)	$202,302
Liabilities and Equity
Liabilities
Insurance contract liabilities(1)	$88,939	$(1,649)	$(60)	$(374)	$–	$86,856
Investment contract liabilities(1)	–	4,899	–	16	–	4,915
Derivative liabilities	1,257	–	26	11	–	1,294
Deferred tax liabilities(2)	58	–	–	(2)	(44)	12
Other liabilities(1)	5,374	258	808	44	209	6,693
Senior debentures	3,811	–	(1,660)	–	–	2,151
Innovative capital instruments	–	–	1,644	–	–	1,644
Subordinated debt	3,048	–	–	–	–	3,048
Deferred net realized gains	225	–	–	(225)	–	–
Insurance contracts for account of segregated fund holders(1)	81,305	(6,258)	(754)	–	–	74,293
Investment contracts for account of segregated fund holders(1)	–	6,255	–	–	–	6,255
Total liabilities	$184,017	$3,505	$4	$(530)	$165	$187,161
Non-controlling interests	42	(24)	–	–	(18)	–
Total equity	$17,337	$24	$21	$(16)	$(2,225)	$15,141
Total liabilities and equity	$201,396	$3,505	$25	$(546)	$(2,078)	$202,302

(1)	These descriptions are in a format consistent with the presentation under IFRS.
(2)	Adjustments have been presented on a gross basis with the related tax amount recorded in the deferred tax asset or deferred tax liabilities lines. The net of tax adjustment is recorded in total equity.

100 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

2.C.i Analysis of Adjustments to the Consolidated Statement of Financial Position from Transition to IFRS

Adjustments to our Consolidated Statement of Financial Position on the Transition Date were due to both measurement, as described in Section B of this Note, and presentation differences between IFRS and Canadian GAAP which are described in the following sections.

1. Reclassification

These adjustments reflect changes in presentation under IFRS where there are no measurement differences.

Reinsurance Assets

In accordance with IFRS 4 Insurance Contracts, reinsurance assets, representing the portion of the insurance contract liabilities that is covered by reinsurance arrangements are reported as assets. Under Canadian GAAP, these amounts were netted against Actuarial liabilities and other policy liabilities in our Consolidated Statements of Financial Position.

Investment Contracts

Contracts issued by us that do not transfer significant insurance risk but do transfer financial risk from the policyholder to us, are financial liabilities. This adjustment is to reclassify the balance from its previous classification under Canadian GAAP to investment contracts under IFRS.

Non-Controlling Interests

In accordance with IAS 27, non-controlling interests are presented within equity. Under IFRS 1, we are required to apply this at the Transition Date and therefore this adjustment is to reclassify the balance from liabilities to equity.

Segregated Funds

Assets held to cover certain liabilities related to segregated funds were required to be reported separately from general fund assets and liabilities under Canadian GAAP. Under IAS 1 Presentation of Financial Statements, they are reported in separate accounts included in total assets and total liabilities. The segregated fund liabilities that are classified as investment contracts are to be presented separately from insurance contract liabilities and therefore this adjustment is to reclassify the amounts.

Investment Properties and Property and Equipment

Certain properties previously reported as Real estate under Canadian GAAP have been reclassified as owner-occupied assets under IFRS. Leasehold improvements on investment properties have also been reclassified from Other assets to Investment properties.

2. Consolidation

Joint Ventures

Under IAS 31 Interests in Joint Ventures, investments in joint ventures can be reported using the equity method or proportionate consolidation. We have elected to apply the equity method to investments in joint ventures. Under Canadian GAAP, these joint ventures were reported using the proportionate consolidation method. As a result, the proportionately consolidated amounts recognized in our Consolidated Statements of Financial Position in both the general fund and segregated fund balances, were reversed with an increase to Other invested assets to record the equity investment.

Consolidation of Special Purpose Entities

In accordance with SIC 12 Consolidation-Special Purpose Entities, we are required to consolidate certain SPEs where we have control, based on the substance of the relationship between us and the SPEs. The SPEs that have been consolidated include certain trust entities that were created to securitize mortgage assets originated by us where we are a creditor. We have also consolidated SPEs that were used to securitize various financial assets, including debt and equity securities where we are the asset manager and a creditor. All the assets, liabilities, income and expenses of these SPEs have been consolidated by us, while our investment in securities issued by these SPEs, and related income have been eliminated.

As a result of the consolidation of the Sun Life Capital Trusts, innovative capital instruments have been included on our Consolidated Statement of Financial Position under IFRS and the Sun Life Assurance senior debentures held by these trusts that were included on the Consolidated Statement of Financial Position under Canadian GAAP have been eliminated on consolidation.

3. Assets and Contract Remeasurement

These adjustments reflect differences in measurement of assets and insurance contracts as described in Section B of this Note.

Debt Securities

Certain debt securities classified as HFT or AFS under Canadian GAAP are required to be reclassified as loans and receivables and measured at amortized cost under IFRS, as these debt instruments are not quoted in an active market. These assets have been reclassified from Debt securities previously classified as HFT and AFS of $7,550 and $168, respectively, under Canadian GAAP to Mortgages and loans classified as loans and receivables under IFRS and measured at amortized cost of $7,102. In addition, certain debt securities classified as HFT assets under Canadian GAAP have been reclassified as AFS under IFRS as they support contracts classified as investment contract liabilities under IFRS. These assets continue to be measured at fair value under IFRS.

Certain debt securities classified as corporate loans under Canadian GAAP have been reclassified as HFT under IFRS. These assets, previously recorded at their amortized cost of $35, have been reclassified and measured at their fair value of $38.

Equity Securities

Certain non-quoted equity securities classified as AFS and measured at amortized cost of $14 under Canadian GAAP have been reclassified as FVTPL and have been measured at fair value of $28 as required under IFRS.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 101

Other Invested Assets

In accordance with IAS 39, investments which were not quoted in an active market must be measured at fair value when fair value is reliably measureable whereas under Canadian GAAP these were classified as AFS and were measured at cost. Certain investments in limited partnerships have been reclassified from AFS measured at amortized cost of $292 to FVTPL measured at fair value of $301. Certain investments in limited partnerships continued to be classified as AFS, however, the measurement basis has changed from amortized cost of $127 to fair value of $148.

Investment Properties

The adjustment of $71 is for the change in measurement of investment properties from MAMM previously reported under Canadian GAAP to fair value under IFRS.

Property and Equipment

As part of the IFRS 1 exemptions, we have chosen to measure assets classified as Property and equipment under IFRS at cost less accumulated depreciation and impairment. Certain assets were previously reported in Real estate and measured using MAMM. The adjustment reflects the change in measurement of these assets from MAMM to depreciated cost under IFRS.

Investment Contracts

Some contracts that were classified as insurance contracts under Canadian GAAP are classified as investment contracts under IFRS. Investment contract liabilities are measured at fair value or amortized cost in accordance with IAS 39, which is different than the measurement basis under Canadian GAAP. Investment contracts include medium-term notes, certain unit-linked products, certain non-unit linked pension contracts, trust deposit contracts and term certain annuities.

Investment contracts with DPF continue to be measured on the basis used for insurance contracts.

Insurance Contracts

Under Canadian accepted actuarial practice, the value of insurance contract liabilities is determined by reference to the carrying value of the assets supporting those liabilities. As a result of the measurement differences recorded on assets supporting insurance contract liabilities, corresponding adjustments were made to the measurement of insurance contract liabilities.

4. IFRS 1 Exemptions and Other

These adjustments reflect the adjustments for optional exemptions and mandatory exceptions described in Section A of this Note and differences in measurement that were described in Section B of this Note. These include adjustments related to employee benefits, goodwill impairment, share-based payments and the related income tax amounts. This also includes an adjustment to opening goodwill of $4 to reflect the timing differences of purchase price adjustments between Canadian GAAP and IFRS.

2.D Reconciliation of Consolidated Cash Flows from Canadian GAAP to IFRS

We have presented our Consolidated Statements of Cash Flows in accordance with IAS 7 Statement of Cash Flows. Our cash flows are required to be classified as operating, investing or financing activities in a manner consistent with that of a financial services organization. Operating activities include sales, purchases and maturities of invested assets which are previously included in investing activities under Canadian GAAP. The difference between Canadian GAAP and IFRS for cash, cash equivalents and short-term securities is primarily due to the deconsolidation of joint venture investments and consolidation of SPEs (see Sections B and C of this Note for further details).

3. Disposition

On December 31, 2010, we sold our life retrocession business to Berkshire Hathaway Life Co. of Nebraska (“BHLN”). Our run-off reinsurance business, which is a closed block of reinsurance assumed from other reinsurers, was excluded from this transaction. The transaction was structured as reinsurance agreements between BHLN and us, in which we transferred the actuarial liabilities as well as the policy-related assets and liabilities to BHLN. The net cash payment to BHLN was $240 in lieu of transferring the invested assets backing the actuarial liabilities. As a result of the agreement, we exited the life retrocession business and transferred the infrastructure (which includes the IT systems and workforce) needed to administer the life retrocession business to BHLN. As we transferred substantially all of the economic risks and benefits relating to this business, the transaction was accounted for as a sale of business. The after-tax loss on disposal was $32 (net of taxes of $129). The pre-tax gain on disposal, net of cumulative foreign currency translation loss of $33, was recorded in Interest and other investment income (loss) in our Consolidated Statements of Operations. The carrying value of the business sold included $309 of goodwill.

4. Segmented Information

We have five reportable segments: Sun Life Financial Canada (“SLF Canada”), Sun Life Financial United States (“SLF U.S.”), MFS, Sun Life Financial Asia (“SLF Asia”) and Corporate. These reportable segments operate in the financial services industry and reflect our management structure and internal financial reporting. Corporate includes the results of our U.K. business unit, our Corporate Support operations, which includes life retrocession and run-off reinsurance as well as investment income, expenses, capital and other items not allocated to our other business groups. In the fourth quarter of 2011, we transferred McLean Budden Limited to our subsidiary MFS. As a result, the results of McLean Budden Limited are reported as part of the MFS segment instead of the SLF Canada segment and the related goodwill and intangible assets previously reported in SLF Canada are now reported as part of Corporate. Prior period information has been restated to reflect this change in organization.

Revenues from our reportable segments are derived principally from life and health insurance, investment management and annuities, mutual funds, and life retrocession. Revenues not attributed to the strategic business units are derived primarily from Corporate investments and earnings on capital.

102 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

Transactions between segments are executed and priced on an arm’s-length basis in a manner similar to transactions with third parties. These transactions consist primarily of internal financing agreements. They are measured at fair values prevailing when the arrangements are negotiated. Inter-segment revenue consists of interest income and fee income and is presented in the consolidation adjustments column in the tables that follow.

Results by segment for the years ended December 31 are as follows:

	SLF Canada	SLF U.S.	MFS	SLF Asia	Corporate	Consolidation adjustments	Total
2011
Gross premiums:
Annuities	$1,840	$1,234	$–	$–	$202	$–	$3,276
Life insurance	3,249	2,111	–	674	116	–	6,150
Health insurance	3,376	1,504	–	9	10	–	4,899
Total gross premiums	8,465	4,849	–	683	328	–	14,325
Less: ceded premiums	4,551	384	–	49	27	–	5,011
Net Investment income (loss)	4,958	3,327	–	684	1,057	(112)	9,914
Fee income	746	757	1,640	119	171	(80)	3,353
Total revenue	$9,618	$8,549	$1,640	$1,437	$1,529	$(192)	$22,581
Total benefits and expenses	$9,172	$9,827	$1,305	$1,266	$1,834	$(192)	$23,212
Income tax expense (benefit)	$(10)	$(388)	$140	$33	$(222)	$–	$(447)
Total net income (loss)	$456	$(890)	$195	$138	$(83)	$–	$(184)
2010
Gross premiums:
Annuities	$1,333	$1,676	$–	$–	$219	$–	$3,228
Life insurance	3,167	2,660	–	777	651	–	7,255
Health insurance	3,184	1,501	–	8	11	–	4,704
Total gross premiums	7,684	5,837	–	785	881	–	15,187
Less: ceded premiums	972	382	–	21	42	–	1,417
Net Investment income (loss)	3,793	2,459	8	698	1,090	(121)	7,927
Fee income	716	654	1,527	109	165	(67)	3,104
Total revenue	$11,221	$8,568	$1,535	$1,571	$2,094	$(188)	$24,801
Total benefits and expenses	$10,355	$8,145	$1,257	$1,445	$1,916	$(188)	$22,930
Income tax expense (benefit)	$80	$116	$119	$34	$4	$–	$353
Total net income (loss)	$786	$307	$159	$92	$174	$–	$1,518

Assets and liabilities by segment are as follows:

	SLF Canada	SLF U.S.	MFS	SLF Asia	Corporate	Consolidation adjustments	Total
As at December 31, 2011
Total general fund assets	$64,192	$44,490	$1,180	$8,122	$12,165	$(305)	$129,844
Investments for account of segregated fund holders	$47,245	$29,804	$–	$1,198	$9,936	$–	$88,183
Total general fund liabilities	$57,615	$38,196	$973	$6,336	$11,299	$(305)	$114,114
As at December 31, 2010
Total general fund assets	$59,746	$41,791	$1,085	$7,164	$12,749	$(234)	$122,301
Investments for account of segregated fund holders	$47,171	$28,830	$–	$1,181	$10,764	$–	$87,946
Total general fund liabilities	$53,405	$36,477	$791	$5,538	$10,253	$(234)	$106,230
As at January 1, 2010
Total general fund assets	$55,754	$43,502	$925	$6,447	$16,431	$(1,305)	$121,754
Investments for account of segregated fund holders	$41,426	$26,848	$–	$1,034	$11,240	$–	$80,548
Total general fund liabilities	$50,046	$39,792	$556	$4,912	$12,612	$(1,305)	$106,613

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 103

The results of our reportable segments differ from geographic segments primarily due to segmenting the results of our Corporate segment.

The following table shows revenue, net income (loss), assets and liabilities by country for Corporate:

For the years ended December 31	2011	2010
Revenue:
United States	$225	$518
United Kingdom	1,336	1,354
Canada	(55)	204
Other countries	23	18
Total revenue	$1,529	$2,094
Total net income (loss):
United States	$(72)	$65
United Kingdom	156	237
Canada	(173)	(142)
Other countries	6	14
Total net income (loss)	$(83)	$174

As at	December 31, 2011	December 31, 2010	January 1, 2010
Total general fund assets:
United States	$2,866	$3,107	$4,987
United Kingdom	8,635	8,047	8,690
Canada	553	1,480	2,638
Other countries	111	115	116
Total general fund assets	$12,165	$12,749	$16,431
Investment for account of segregated fund holders:
United Kingdom	$9,936	$10,764	$11,240
Total investment for account of segregated fund holders	$9,936	$10,764	$11,240
Total general fund liabilities:
United States	$2,216	$(16)	$548
United Kingdom	7,620	7,062	7,820
Canada	1,374	3,114	4,136
Other countries	89	93	108
Total general fund liabilities	$11,299	$10,253	$12,612

Management considers its external customers to be the individual policyholders and as such we are not reliant on any individual customer.

5. Total Invested Assets and Related Net Investment Income

We invest primarily in debt securities, equity securities, mortgages and loans, derivatives, other invested assets and investment properties.

5.A Fair Value of All Invested Assets

The carrying values and fair values of our invested assets are shown in the following tables:

As at December 31, 2011	Carrying value	Fair value
Assets
Cash, cash equivalents and short-term securities	$8,837	$8,837
Debt securities – fair value through profit or loss	51,627	51,627
Debt securities – available-for-sale	11,303	11,303
Equity securities – fair value through profit or loss	3,731	3,731
Equity securities – available-for-sale	839	839
Mortgages and loans	27,755	30,530
Derivative assets	2,632	2,632
Other invested assets(1)	1,348	1,348
Policy loans	3,276	3,276
Investment properties	5,313	5,313
Total invested assets	$116,661	$119,436

(1)	The carrying value includes other invested assets classified as FVTPL of $809, other invested assets classified as AFS of $155, and investments accounted for using the equity method.

104 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

As at December 31, 2010	Carrying value	Fair value
Assets
Cash, cash equivalents and short-term securities	$8,462	$8,462
Debt securities – fair value through profit or loss	47,982	47,982
Debt securities – available-for-sale	10,631	10,631
Equity securities – fair value through profit or loss	4,449	4,449
Equity securities – available-for-sale	782	782
Mortgages and loans	26,034	27,523
Derivative assets	1,648	1,648
Other invested assets(1)	1,185	1,185
Policy loans	3,277	3,277
Investment properties	4,544	4,544
Total invested assets	$108,994	$110,483

(1)	The carrying value includes other invested assets classified as FVTPL of $749, other invested assets classified as AFS of $161, and investments accounted for using the equity method.

As at January 1, 2010	Carrying value	Fair value
Assets
Cash, cash equivalents and short-term securities	$11,934	$11,934
Debt securities – fair value through profit or loss	44,384	44,384
Debt securities – available-for-sale	9,531	9,531
Equity securities – fair value through profit or loss	4,359	4,359
Equity securities – available-for-sale	610	610
Mortgages and loans	26,921	27,977
Derivative assets	1,455	1,455
Other invested assets(1)	1,126	1,126
Policy loans	3,302	3,302
Investment properties	4,546	4,546
Total invested assets	$108,168	$ 109,224

(1)	The carrying value includes other invested assets classified as FVTPL of $727, other invested assets classified as AFS of $183, and investments accounted for using the equity method.

Other invested assets include our investment in segregated funds, mutual funds, investments accounted for by the equity method and investments in limited partnerships.

Derivative assets are derivative financial instruments that have a positive fair value and are, therefore, recorded as assets on the Consolidated Statements of Financial Position. Derivative liabilities with a fair value of $1,059 ($718 as at December 31, 2010 and $1,294 as at January 1, 2010) are also included on the Consolidated Statements of Financial Position.

5.A.i Fair Value Methodologies and Assumptions

The fair value of short-term securities is approximated by their carrying amount adjusted for credit risk where appropriate.

The fair value of government and corporate debt securities is determined using quoted market prices in active markets for identical or similar securities. When quoted prices in active markets are not available, fair value is determined using market standard valuation methodologies, which include discounted cash flow analysis, consensus pricing from various broker dealers that are typically the market makers, or other similar techniques. The assumptions and valuation inputs in applying these market standard valuation methodologies are determined primarily using observable market inputs, which include, but are not limited to, benchmark yields, reported trades of identical or similar instruments, broker dealer quotes, issuer spreads, bid prices, and reference data including market research publications. In limited circumstances, non-binding broker quotes are used.

The fair value of asset-backed securities is determined using quoted market prices in active markets for identical or similar securities, when available, or valuation methodologies and valuation inputs similar to those used for government and corporate debt securities. Additional valuation inputs include structural characteristics of the securities, and the underlying collateral performance, such as prepayment speeds and delinquencies. Expected prepayment speeds are based primarily on those previously experienced in the market at projected future interest rate levels. In instances where there is a lack of sufficient observable market data to value the securities, non-binding broker quotes are used.

The fair value of equity securities is determined using quoted market prices in active markets for identical securities or similar securities. When quoted prices in active markets are not available, fair value is determined using equity valuation models, which include discounted cash flow analysis and other techniques that involve benchmark comparison. Valuation inputs primarily include projected future operating cash flows and earnings, dividends, market discount rates, and earning multiples of comparable companies.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 105

The fair value of mortgages and loans, for disclosure purposes only, is determined by discounting the expected future cash flows using a current market interest rate applicable to financial instruments with similar yield, credit quality and maturity characteristics. Valuation inputs typically include benchmark yields and risk-adjusted spreads from current lending activities or loan issuances.

The fair value of derivative financial instruments depends upon derivative types. The fair value of exchange-traded futures and options is determined using quoted market prices in active markets, while the fair value of over-the-counter (“OTC”) derivatives is determined using pricing models, such as discounted cash flow analysis or other market standard valuation techniques, with primarily observable market inputs. Valuation inputs used to price OTC derivatives may include swap interest rate curves, foreign exchange spot and forward rates, index prices, the value of underlying securities, projected dividends, volatility surfaces, and in limited circumstances, counterparty quotes.

The fair value of OTC derivative financial instruments also includes credit valuation adjustments (“CVA”) to reflect the credit risk of both the derivative counterparty and ourselves as well as the impact of contractual factors designed to reduce our credit exposure, such as collateral and legal rights of offset under master netting agreements. Inputs into determining the appropriate CVA are typically obtained from publicly available information and include credit default swap spreads when available, credit spreads derived from specific bond yields, or published cumulative default experience data adjusted for current trends when credit default swap spreads are not available.

The fair value of other invested assets is determined using quoted market prices in active markets or independent valuation information provided by investment management.

The fair value of investment properties is determined using property valuation models that typically include expected future net cash flows discounted at current market interest rates. The methodologies and inputs used in these models are in accordance with real estate industry valuation standards. Valuations are prepared externally or internally by professionally accredited real estate appraisers.

The fair value of investments for accounts of segregated fund holders is determined using quoted market prices in active markets or independent valuation information provided by investment management. The fair value of direct investments within investments for accounts of segregated fund holders, such as short term securities, government and corporate debt securities, is determined according to valuation methodologies and inputs described above in the respective asset type sections.

The methodologies and assumptions for determining the fair values of investment contract liabilities are included in Note 11.B.

5.A.ii Fair Value Hierarchy of Financial Instruments

We categorize our financial instruments carried at fair value, based on the priority of the inputs to the valuation techniques used to measure fair value, into a three level fair value hierarchy as follows:

Level 1:    Fair value is based on unadjusted quoted prices for identical assets or liabilities in an active market. The types of financial instruments classified as Level 1 generally include cash and cash equivalents, certain U.S. government and agency securities, and exchange traded equity securities.

Level 2:    Fair value is based on quoted prices for similar assets or liabilities in active markets, valuation that is based on significant observable inputs, or inputs that are derived principally from or corroborated with observable market data through correlation or other means. The types of financial instruments classified as Level 2 generally include Canadian federal, provincial and municipal government, other foreign government and corporate debt securities, certain asset-backed securities, and OTC derivatives.

Level 3:    Fair value is based on valuation techniques that require one or more significant inputs that are not based on observable market inputs. These unobservable inputs reflect our expectations about the assumptions market participants would use in pricing the asset or liability. The types of financial instruments classified as Level 3 generally include certain asset-backed securities, certain other invested assets, and investment contract liabilities.

The following tables present our financial instruments that are carried at fair value by hierarchy level:

As at December 31, 2011	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and short-term securities	$8,540	$297	$–	$8,837
Debt securities – fair value through profit or loss(1)	2,065	48,041	1,521	51,627
Debt securities – available-for-sale(1)	902	10,283	118	11,303
Equity securities – fair value through profit or loss	3,023	582	126	3,731
Equity securities – available-for-sale	720	119	–	839
Derivative assets	58	2,561	13	2,632
Other invested assets	323	46	595	964
Total invested assets	$15,631	$61,929	$2,373	$79,933
Investments for account of segregated fund holders	$45,363	$42,550	$656	$88,569
Total financial instrument assets measured at fair value	$60,994	$104,479	$3,029	$168,502
Liabilities
Investment contract liabilities	$–	$54	$912	$966
Derivative liabilities	53	957	49	1,059
Investment contracts for account of segregated fund holders	4,360	1,154	19	5,533
Total financial instrument liabilities measured at fair value	$4,413	$2,165	$980	$7,558

(1)	See tables below for further details.

106 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

Debt securities – FVTPL consist of the following:

As at December 31, 2011	Level 1	Level 2	Level 3	Total
Canada federal government	$–	$2,324	$–	$2,324
Canada provincial and municipal government	–	9,268	51	9,319
U.S. government and agency	2,065	62	2	2,129
Other foreign government	–	4,876	19	4,895
Corporate	–	29,300	502	29,802
Asset-backed securities:
Commercial mortgage-backed securities	–	862	593	1,455
Residential mortgage-backed securities	–	756	124	880
Collateralized debt obligations	–	22	55	77
Other	–	571	175	746
Total debt securities – fair value through profit or loss	$ 2,065	$ 48,041	$ 1,521	$ 51,627

Debt securities – AFS consist of the following:

As at December 31, 2011	Level 1	Level 2	Level 3	Total
Canada federal government	$–	$1,194	$–	$1,194
Canada provincial and municipal government	–	214	–	214
U.S. government and agency	902	61	–	963
Other foreign government	–	457	–	457
Corporate	–	7,868	31	7,899
Asset-backed securities:
Commercial mortgage-backed securities	–	180	27	207
Residential mortgage-backed securities	–	260	–	260
Collateralized debt obligations	–	–	22	22
Other	–	49	38	87
Total debt securities – available-for-sale	$902	$10,283	$118	$11,303

As at December 31, 2010	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and short-term securities(1)	$8,226	$236	$–	$8,462
Debt securities – fair value through profit or loss(2)	1,778	44,761	1,443	47,982
Debt securities – available-for-sale(2)	1,157	9,383	91	10,631
Equity securities – fair value through profit or loss	3,846	509	94	4,449
Equity securities – available-for-sale	636	105	41	782
Derivative assets	31	1,599	18	1,648
Other invested assets	255	54	601	910
Total invested assets	$15,929	$56,647	$2,288	$74,864
Investments for account of segregated fund holders	$46,984	$41,966	$571	$89,521
Total financial instrument assets measured at fair value	$62,913	$98,613	$2,859	$164,385
Liabilities
Investment contract liabilities	$–	$95	$2,112	$2,207
Derivative liabilities	2	666	50	718
Investment contracts for account of segregated fund holders	4,956	1,042	17	6,015
Total financial instrument liabilities measured at fair value	$4,958	$1,803	$2,179	$8,940

(1)	$1,167 were transferred from Level 2 to Level 1 due to the improved transparency of the inputs used to measure the fair value of the financial instruments.
(2)	See tables below for further details.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 107

Debt securities – FVTPL consist of the following:

As at December 31, 2010	Level 1	Level 2	Level 3	Total
Canada federal government	$–	$2,136	$–	$2,136
Canada provincial and municipal government	–	7,231	42	7,273
U.S. government and agency	1,778	92	6	1,876
Other foreign government	–	4,348	5	4,353
Corporate	–	28,182	570	28,752
Asset-backed securities:
Commercial mortgage-backed securities	–	1,036	597	1,633
Residential mortgage-backed securities	–	1,045	90	1,135
Collateralized debt obligations	–	22	57	79
Other	–	669	76	745
Total debt securities – fair value through profit or loss	$1,778	$44,761	$1,443	$47,982

Debt securities – AFS consist of the following:

As at December 31, 2010	Level 1	Level 2	Level 3	Total
Canada federal government	$–	$1,312	$–	$1,312
Canada provincial and municipal government	–	170	–	170
U.S. government and agency	1,157	45	–	1,202
Other foreign government	–	426	–	426
Corporate	–	6,948	32	6,980
Asset-backed securities:
Commercial mortgage-backed securities	–	186	29	215
Residential mortgage-backed securities	–	279	1	280
Collateralized debt obligations	–	1	29	30
Other	–	16	–	16
Total debt securities – available-for-sale	$1,157	$9,383	$91	$10,631

As at January 1, 2010	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and short-term securities	$9,724	$2,210	$–	$11,934
Debt securities – fair value through profit or loss(1)	1,133	41,492	1,759	44,384
Debt securities – available-for-sale(1)	393	8,998	140	9,531
Equity securities – fair value through profit or loss	4,013	318	28	4,359
Equity securities – available-for-sale	594	–	16	610
Derivative assets	30	1,341	84	1,455
Other invested assets	264	47	599	910
Total invested assets	$16,151	$54,406	$2,626	$73,183
Investments for account of segregated fund holders	$42,200	$37,814	$822	$80,836
Total financial instrument assets measured at fair value	$58,351	$92,220	$3,448	$154,019
Liabilities
Investment contract liabilities	$–	$82	$3,142	$3,224
Derivative liabilities	8	1,208	78	1,294
Other liabilities	–	–	456	456
Investment contracts for account of segregated fund holders	5,108	1,122	25	6,255
Total financial instrument liabilities measured at fair value	$5,116	$2,412	$3,701	$11,229

(1)	See tables below for further details.

108 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

Debt securities – FVTPL consist of the following:

As at January 1, 2010	Level 1	Level 2	Level 3	Total
Canada federal government	$–	$2,540	$–	$2,540
Canada provincial and municipal government	–	6,179	110	6,289
U.S. government and agency	1,133	283	–	1,416
Other foreign government	–	3,940	92	4,032
Corporate	–	25,848	723	26,571
Asset-backed securities:
Commercial mortgage-backed securities	–	972	557	1,529
Residential mortgage-backed securities	–	1,174	163	1,337
Collateralized debt obligations	–	27	78	105
Other	–	529	36	565
Total debt securities – fair value through profit or loss	$1,133	$41,492	$1,759	$44,384

Debt securities – AFS consist of the following:

As at January 1, 2010	Level 1	Level 2	Level 3	Total
Canada federal government	$–	$395	$–	$395
Canada provincial and municipal government	–	74	–	74
U.S. government and agency	393	77	–	470
Other foreign government	–	492	2	494
Corporate	–	7,437	71	7,508
Asset-backed securities:
Commercial mortgage-backed securities	–	196	25	221
Residential mortgage-backed securities	–	318	–	318
Collateralized debt obligations	–	–	42	42
Other	–	9	–	9
Total debt securities – available-for-sale	$393	$8,998	$140	$9,531

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 109

The following table shows a reconciliation of the beginning and ending balances for financial instruments that are categorized in Level 3 for the year ended December 31, 2011:

	Beginning balance	Included in net income(1)(3)	Included in OCI(3)	Purchases(7)	Sales	Settlements		Transfers into level 3(2)	Transfer (out) of level 3(2)	Foreign currency translation(4)	Ending balance	Gains (losses) Included in earnings relating to instruments still held at the reporting date(1)
Assets
Debt securities – fair value through profit or loss	$1,443	$(6)	$–	$202	$(146)	$(142)		$345	$(194)	$19	$1,521	$29
Debt securities – available-for-sale	91	(1)	(1)	43	(15)	(7)		13	(6)	1	118	(1)
Equity securities – fair value through profit or loss	94	18	–	35	(2)	–		–	(21)	2	126	18
Equity securities – available-for-sale	41	–	–	–	–	(2)		–	(39)	–	–	–
Derivative assets	18	4	–	5	–	(14)		–	–	–	13	–
Other invested assets	601	(10)	(3)	97	(92)	–		–	–	2	595	(3)
Total invested assets	$2,288	$5	$(4)	$382	$(255)	$(165)		$358	$(260)	$24	$2,373	$43
Investments for account of segregated fund holders	$571	$(7)	$–	$770	$(685)	$(34)		$63	$(34)	$12	$656	$(9)
Total financial instrument assets measured at fair value	$2,859	$(2)	$(4)	$1,152	$(940)	$(199)		$421	$(294)	$36	$3,029	$34
Liabilities(5)
Investment contract liabilities	$2,112	$–	$–	$–	$–	$(1,172	)(6)	$–	$–	$(28)	$912	$–
Derivative liabilities	50	(5)	–	19	–	(13)		–	(3)	1	49	(7)
Investment contracts for account of segregated fund-holders	17	(2)	–	4	(5)	–		5	–	–	19	$–
Total financial instrument liabilities measured at fair value	$2,179	$(7)	$–	$23	$(5)	$(1,185)		$5	$(3)	$(27)	$980	$(7)

(1)	Included within Net investment income (loss) in our Consolidated Statements of Operations.
(2)	During 2011, transfers into Level 3 occur when the inputs used to price the financial instrument lack observable market data and as a result, no longer meet the Level 1 or 2 definitions at the reporting date. In addition, transfers out of Level 3 occur when the pricing inputs become more transparent and satisfy the Level 1 or 2 criteria and are primarily the result of observable market data being available at the reporting date, thus removing the requirement to rely on inputs that lack observability. If a financial instrument is transferred into and out of Level 3 during the same period, it is not included in the above table.
(3)	Total gains and losses in net income (loss) and OCI are calculated assuming transfers into or out of Level 3 occur at the beginning of the period. For a financial instrument that transfers into Level 3 during the reporting period, the entire change in fair value for the period is included in the table above. For transfers out of Level 3 during the reporting period, the change in fair value for the period is excluded from the table above.
(4)	Foreign currency translation relates to the foreign exchange impact of translating from functional currencies of Level 3 financial instruments in foreign subsidiaries to Canadian dollars.
(5)	For liabilities, gains are indicated in negative numbers.
(6)	Some of our medium-term notes matured during the period.
(7)	Purchases of investments for account of segregated fund holders and Derivative liabilities include issuances of $4 and $19, respectively.

110 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

The following table shows a reconciliation of the beginning and ending balances for financial instruments that are categorized in Level 3 for the year ended December 31, 2010:

	Beginning balance	Included in net income(1)(3)	Included in OCI(3)	Purchases	Sales		Settlements		Transfers into level 3(2)	Transfers (out) of level 3(2)	Foreign currency translation(4)	Ending balance	Gains (losses) included in earnings relating to instruments still held at the reporting date(1)
Assets
Debt securities – fair value through profit or loss	$1,759	$57	$–	$261	$(347)		$(95)		$268	$(394)	$(66)	$1,443	$62
Debt securities – available-for-sale	140	(10)	9	28	(69)		(1)		11	(13)	(4)	91	–
Equity securities – fair value through profit or loss	28	4	–	71	(7)		–		–	–	(2)	94	1
Equity securities – available-for-sale	16	(7)	9	37	(11)		(2)		–	–	(1)	41	–
Derivative assets	84	(13)	–	13	(41)		(2)		–	(21)	(2)	18	(1)
Other invested assets	599	(9)	(1)	83	(63)		–		–	–	(8)	601	4
Total invested assets	$2,626	$22	$17	$493	$(538)		$(100)		$279	$(428)	$(83)	$2,288	$66
Investments for account of segregated fund holders	$822	$2	$–	$622	$(678)		$(1)		$4	$(165)	$(35)	$571	$6
Total financial instrument assets measured at fair value	$3,448	$24	$17	$1,115	$(1,216)		$(101)		$283	$(593)	$(118)	$2,859	$72
Liabilities(5)
Investment contract liabilities	$3,142	$75	$–	$–	$–		$(988	)(6)	$–	$–	$(117)	$2,112	$–
Derivative liabilities	78	(31)	–	7	(4)		–		3	–	(3)	50	(17)
Other liabilities	456	–	(7)	–	(440	)(7)	–		–	–	(9)	–	–
Investment contracts for account of segregated fund-holders	25	(2)	–	6	(1)		–		2	(12)	(1)	17	–
Total financial instrument liabilities measured at fair value	$3,701	$42	$(7)	$13	$(445)		$(988)		$5	$(12)	$(130)	$2,179	$(17)

(1)	Included within Net investment income (loss) in our Consolidated Statements of Operations.
(2)	During 2010, transfers into Level 3 occur when the inputs used to price the financial instrument lack observable market data and as a result, no longer meet the Level 1 or 2 definitions at the reporting date. In addition, transfers out of Level 3 occur when the pricing inputs become more transparent and satisfy the Level 1 or 2 criteria and are primarily the result of observable market data being available at the reporting date, thus removing the requirement to rely on inputs that lack observability. If a financial instrument is transferred into and out of Level 3 during the same period, it is not included in the above table.
(3)	Total gains and losses in net income (loss) and OCI are calculated assuming transfers into or out of Level 3 occur at the beginning of the period. For a financial instrument that transfers into Level 3 during the reporting period, the entire change in fair value for the period is included in the table above. For transfers out of Level 3 during the reporting period, the change in fair value for the period is excluded from the table above.
(4)	Foreign currency translation relates to the foreign exchange impact of translating from functional currencies of Level 3 financial instruments in foreign subsidiaries to Canadian dollars.
(5)	For liabilities, gains are indicated in negative numbers.
(6)	Some of our medium-term notes matured during the period.
(7)	Other liabilities previously recognized through consolidation of certain SPEs are not recognized where we no longer consolidate the SPEs due to loss of control.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 111

5.B Interest and Other Investment Income

Interest and other investment income consist of the following:

For the years ended December 31,	2011	2010
Interest income:
Cash, cash equivalents and short-term securities	$51	$31
Debt securities – fair value through profit or loss	2,376	2,467
Debt securities – available-for-sale	423	469
Mortgages and loans	1,563	1,603
Derivative investments	42	(47)
Policy loans	178	186
Interest income	4,633	4,709
Equity securities – dividends on fair value through profit or loss	115	107
Equity securities – dividends on available-for-sale	17	14
Investment properties rental income(1)	546	555
Investment properties expenses	(262)	(268)
Foreign exchange gains (losses)	69	(59)
Other income	73	133
Investment expenses and taxes	(136)	(126)
Total interest and other investment income	$5,055	$5,065

(1)	Comprised of operating lease rental income.

5.C Change in Fair Value Through Profit or Loss Assets and Liabilities

Change in fair value through profit or loss assets and liabilities recorded to net income for the years ended December 31 consist of the following:

	2011	2010
Cash, cash equivalents and short-term securities	$4	$4
Debt securities	3,242	2,358
Equity securities	(305)	431
Derivative investments	1,435	(12)
Other invested assets	(15)	48
Investment properties	296	(51)
Total change in fair value through profit or loss assets and liabilities	$4,657	$2,778

5.D Cash, Cash Equivalents, and Short-Term Securities

Cash, cash equivalents and short-term securities presented in the Consolidated Statements of Financial Position and Net cash, cash equivalents and short-term securities presented in the Consolidated Statements of Cash Flows consist of the following:

As at	December 31, 2011	December 31, 2010	January 1, 2010
Cash	$1,506	$880	$1,291
Cash equivalents	2,953	2,729	4,673
Short term securities	4,378	4,853	5,970
Cash, cash equivalents and short-term securities	8,837	8,462	11,934
Less: Bank overdraft, recorded in Other liabilities	106	208	39
Net cash, cash equivalents and short-term securities	$8,731	$8,254	$11,895

112 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

5.E Gross Unrealized Gains and Gross Unrealized Losses on Available-For-Sale Debt and Equity Securities

Gross unrealized gains and gross unrealized losses included in accumulated OCI on AFS debt and equity securities are comprised as follows:

As at December 31, 2011	Amortized cost	Gross unrealized gains	Gross unrealized (losses)	Fair value
Debt securities:
Canadian federal government	$1,190	$5	$(1)	$1,194
Canadian provincial and municipal government	202	12	–	214
U.S. government and agency	932	31	–	963
Other foreign government	388	69	–	457
Corporate	7,516	506	(123)	7,899
Asset-backed securities:
Commercial mortgage-backed securities	200	17	(10)	207
Residential mortgage-backed securities	250	10	–	260
Collateralized debt obligations	32	–	(10)	22
Other	87	–	–	87
Total debt securities	10,797	650	(144)	11,303
Equity securities	797	88	(46)	839
Total debt and equity securities	$11,594	$738	$(190)	$12,142

As at December 31, 2010	Amortized cost	Gross unrealized gains	Gross unrealized (losses)	Fair value
Debt securities:
Canadian federal government	$1,292	$22	$(2)	$1,312
Canadian provincial and municipal government	160	10	–	170
U.S. government and agency	1,207	13	(18)	1,202
Other foreign government	376	51	(1)	426
Corporate	6,700	364	(84)	6,980
Asset-backed securities:
Commercial mortgage-backed securities	210	24	(19)	215
Residential mortgage-backed securities	269	11	–	280
Collateralized debt obligations	39	–	(9)	30
Other	16	–	–	16
Total debt securities	10,269	495	(133)	10,631
Equity securities	654	142	(14)	782
Total debt and equity securities	$10,923	$637	$(147)	$11,413

As at January 1, 2010	Amortized cost	Gross unrealized gains	Gross unrealized (losses)	Fair value
Debt securities:
Canadian federal government	$388	$7	$–	$395
Canadian provincial and municipal government	69	5	–	74
U.S. government and agency	481	9	(20)	470
Other foreign government	450	49	(5)	494
Corporate	7,514	251	(257)	7,508
Asset-backed securities:
Commercial mortgage-backed securities	245	27	(51)	221
Residential mortgage-backed securities	305	14	(1)	318
Collateralized debt obligations	56	–	(14)	42
Other	9	–	–	9
Total debt securities	9,517	362	(348)	9,531
Equity securities	494	129	(13)	610
Total debt and equity securities	$10,011	$491	$(361)	$10,141

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 113

5.F Derivative Financial Instruments and Hedging Activities

The fair values of derivative financial instruments by major class of derivatives are shown in the following table:

As at	December 31, 2011		December 31, 2010		January 1, 2010
	Fair value		Fair value		Fair value
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Interest rate contracts	$2,118	$(760)	$588	$(576)	$444	$(915)
Foreign exchange contracts	432	(174)	981	(63)	823	(121)
Other contracts	82	(125)	79	(79)	188	(258)
Total derivatives	$2,632	$(1,059)	$1,648	$(718)	$1,455	$(1,294)

The following table presents the fair values of derivative assets and liabilities categorized by derivatives designated as hedges for accounting purposes and those not designated as hedges:

	Total notional amount	Fair value
As at December 31, 2011		Assets	Liabilities
Derivative investments(1)	$47,890	$2,494	$(798)
Fair value hedges	1,011	–	(228)
Cash flow hedges	108	2	(25)
Net investment hedges	1,850	136	(8)
Total derivatives	$50,859	$2,632	$(1,059)

(1)	Derivative investments are derivatives that have not been designated as hedges for accounting purposes.

	Total notional amount	Fair value
As at December 31, 2010		Assets	Liabilities
Derivative investments(1)	$39,743	$1,114	$(615)
Fair value hedges	811	3	(58)
Cash flow hedges	96	20	(11)
Net investment hedges	3,164	511	(34)
Total derivatives	$43,814	$1,648	$(718)

(1)	Derivative investments are derivatives that have not been designated as hedges for accounting purposes.

	Total notional amount	Fair value
As at January 1, 2010		Assets	Liabilities
Derivative investments(1)	$43,692	$985	$(1,200)
Fair value hedges	592	1	(25)
Cash flow hedges	92	19	(24)
Net investment hedges	3,193	450	(45)
Total derivatives	$47,569	$1,455	$(1,294)

(1)	Derivative investments are derivatives that have not been designated as hedges for accounting purposes.

Additional information on the derivatives designated as hedges for accounting purposes is included in the following sections.

Hedge ineffectiveness recognized in Interest and other investment income for the years ended December 31 are comprised of the following:

	2011	2010
Fair value hedging ineffectiveness:
(Losses) gains on the hedged items attributable to the hedged risk	$166	$33
Gains (losses) on the hedging derivatives	(166)	(32)
Net ineffectiveness on fair value hedges	–	1
Net investment in foreign operations hedge ineffectiveness	–	–
Cash flow hedging ineffectiveness(1)	–	–
Total hedge ineffectiveness	$–	$1

(1)	Cash flow hedges include equity forwards hedging the variation in the cash flows associated with the anticipated payments expected to occur in 2012, 2013, and 2014 under certain share-based payment plans. The amounts included in accumulated OCI related to the equity forwards are reclassified to net income as the liability is accrued for the share-based payment plan over the vesting period. We expect to reclassify losses of $5 from accumulated OCI to net income within the next 12 months.

114 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

5.G Investment Properties

Changes in investment properties are as follows:

For the years ended December 31	2011	2010
Balance, beginning of year	$4,544	$4,546
Additions	599	239
Leasing commissions and tenant inducements, amortization	(19)	(17)
Fair value gains (losses)	293	(93)
Disposals	(144)	(75)
Transfers from property and equipment	6	22
Foreign exchange rate movements	34	(78)
Balance, end of year	$5,313	$4,544

5.H Securities Lending

The Company engages in securities lending to generate additional income. Certain securities from its portfolio are loaned to other institutions for short periods. Collateral, which exceeds the fair value of the loaned securities, is deposited by the borrower with a lending agent, usually a securities custodian, and maintained by the lending agent until the underlying security has been returned to us. The fair value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the fair values fluctuate. Certain arrangements allow us to invest the cash collateral received for the securities loaned. It is our practice to obtain a guarantee from the lending agent against counterparty default, including non-cash collateral deficiency. As at December 31, 2011, the Company loaned securities, which are included in invested assets, with a carrying value and fair value of approximately $746 ($555 on December 31, 2010 and $785 on January 1, 2010) for which the collateral held was $784 ($585 on December 31, 2010 and $827 on January 1, 2010).

6. Financial Instrument Risk Management

The significant risks related to financial instruments are credit risk, liquidity risk and market risk (currency, interest rate, and equity). The following sections describe how we manage each of these risks.

Some of our financial instruments risk management policies and procedures are described in our Annual Management’s Discussion and Analysis (“MD&A”) for the year ended December 31, 2011. The shaded text and tables in the Risk Management section of the MD&A represent part of our disclosures on Market Risk and include discussions on how we measure our risk and our objectives, policies and methodologies for managing these risks. Therefore, the shaded text and tables represent an integral part of these Consolidated Financial Statements.

We use derivative instruments to manage risks related to interest rate, equity market and currency fluctuations and in replication strategies for permissible investments. We do not engage in speculative investment in derivatives. The gap in market sensitivities or exposures between liabilities and supporting assets is monitored and managed within defined tolerance limits by, where appropriate, the use of derivative instruments. Models and techniques are used by us to measure the continuing effectiveness of our risk management strategies.

6.A. Credit Risk

Risk Description

Credit risk is the risk of loss from amounts owed by our financial counterparties. We are subject to credit risk in connection with issuers of securities held in our investment portfolio, debtors (e.g. mortgagors), structured securities, reinsurers, derivative counterparties, other financial institutions (e.g. amounts held on deposit) and other entities. Losses may occur when a counterparty fails to make timely payments pursuant to the terms of the underlying contractual arrangement or when the counterparty’s credit rating or risk profile otherwise deteriorates. Credit risk can also arise in connection with deterioration in the value of or ability to realize on any underlying security that may be used to collateralize the debt obligation. Credit risk can occur at multiple levels; as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Events that result in defaults, impairments or downgrades of the securities in our investment portfolio would cause the Company to record realized or unrealized losses, and increase our provisions for asset default, adversely impacting earnings.

Credit Risk Management Governance and Control

Key controls utilized in the management and measurement of credit risk are outlined below:

•	Enterprise-wide risk appetite and tolerance limits have been established for credit risk
•	Ongoing monitoring and reporting of credit risk sensitivities against pre-established risk tolerance limits
•	Detailed credit risk management policies, guidelines and procedures
•	Specific investment diversification requirements such as defined investment limits for asset class, geography and industry
•	Risk based credit portfolio, counterparty and sector exposure limits
•	Mandatory use of credit quality ratings for portfolio investments which are established and reviewed regularly
•	Comprehensive due diligence processes and ongoing credit analysis
•	Regulatory solvency requirements that include risk based capital requirements
•	Comprehensive compliance monitoring practices and procedures including reporting against pre-established investment limits
•	Reinsurance exposures are monitored to ensure that no single reinsurer represents an undue level of credit risk
•	Stress-testing techniques, such as Dynamic Capital Adequacy Testing (“DCAT”), are used to measure the effects of large and sustained adverse credit developments

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 115

•	Reserve provisions are established in accordance with standards set forth by the CIA
•	Target capital levels that exceed regulatory minimums
•	Active credit risk governance including independent monitoring and review and reporting to senior management and the Board

6.A.i Maximum Exposure to Credit Risk

Our maximum credit exposure related to financial instruments as at December 31 is the balance as presented in our Consolidated Statements of Financial Position as we believe that these carrying amounts best represent the maximum exposure to credit risk. The credit exposure for debt securities may be increased to the extent that the amounts recovered from default are insufficient to satisfy the actuarial liability cash flows that the assets are intended to support.

The positive fair value of derivative assets is used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all derivative contracts with a positive fair value. Additionally, we have credit exposure to items not on the Consolidated Statements of Financial Position as follows:

As at	December 31, 2011	December 31, 2010	January 1, 2010
Off-balance sheet items:
Loan commitments(1)	$779	$666	$446
Guarantees	55	31	45
Total off-balance sheet items	$834	$697	$491

(1)	Loan commitments include commitments to extend credit under commercial and residential mortgages and private debt securities. Private debt securities commitments contain provisions that allow for withdrawal of the commitment if there is deterioration in the credit quality of the borrower.

6.A.ii Collateral Held

Collateral Held and Other Credit Enhancements

During the normal course of business, we invest in financial assets secured by real estate properties, pools of financial assets, third-party financial guarantees, credit insurance and other arrangements. In the case of derivatives, collateral is collected from the counterparty to manage the credit exposure according to the Credit Support Annex (“CSA”), which forms part of the International Swaps and Derivatives Association’s (“ISDA”) Master Agreement. It is our common practice to execute a CSA in conjunction with an ISDA Master Agreement.

6.A.iii Concentration Risk

Concentrations of credit risk arise from exposures to a single debtor, a group of related debtors or groups of debtors that have similar credit risk characteristics, such as groups of debtors in the same economic or geographic regions or in similar industries. The financial instrument issuers have similar economic characteristics so that their ability to meet contractual obligations may be impacted similarly by changes in the economic or political conditions. We manage this risk by appropriately diversifying our investment portfolio through the use of concentration limits. In particular, we maintain policies which set counterparty exposure limits to manage the credit exposure for investments in any single issuer or any associated group of issuers. Exceptions exist for investments in securities which are issued or guaranteed by the Government of Canada, United States or United Kingdom and issuers for which the Board has granted specific approval. Mortgages are collateralized by the related property, and generally do not exceed 75% of the value of the property at the time the original loan is made. Our mortgages and loans are diversified by type and location and, for mortgages, by borrower. Loans provide diversification benefits (name, industry and geography) and often provide stronger covenants and collateral than public debt securities, thereby providing both better credit protection and potentially higher recoveries in the event of default.

The following tables provide details of the debt securities, mortgages and loans held by issuer country, geographic location and industry sector where applicable.

The carrying value of debt securities by geographic location is shown in the following tables. The geographic location is based on the country of the creditor’s parent.

As at December 31, 2011	Fair value through profit or loss	Available- for-sale	Total debt securities
Canada	$18,692	$2,007	$20,699
United States	19,378	6,675	26,053
United Kingdom	5,546	498	6,044
Other	8,011	2,123	10,134
Balance, end of period	$51,627	$11,303	$62,930

As at December 31, 2010	Fair value through profit or loss	Available- for-sale	Total debt securities
Canada	$16,156	$1,807	$17,963
United States	18,784	6,567	25,351
United Kingdom	5,165	469	5,634
Other	7,877	1,788	9,665
Balance, end of period	$47,982	$10,631	$58,613

116 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

As at January 1, 2010	Fair value through profit or loss	Available- for-sale	Total debt securities
Canada	$14,529	$761	$15,290
United States	17,257	6,399	23,656
United Kingdom	5,306	756	6,062
Other	7,292	1,615	8,907
Balance, end of period	$44,384	$9,531	$53,915

The carrying value of debt securities by issuer and industry sector is shown in the following table:

As at December 31, 2011	Fair value through profit or loss	Available- for-sale	Total debt securities
Debt securities issued or guaranteed by:
Canadian federal government	$2,324	$1,194	$3,518
Canadian provincial and municipal government	9,319	214	9,533
U.S. government and agency	2,129	963	3,092
Other foreign government	4,895	457	5,352
Total government issued or guaranteed debt securities	18,667	2,828	21,495
Corporate debt securities by industry sector:
Financials	8,597	2,786	11,383
Utilities and energy	8,560	1,302	9,862
Telecommunication services	1,715	568	2,283
Consumer staples and discretionary	5,834	1,582	7,416
Industrials	2,364	609	2,973
Other	2,732	1,052	3,784
Total corporate debt securities	29,802	7,899	37,701
Asset-backed securities	3,158	576	3,734
Total debt securities	$51,627	$11,303	$62,930

As at December 31, 2010	Fair value through profit or loss	Available- for-sale	Total debt securities
Debt securities issued or guaranteed by:
Canadian federal government	$2,136	$1,312	$3,448
Canadian provincial and municipal government	7,273	170	7,443
U.S. government and agency	1,876	1,202	3,078
Other foreign government	4,353	426	4,779
Total government issued or guaranteed debt securities	15,638	3,110	18,748
Corporate debt securities by industry sector:
Financials	9,553	2,900	12,453
Utilities and energy	7,735	1,009	8,744
Telecommunication services	1,811	596	2,407
Consumer staples and discretionary	5,266	1,307	6,573
Industrials	2,211	552	2,763
Other	2,176	616	2,792
Total corporate debt securities	28,752	6,980	35,732
Asset-backed securities	3,592	541	4,133
Total debt securities	$47,982	$10,631	$58,613

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 117

As at January 1, 2010	Fair value through profit or loss	Available- for-sale	Total debt securities
Debt securities issued or guaranteed by:
Canadian federal government	$2,540	$395	$2,935
Canadian provincial and municipal government	6,289	74	6,363
U.S. government and agency	1,416	470	1,886
Other foreign government	4,032	494	4,526
Total government issued or guaranteed debt securities	14,277	1,433	15,710
Corporate debt securities by industry sector:
Financials	10,109	3,403	13,512
Utilities and energy	6,686	1,053	7,739
Telecommunication services	2,169	786	2,955
Consumer staples and discretionary	4,125	1,277	5,402
Industrials	1,919	512	2,431
Other	1,563	477	2,040
Total corporate debt securities	26,571	7,508	34,079
Asset-backed securities	3,536	590	4,126
Total debt securities	$44,384	$9,531	$53,915

The carrying value of mortgages and loans by geographic location is shown in the following table. The geographic location for mortgages is based on location of property, while for corporate loans it is based on the country of the creditor’s parent. Residential mortgages include mortgages for both single and multiple family dwellings.

As at December 31, 2011	Residential	Non-residential	Loans	Total
Canada	$2,011	$5,489	$9,154	$16,654
United States	219	5,612	3,135	8,966
United Kingdom	–	24	253	277
Other	–	–	1,858	1,858
Total mortgages and loans	$2,230	$11,125	$14,400	$27,755

As at December 31, 2010
Canada	$2,272	$5,167	$8,368	$15,807
United States	223	5,592	2,593	8,408
United Kingdom	–	48	190	238
Other	–	–	1,581	1,581
Total mortgages and loans	$2,495	$10,807	$12,732	$26,034

As at January 1, 2010
Canada	$2,342	$5,245	$8,588	$16,175
United States	290	6,247	2,376	8,913
United Kingdom	–	57	187	244
Other	–	–	1,589	1,589
Total mortgages and loans	$2,632	$11,549	$12,740	$26,921

118 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

6.A.iv Contractual Maturities of Mortgages, Debt Securities and Derivatives

The contractual maturities of debt securities are shown in the table below. Debt securities that are not due at a single maturity date are included in the table in the year of final maturity. Actual maturities could differ from contractual maturities because of the borrower’s right to call or extend or right to prepay obligations, with or without prepayment penalties.

As at December 31, 2011	Fair value through profit or loss	Available- for-sale	Total debt securities
Due in 1 year or less	$2,865	$1,073	$3,938
Due in years 2-5	10,850	4,567	15,417
Due in years 6-10	9,633	2,266	11,899
Due after 10 years	28,279	3,397	31,676
Total debt securities	$51,627	$11,303	$62,930

As at December 31, 2010
Due in 1 year or less	$3,490	$1,377	$4,867
Due in years 2-5	10,984	3,786	14,770
Due in years 6-10	9,958	2,357	12,315
Due after 10 years	23,550	3,111	26,661
Total debt securities	$47,982	$10,631	$58,613

As at January 1, 2010
Due in 1 year or less	$2,024	$476	$2,500
Due in years 2-5	10,620	2,663	13,283
Due in years 6-10	9,860	2,801	12,661
Due after 10 years	21,880	3,591	25,471
Total debt securities	$44,384	$9,531	$53,915

The carrying value of mortgages by scheduled maturity before allowances for losses, are as follows:

As at	December 31, 2011	December 31, 2010	January 1, 2010
Due in 1 year or less	$941	$1,412	$1,340
Due in years 2-5	5,474	4,467	4,452
Due in years 6-10	4,247	4,745	5,236
Due after 10 years	2,889	2,872	3,263
Total mortgages	$13,551	$13,496	$14,291

The carrying value of loans by scheduled maturity, before allowances for losses, are as follows:

As at	December 31, 2011	December 31, 2010	January 1, 2010
Due in 1 year or less	$905	$1,013	$1,154
Due in years 2-5	4,555	4,207	4,400
Due in years 6-10	3,292	2,697	2,860
Due after 10 years	5,675	4,886	4,390
Total loans	$14,427	$12,803	$12,804

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 119

Notional amounts of derivative financial instruments are the basis for calculating payments and are generally not the actual amounts exchanged. The following tables provide the notional amounts of derivative instruments outstanding by type of derivative and term to maturity:

	Term to Maturity
As at December 31, 2011	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Over-the-counter contracts:
Interest rate contracts:
Swap contracts	$565	$4,928	$14,029	$19,522
Options purchased	219	2,099	3,798	6,116
Options written(1)	–	815	1,427	2,242
Foreign exchange contracts:
Forward contracts	1,902	–	161	2,063
Swap contracts	245	3,631	5,113	8,989
Other contracts:
Options purchased	1,332	96	–	1,428
Forward contracts	63	88	–	151
Swap contracts	177	31	–	208
Options written	–	–	–	–
Credit derivatives	–	169	–	169
Exchange-traded contracts:
Interest rate contracts:
Futures contracts	2,358	148	–	2,506
Foreign exchange contracts:
Futures contracts	613	–	–	613
Equity contracts:
Futures contracts	5,902	–	–	5,902
Options purchased	903	26	–	929
Options written	21	–	–	21
Total notional amount	$14,300	$12,031	$24,528	$50,859

(1)	These are covered short derivative positions that may include interest rate options, swaptions or floors.

	Term to Maturity
As at December 31, 2010	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Over-the-counter contracts:
Interest rate contracts:
Swap contracts	$1,312	$4,890	$11,486	$17,688
Options purchased	400	1,387	2,497	4,284
Options written(1)	–	598	1,395	1,993
Foreign exchange contracts:
Forward contracts	2,092	87	156	2,335
Swap contracts	758	3,522	4,894	9,174
Other contracts:
Options purchased	1,695	213	–	1,908
Forward contracts	32	66	–	98
Swap contracts	234	69	–	303
Options written	–	–
Credit derivatives	–	172	10	182
Exchange-traded contracts:
Interest rate contracts:
Futures contracts	1,125	139	–	1,264
Foreign exchange contracts:
Futures contracts	302	–	–	302
Equity contracts:
Futures contracts	3,588	–	–	3,588
Options purchased	607	88	–	695
Total notional amount	$12,145	$11,231	$20,438	$43,814

(1)	These are covered short derivative positions that may include interest rate options, swaptions or floors.

120 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

	Term to Maturity
As at January 1, 2010	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Over-the-counter contracts:
Interest rate contracts:
Swap contracts	$2,304	$6,563	$12,389	$21,256
Options purchased	509	1,440	3,628	5,577
Options written(1)	425	–	–	425
Foreign exchange contracts:
Forward contracts	2,123	65	167	2,355
Swap contracts	432	3,322	4,771	8,525
Other contracts:
Options purchased	2,829	425	–	3,254
Forward contracts	32	64	–	96
Swap contracts	185	104	–	289
Options written	1,319	–	–	1,319
Credit derivatives	5	222	10	237
Exchange-traded contracts:
Interest rate contracts:
Futures contracts	855	81	–	936
Foreign exchange contracts:
Futures contracts	–	–	–	–
Equity contracts:
Futures contracts	3,298	–	–	3,298
Options purchased	2	–	–	2
Total notional amount	$14,318	$12,286	$20,965	$47,569

(1)	These are covered short derivative positions that may include interest rate options, swaptions or floors.

The following tables provide the fair value of derivative instruments outstanding by term to maturity:

	Term to maturity
As at December 31, 2011	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Derivative assets	$146	$499	$1,987	$2,632
Derivative liabilities	$(60)	$(276)	$(723)	$(1,059)

	Term to maturity
As at December 31, 2010	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Derivative assets	$159	$699	$790	$1,648
Derivative liabilities	$(69)	$(219)	$(430)	$(718)

	Term to maturity
As at January 1, 2010	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Derivative assets	$190	$726	$539	$1,455
Derivative liabilities	$(245)	$(365)	$(684)	$(1,294)

6.A.v Asset Quality

The following sections describe our assessment of the credit quality of our financial assets. We monitor credit quality based on internal risk ratings as well as ratings assigned by external rating agencies where available.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 121

Debt Securities by Credit Rating

Investment grade debt securities are those rated BBB and above. Our debt security portfolio was 97% investment grade based on carrying value as at December 31, 2011 (96% as at December 31, 2010 and 95% as at January 1, 2010). The carrying value of debt securities by credit rating is shown in the following table:

As at December 31, 2011	Fair value through profit or loss	Available- for-sale debt	Total debt securities
Debt securities by credit rating(1)
AAA	$9,098	$2,853	$11,951
AA	10,369	1,156	11,525
A	15,667	3,886	19,553
BBB	14,857	3,214	18,071
BB and lower	1,636	194	1,830
Total debt securities	$51,627	$11,303	$62,930

As at December 31, 2010	Fair value through profit or loss	Available- for-sale debt	Total debt securities
Debt securities by credit rating(1)
AAA	$8,998	$3,153	$12,151
AA	9,426	1,177	10,603
A	14,489	3,199	17,688
BBB	13,155	2,834	15,989
BB and lower	1,914	268	2,182
Total debt securities	$47,982	$10,631	$58,613

As at January 1, 2010	Fair value through profit or loss	Available- for- sale debt	Total debt securities
Debt securities by credit rating(1)
AAA	$8,751	$1,742	$10,493
AA	8,396	1,042	9,438
A	13,049	3,378	16,427
BBB	12,076	2,847	14,923
BB and lower	2,112	522	2,634
Total debt securities	$44,384	$9,531	$53,915

(1)	Local currency denominated sovereign debts of certain developing countries, used in backing local liabilities, have been classified as investment grade.

Mortgages and Loans by Credit Rating

The credit quality of mortgages and loans is evaluated internally through regular monitoring of credit related exposures. We use judgement and experience to determine what factors should be considered when assigning an internal credit rating, which is validated through the use of credit scoring models, to a particular mortgage or corporate loan. The internal credit ratings reflect the credit quality of the borrower as well as the value of any collateral.

The following tables summarize our mortgages and loans by credit quality indicator:

Mortgages by Credit Rating

As at	December 31, 2011	December 31, 2010	January 1, 2010
Insured	$1,685	$1,704	$1,681
High quality(1)	3,356	3,838	4,462
Medium quality(2)	6,538	5,841	6,639
Below medium quality(3)	1,432	1,629	1,239
Impaired	344	290	160
Total mortgages	$13,355	$13,302	$14,181

(1)	Amounts include past due of $Nil as at December 31, 2011 ($14 as at December 31, 2010 and $12 as at January 1, 2010).
(2)	Amounts include past due of $Nil as at December 31, 2011 ($48 as at December 31, 2010 and $16 as at January 1, 2010).
(3)	Amounts include past due of $10 as at December 31, 2011 ($17 as at December 31, 2010 and $2 as at January 1, 2010).

122 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

Loans by Credit Rating

As at	December 31, 2011	December 31, 2010	January 1, 2010
AAA	$277	$272	$341
AA	1,257	1,446	1,806
A	7,094	5,760	5,035
BBB	5,390	4,791	4,987
BB and lower(1)	340	398	491
Impaired	42	65	80
Total	$14,400	$12,732	$12,740

(1)	Amounts include past due of $Nil as at December 31, 2011 ($Nil as at December 31, 2010 and $1 as at January 1, 2010).

Derivative Financial Instruments by Counterparty Credit Rating

Derivative instruments are either exchange-traded or OTC contracts negotiated between counterparties. Since counterparty failure in an OTC derivative transaction could render it ineffective for hedging purposes, we generally transact our derivative contracts with highly rated counterparties. In limited circumstances, we will enter into transactions with lower rated counterparties if credit enhancement features are included. As at December 31, 2011, we had assets of $540 ($459 as at December 31, 2010 and $476 as at January 1, 2010) pledged as collateral for derivative contracts. The assets pledged are cash, cash equivalents and short-term securities.

As at December 31, 2011, we held collateral assets with a fair value of $1,897 ($928 as at December 31, 2010 and $568 as at January 1, 2010) under certain derivative contracts and we are usually permitted to sell or re-pledge this collateral. We have not sold or re-pledged any collateral. The assets pledged are primarily cash, U.S. Treasuries, and other government securities. The terms and conditions related to the use of the collateral are consistent with industry practice.

The following tables show the derivative financial instruments with a positive fair value split by counterparty credit rating:

	Gross positive replacement cost(1)	Impact of master netting agreements(2)	Net replacement cost(3)
As at December 31, 2011
Over-the-counter contracts:
AA	$624	$(192)	$432
A	1,942	(341)	1,601
BBB	9	(9)	–
Exchange-traded	57	(28)	29
Total	$2,632	$(570)	$2,062
As at December 31, 2010
Over-the-counter contracts:
AA	$746	$(139)	$607
A	869	(173)	696
Exchange-traded	33	(4)	29
Total	$1,648	$(316)	$1,332
As at January 1, 2010
Over-the-counter contracts:
AA	$599	$(166)	$433
A	822	(416)	406
Exchange-traded	34	(7)	27
Total	$1,455	$(589)	$866

(1)	Used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all contracts with a positive fair value.
(2)	The credit risk associated with derivative assets subject to master netting arrangements is reduced by derivative liabilities due to the same counterparty in the event of default. Our overall exposure to credit risk reduced through master netting arrangements may change substantially following the reporting date as the exposure is affected by each transaction subject to the arrangement.
(3)	Gross positive replacement cost after netting agreements.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 123

Reinsurance Counterparties Exposure by Credit Rating

The following is the potential maximum exposure to loss based on ceded reserves and outstanding claims. The ratings are those assigned by external ratings agencies where available.

As at December 31, 2011	Gross exposure	Collateral	Net exposure
AAA	$1	$1	$–
AA	1,912	340	1,572
A	246	3	243
BB	854	837	17
Not Rated	264	83	181
Total	$3,277	$1,264	$2,013

As at December 31, 2010	Gross exposure	Collateral	Net exposure
AAA	$1	$1	$–
AA	1,883	312	1,571
A	1,063	2	1,061
BB	778	752	26
Not Rated	130	37	93
Total	$3,855	$1,104	$2,751

As at January 1, 2010	Gross exposure	Collateral	Net exposure
AAA	$21	$–	$21
AA	1,729	174	1,555
A	804	21	783
BB	763	682	81
Not Rated	26	9	17
Total	$3,343	$886	$2,457

6.A.vi Impairment of Assets

Management assesses debt and equity securities, mortgages and loans and other invested assets for objective evidence of impairment at each reporting date. We employ a portfolio monitoring process to identify assets or groups of assets that have objective evidence of impairment, having experienced a loss event or events that has an impact on the estimated future cash flows of the asset or group of assets. There are inherent risks and uncertainties in our evaluation of assets or groups of assets for objective evidence of impairment, including both internal and external factors such as general economic conditions, issuers’ financial conditions and prospects for economic recovery, market interest rates, unforeseen events which affect one or more issuers or industry sectors, and portfolio management parameters, including asset mix, interest rate risk, portfolio diversification, duration matching and greater than expected liquidity needs. All of these factors could impact our evaluation of an asset or group of assets for objective evidence of impairment.

Management exercises considerable judgment in assessing for objective evidence of impairment and, based on its assessment, classifies specific assets as performing or into one of our credit quality lists:

“Monitor List” – the timely collection of all contractually specified cash flows is reasonably assured, but changes in issuer-specific facts and circumstances require monitoring. No impairment charge is recorded for unrealized losses on assets related to these debtors.

“Watch List” – the timely collection of all contractually specified cash flows is reasonably assured, but changes in issuer-specific facts and circumstances require heightened monitoring. An asset is moved from the Monitor List to the Watch List when changes in issuer-specific facts and circumstances increase the possibility that a security may experience a loss event on an imminent basis. No impairment charge is recorded for unrealized losses on assets related to these debtors.

“Impaired List” – the timely collection of all contractually specified cash flows is no longer reasonably assured. For these investments that are classified as AFS or amortized cost, an impairment charge is recorded or the asset is sold and a realized loss is recorded as a charge to income. Impairment charges and realized losses are recorded on assets related to these debtors.

Equity securities and other invested assets are assessed for impairment according to the prospect of recovering the cost of our investment from estimated future cash flows.

Our approach to determining whether there is objective evidence of impairment varies by asset type. However, in all cases, we have a process to ensure that in all instances where a decision has been made to sell an asset at a loss, the asset is impaired.

Debt Securities

Objective evidence of impairment on debt securities involves an assessment of the issuer’s ability to meet current and future contractual interest and principal payments. In determining whether debt securities have objective evidence of impairment, we employ a screening process. The process identifies securities in an unrealized loss position, with particular attention paid to those securities whose fair value to amortized cost percentages have been less than 80% for an extended period of time. Discrete credit events, such

124 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

as a ratings downgrade, are also used to identify securities that may have objective evidence of impairment. The securities identified are then evaluated based on issuer-specific facts and circumstances, including an evaluation of the issuer’s financial condition and prospects for economic recovery, evidence of difficulty being experienced by the issuer’s parent or affiliate, and management’s assessment of the outlook for the issuer’s industry sector.

Management also assesses previously impaired debt securities whose fair value has recovered to determine whether it is objectively related to an event occurring subsequent to the impairment loss that has an impact on the estimated future cash flows of the asset.

Asset backed securities are assessed for objective evidence of impairment on an alternative basis. Specifically, we periodically update our best estimate of cash flows over the life of the security. In the event that there is an adverse change in the expected cash flows, the asset is impaired. Estimating future cash flows is a quantitative and qualitative process that incorporates information received from third parties, along with assumptions and judgments about the future performance of the underlying collateral. Losses incurred on the respective mortgage-backed securities portfolios are based on loss models using assumptions about key systematic risks, such as unemployment rates and housing prices, and loan-specific information such as delinquency rates and loan-to-value ratios.

Equity Securities and Other Invested Assets

Objective evidence of impairment for equity securities as well as investments in limited partnerships, segregated funds and mutual funds involves an assessment of the prospect of recovering the cost of our investment. Instruments in an unrealized loss position are reviewed to determine if objective evidence of impairment exists. Objective evidence of impairment for these instruments includes, but is not limited to, the financial condition and near-term prospects of the issuer, including information about significant changes with adverse effects that have taken place in the technological, market, economic or legal environment in which the issuer operates, and a significant or prolonged decline in the fair value of the instruments below their cost.

We apply presumptive impairment tests to determine whether there has been a significant or prolonged decline in the fair value of an instrument below its cost, and unless extenuating circumstances exist, the instrument is considered to be impaired.

Mortgages and Loans

Objective evidence of impairment on mortgages and loans involves an assessment of the borrower’s ability to meet current and future contractual interest and principal payments. In determining whether an individual mortgage or loan has objective evidence of impairment, we consider a number of triggers that cause us to reassess its creditworthiness and consequent cause for concern, generally based on a decline in the current financial position of the borrower and, for collateral-dependant mortgages and loans, the value of the collateral.

Mortgages and loans causing concern are monitored closely and evaluated for objective evidence of impairment. For these mortgages and loans, we review information that is appropriate to the circumstances, including recent operating developments, strategy review, time lines for remediation, financial position of the borrower and, for collateral-dependent mortgages and loans, the value of security as well as occupancy and cash flow considerations.

In addition to specific allowances, circumstances may warrant a collective allowance based on objective evidence of impairment for a group of mortgages and loans. In our review, we consider, for example in the case of certain collateral-dependant mortgages and loans, regional economic conditions, developments for various property types, or significant exposure to struggling tenants in determining whether there is objective evidence of impairment, even though it is not possible to identify specific mortgages and loans which are likely to become impaired on an individual basis.

Management also assesses previously impaired mortgages and loans to determine whether a recovery is objectively related to an event occurring subsequent to the impairment loss that has an impact on the estimated future cash flows of the asset.

Impairment of Fair Value Through Profit or Loss Assets

We generally maintain distinct asset portfolios for each line of business. Changes in the fair values of these assets are largely offset by changes in the fair value of liabilities for insurance contracts, when there is an effective matching of assets and liabilities. When assets are designated as FVTPL, the change in fair value arising from impairment is not required to be separately disclosed under IFRS. The reduction in fair values of FVTPL debt securities attributable to impairment results in an increase in liabilities for insurance contracts charged through the Consolidated Statements of Operations for the period.

Impairment of Available-For-Sale Assets

We wrote down $34 of impaired AFS assets recorded at fair value during 2011 ($34 during 2010). These write-downs are included in Net gains (losses) on AFS assets in our Consolidated Statements of Operations.

We did not reverse any impairment on AFS debt securities during 2011 and 2010.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 125

Past Due and Impaired Mortgages and Loans

The distribution of mortgages and loans by credit quality as at December 31 is shown in the following tables:

	Gross Carrying Value				Allowance for Losses
	Mortgages		Loans	Total	Mortgages	Loans	Total
As at December 31, 2011
Not past due	$13,001		$14,358	$27,359	$–	$–	$–
Past due:
Past due less than 90 days	10		–	10	–	–	–
Past due 90 to 179 days	–		–	–	–	–	–
Past due 180 days or more	–		–	–	–	–	–
Impaired	540		69	609	196	27	223
Total	$13,551		$14,427	$27,978	$196	$27	$223

As at December 31, 2010
Not past due	$12,933		$12,667	$25,600	$–	$–	$–
Past due:
Past due less than 90 days	79		–	79	–	–	–
Past due 90 to 179 days	–		–	–	–	–	–
Past due 180 days or more	–		–	–	–	–	–
Impaired	484	(1)	136	620	194	71	265
Total	$13,496		$12,803	$26,299	$194	$71	$265
As at January 1, 2010
Not past due	$13,991		$12,659	$26,650	$–	$–	$–
Past due:
Past due less than 90 days	30		–	30	–	–	–
Past due 90 to 179 days	–		–	–	–	–	–
Past due 180 days or more	–		1	1	–	–	–
Impaired	270		144	414	110	64	174
Total	$14,291		$12,804	$27,095	$110	$64	$174

(1)	$115 of restructured mortgages are no longer classified as impaired, because they are performing and do not require an allowance.

Possession of Collateral on Foreclosed Assets

During 2011, we took possession of real estate collateral of $11 that we held as security for mortgages ($22 in 2010). These assets are either retained as real estate assets held for sale if they comply with our investment policy standards or sold.

Changes in Allowances for Losses

The changes in the allowances for losses are as follows:

	Mortgages	Loans	Total
Balance, January 1, 2010	$110	$64	$174
Provision for losses	106	11	117
Write-offs, net of recoveries	(14)	(1)	(15)
Foreign exchange rate movements	(8)	(3)	(11)
Balance, December 31, 2010	$194	$71	$265
Provision for losses	60	(1)	59
Write-offs, net of recoveries	(63)	(44)	(107)
Foreign exchange rate movements	5	1	6
Balance, December 31, 2011	$196	$27	$223

6.B Liquidity Risk

Liquidity risk is the risk that we will not be able to fund all cash outflow commitments as they fall due.

We generally maintain a conservative liquidity position and employ a wide range of liquidity risk management practices and controls, which are described below:

•	Liquidity is managed in accordance with our liquidity policies and operating guidelines.

126 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

•

Stress testing of our liquidity is performed by comparing liquidity coverage ratios under one-month and one-year stress scenarios to Company policy thresholds. These liquidity ratios are measured and managed at the business segment level and at the total Company level.

•

Cash management and asset liability management programs support our ability to maintain our financial position by ensuring that sufficient cash flow and liquid assets are available to cover potential funding requirements. We invest in various types of assets with a view of matching them to our liabilities of various durations.

•	Target capital levels exceed regulatory minimums. We actively manage and monitor our capital and asset levels, and the diversification and credit quality of our investments.
•	We maintain various credit facilities for general corporate purposes.
•	We also maintain liquidity contingency plans for the management of liquidity in the event of a liquidity crisis.

We are subject to various regulations in the jurisdictions in which we operate. The ability of SLF Inc.’s subsidiaries to pay dividends and transfer funds is regulated in certain jurisdictions and may require local regulatory approvals and the satisfaction of specific conditions in certain circumstances. Through effective cash management and capital planning, SLF Inc. ensures that its subsidiaries, as a whole and on a stand-alone basis, are appropriately funded and maintain adequate liquidity to meet obligations, both individually and in aggregate.

Based on our historical cash flows and liquidity management processes, we believe that the cash flows from our operating activities will continue to provide sufficient liquidity for us to satisfy debt service obligations and to pay other expenses as they fall due.

6.C Market Risk

Risk Description

We are exposed to significant financial and capital market risk – the risk that the fair value or future cash flows of an insurance contract or financial instrument will fluctuate because of changes or volatility in market prices. Market risk includes: (i) equity market risk, resulting from changes in equity market prices; (ii) interest rate risk, resulting from changes in interest rates or spreads; (iii) currency risk, resulting from changes in foreign exchange rates; and (iv) real estate risk resulting from changes in real estate prices. In addition, we are subject to other price risk resulting from changes in market prices other than those arising from equity risk, interest rate risk, currency risk or real estate risk, whether those changes are caused by factors specific to the individual insurance contract, financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market.

Market Risk Management Governance and Control

We employ a wide range of market risk management practices and controls, as outlined below:

•	Enterprise wide risk appetite and tolerance limits have been established for market risk
•	Market risk exposures are compared to pre-established risk tolerance limits and reported to the Risk Review Committee of the Board on a regular basis
•	Detailed asset-liability and market risk management policies, guidelines and procedures are in place
•

Management and governance of market risks is achieved through various asset-liability management and risk committees that oversee key market risk strategies and tactics, review compliance with applicable policies and standards, and review investment and hedging performance

•	Hedging and asset-liability management programs are maintained in respect of key selected market risks
•	Product development and pricing policies require a detailed risk assessment and pricing provisions for material market risks
•	Stress-testing techniques, such as DCAT, are used to measure the effects of large and sustained adverse market movements
•	Insurance contract liability provisions are established in accordance with standards set forth by the CIA
•	Target capital levels established that exceed regulatory minimums

6.C.i Equity Market Risk

Equity market risk is the potential for financial loss arising from declines and volatility in equity market prices. We are exposed to equity risk from a number of sources. Our primary exposure to equity risk arises in connection with benefit guarantees on variable annuity and segregated fund annuity contracts (i.e. segregated fund products in SLF Canada, variable annuities in SLF U.S. and run-off reinsurance in our Corporate segment). These benefit guarantees are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization.

We derive a portion of our revenue from fee income generated by our asset management businesses and from certain insurance and annuity contracts where fee income is levied on account balances that generally move in line with equity market levels. Accordingly, adverse fluctuations in the market value of such assets would result in corresponding adverse impacts on our revenue and net income. In addition, declining and volatile equity markets may have a negative impact on sales and redemptions (surrenders) for this business, resulting in further adverse impacts on our net income and financial position.

We also have direct exposure to equity markets from the investments supporting other general account liabilities, surplus and employee benefit plans. These exposures generally fall within our risk taking philosophy and appetite and are therefore generally not hedged.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 127

The carrying value of equities by issuer country is shown in the following table:

As at December 31, 2011	Fair value through profit or loss	Available- for-sale	Total equities
Canada	$2,715	$100	$2,815
United States	458	583	1,041
United Kingdom	174	34	208
Other	384	122	506
Total equities	$3,731	$839	$4,570

As at December 31, 2010	Fair value through profit or loss	Available- for-sale	Total equities
Canada	$2,642	$118	$2,760
United States	1,181	464	1,645
United Kingdom	241	50	291
Other	385	150	535
Total equities	$4,449	$782	$5,231

As at January 1, 2010	Fair value through profit or loss	Available- for-sale	Total equities
Canada	$2,311	$117	$2,428
United States	1,137	442	1,579
United Kingdom	501	7	508
Other	410	44	454
Total equities	$4,359	$610	$4,969

6.C.ii Embedded Derivatives Risk

An embedded derivative is contained within a host insurance contract if it includes an identifiable condition to modify the cash flows that are otherwise payable. This section is applicable to those embedded derivatives where we are not required to, and have not measured (either separately or together with the host contract) the embedded derivative at fair value.

The most significant market risk exposure from embedded derivatives arises in connection with the benefit guarantees on variable annuity and segregated fund annuity contracts (i.e. segregated fund products in Canada, variable annuities in SLF U.S. and run-off reinsurance in our Corporate segment). These benefit guarantees are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization. We have implemented hedging programs to mitigate a portion of this market risk exposure.

We are also exposed to significant interest rate risk from embedded derivatives in certain general account products and variable annuity and segregated fund contracts, which contain explicit or implicit investment guarantees in the form of minimum crediting rates, guaranteed premium rates, settlement options and benefit guarantees. If investment returns fall below guaranteed levels, we may be required to increase liabilities or capital in respect of these contracts. The guarantees attached to these products may be applicable to both past premiums collected and future premiums not yet received. Variable annuity and segregated fund contracts provide benefit guarantees that are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization. These products are included in our asset-liability management program and the residual interest rate exposure is managed within risk tolerance limits.

We are also exposed to interest rate risk through guaranteed annuitization options included primarily in retirement contracts and pension plans. These embedded options give policyholders the right to convert their investment into a pension on a guaranteed basis, thereby exposing us to declining long-term interest rates as the annuity guarantee rates come into effect. Embedded options on unit-linked pension contracts give policyholders the right to convert their fund at retirement into pensions on a guaranteed basis, thereby exposing us to declining interest rates and increasing equity market returns (increasing the size of the fund which is eligible for the guaranteed conversion basis). Guaranteed annuity options are included in our asset-liability management program and most of the interest rate and equity exposure is mitigated through hedging.

Significant changes or volatility in interest rates or spreads could have a negative impact on sales of certain insurance and annuity products, and adversely impact the expected pattern of redemptions (surrenders) on existing policies. Increases in interest rates or widening spreads may increase the risk that policyholders will surrender their contracts, forcing us to liquidate investment assets at a loss and accelerate recognition of certain acquisition expenses. While we have established hedging programs in place and our insurance and annuity products often contain surrender mitigation features, these may not be sufficient to fully offset the adverse impact of the underlying losses.

Fixed indexed annuity contracts contain embedded derivatives as policyholder funds are credited a return that is based on the performance of an equity index such as the S&P 500. We have implemented hedging programs to mitigate this equity market risk exposure.

Certain annuity and long-term disability contracts contain embedded derivatives as benefits are linked to the Consumer Price Index; however most of this exposure is hedged through the Company’s ongoing asset liability management program.

128 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

7. Insurance Risk Management

7.A Insurance Risk

Risk Description

Insurance risk is the uncertainty of product performance due to differences between the actual experience and expected assumptions affecting amounts of claims, benefits payments, expenses and the cost of embedded options and guarantees related to insurance risks. This risk class includes risk factors relating to product development and pricing, mortality, morbidity, longevity, policyholder behaviour, and reinsurance.

Insurance Risk Management Governance and Control

Insurance risk is managed through a number of enterprise wide controls addressing a wide range of insurance risk factors, as follows:

•	Enterprise wide insurance underwriting and claims, product development and pricing, and reinsurance risk management policies
•	Product development and pricing policies require detailed risk assessment and provision for material insurance risks
•	Insurance contract liability provisions are established in accordance with standards set forth by the CIA
•	Target capital levels established that exceed regulatory minimums
•	Board approved maximum retention limits (amounts issued in excess of these limits are reinsured)
•	Various limits, restrictions and fee structures may be introduced into plan designs in order to establish more homogeneous policy risk profile and limit potential for anti-selection
•	Enterprise underwriting and risk selection standards with oversight by corporate underwriting and claims risk management function
•	Diversification and risk pooling is managed by aggregation of broad exposures across product lines, geography, distribution channels etc.
•	Experience studies (both Company specific and industry level) and Source of Earnings analysis are periodically monitored and factored into ongoing valuation, renewal and new business pricing processes
•	Stress-testing techniques, such as DCAT, are used to measure the effects of large and sustained adverse movements in insurance risk factors
•

We have established a reinsurance ceded policy to set acceptance criteria and protocols to monitor the level of reinsurance ceded to any single reinsurer or group of reinsurers. Our reinsurance counterparty risk profile is monitored closely, including through regular reporting to the Risk Review Committee of the Board of Directors

The components of insurance risk are disclosed below:

7.A.i Product Design and Pricing Risk

Risk Description

Product design and pricing risk is the risk a product does not perform as expected causing adverse financial consequences. This risk may arise from deviations in realized experience versus assumptions used in the pricing of products. Risk factors include uncertainty concerning future investment yields, policyholder behaviour, mortality and morbidity experience, sales levels, mix of business, expenses and taxes. Although some of our products permit us to increase premiums or adjust other charges and credits during the life of the policy or contract, the terms of these policies or contracts may not allow for sufficient adjustments to maintain expected profitability

Product Design and Pricing Governance and Control

An annual compliance assessment is performed by all business segments to confirm compliance with the enterprise wide product design and pricing policy which is approved by the Risk Review Committee of the Board of Directors and related operating guidelines. Pricing models, methods and assumptions are subject to periodic internal peer reviews. New products are subject to a risk assessment process to identify key risks and must be approved by multi-disciplinary committees. Product development, design and pricing processes have been implemented throughout the Company.

Experience studies and sources of earnings analysis are used to monitor actual experience against those assumed in pricing and valuation.

On experience rated products, participating and adjustable products, emerging experience is reflected through changes in policyholder dividend scales as well as other policy adjustment mechanisms such as premium and benefit levels.

Limits and restrictions may be introduced into the design of the product to mitigate adverse policyholder behaviour or apply upper thresholds on certain benefits.

7.A.ii Policyholder Behaviour Risk

Risk Description

We can incur losses due to adverse policyholder behaviour relative to that assumed in the liabilities with regard to lapse of policies or exercise of other embedded policy options.

Uncertainty in policyholder behaviour can arise from several sources including unexpected events in the policyholder’s circumstances, the general level of economic activity (whether higher or lower than expected), changes in pricing and availability of current products, the introduction of new products, changes in underwriting technology and standards as well as changes in our financial strength or reputation. Uncertainty in future cash flows affected by policyholder behaviour can be further exacerbated by irrational behaviour during times of economic turbulence or at key option exercise points in the life of an insurance contract.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 129

Policyholder Behaviour Risk Management Governance and Control

Various types of provisions are built into many of our products to reduce the impact of uncertain policyholder behaviour. These provisions include:

•	Surrender charges which adjust the payout to the policyholder by taking into account prevailing market conditions
•	Limits on the amount that policyholders can surrender or borrow
•	Restrictions on the timing of policyholders’ ability to exercise certain options
•	Restrictions on both the types of funds customers can select and the frequency with which they can change funds
•	Policyholder behaviour risk is also mitigated through reinsurance on some insurance contracts

For individual life insurance products where fewer terminations would be financially adverse to us, net income and equity would be decreased by about $270 ($225 in 2010) if the termination rate assumption were reduced by 10%. For products where more terminations would be financially adverse to us, net income and equity would be decreased by about $65 ($80 in 2010) if the termination rate assumption were increased by 10%.

7.A.iii Mortality and Morbidity Risk

Risk Description

Mortality and morbidity risk is the risk that future experience could be worse than assumed. Mortality and morbidity risk can arise in the normal course of business through the random fluctuation in realized experience, through catastrophes, or in association with other risk factors such as product development and pricing or model risk. Adverse mortality and morbidity experience could also occur through systemic anti-selection, which could arise due to poor plan design or underwriting process failure or the development of investor owned and secondary markets for life insurance policies.

During economic slowdowns, the risk of adverse morbidity experience increases, especially with respect to disability coverages. This introduces the potential for adverse financial volatility in disability results.

For life insurance products for which higher mortality would be financially adverse to the Company, a 2% increase in the best estimate assumption would decrease net income and equity by about $15 ($40 in 2010).

For products where morbidity is a significant assumption, a 5% adverse change in that assumption would reduce net income and equity by about $120 ($110 in 2010).

We do not have a high degree of concentration risk to single individuals or groups due to our well diversified geographic and business mix. The largest portion of mortality risk within the Company is in North America.

Mortality and Morbidity Risk Management Governance and Control

Detailed uniform underwriting procedures have been established to determine the insurability of applicants and to manage exposure to large claims. These underwriting requirements are regularly scrutinized against industry guidelines and oversight is provided through a corporate underwriting and claim management function.

Individual and group insurance policies are underwritten prior to initial issue and renewals, based on risk selection, plan design and rating techniques.

Underwriting and claims risk policies approved by the Risk Review Committee of the Board of Directors include limits on the maximum amount of insurance that may be issued under one policy and the maximum amount that may be retained. These limits vary by geographic region and amounts in excess of limits are reinsured to ensure there is no exposure to unreasonable concentration of risk.

7.A.iv Longevity Risk

Risk Description

Longevity risk is the potential for economic loss, accounting loss or volatility in earnings arising from uncertain ongoing changes in rates of mortality improvement. This risk can manifest itself slowly over time as socioeconomic conditions improve and medical advances continue. It could also manifest itself more quickly, for example, due to significant medical breakthroughs that significantly extend life expectancy. Longevity risk affects contracts where benefits are based upon the likelihood of survival (for example, annuities, pensions, pure endowments and specific types of health contracts).

Longevity Risk Management Governance and Control

To improve management of longevity risk, we are active in studying research in the field of mortality improvement from various countries. Stress testing techniques are used to measure and monitor the impact of extreme mortality improvement on the aggregate portfolio of insurance and annuity products as well as our own pension plans.

For annuities products for which lower mortality would be financially adverse to us, a 2% decrease in the mortality assumption would decrease net income and equity by about $100 ($85 in 2010).

7.A.v Expense Risk

Risk Description

Expense risk is the risk that future expenses are higher than assumed. This risk can arise from general economic conditions, unexpected increases in inflation, or reduction in productivity leading to increase in unit expenses. Expense risk occurs in products where we cannot or will not pass increased costs on to the customer and will manifest itself in the form of a liability increase or a reduction in expected future profits.

The sensitivity of liabilities for insurance contracts to a 5% increase in unit expenses would result in a decrease in net income and equity of about $160 ($140 in 2010).

130 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

Expenses Risk Management Governance and Control

We closely monitor expenses through an annual budgeting process and ongoing monitoring of any expense gaps between unit expenses assumed in pricing and actual expenses.

7.A.vi Reinsurance Market Risk

Risk Description

We purchase reinsurance for certain risks underwritten by our various insurance businesses. Reinsurance market risk is the risk of financial loss due to adverse developments in reinsurance markets (for example, discontinuance or diminution of reinsurance capacity or an increase in the cost of reinsurance) or insolvency of a reinsurer.

Changes in reinsurance market conditions, including actions taken by reinsurers to increase rates on existing coverage with non-guaranteed premiums, may adversely impact the availability or cost of maintaining existing or securing new requisite reinsurance capacity, with adverse impacts on our profitability and financial position.

Reinsurance Markets Risk Management Governance and Control

We have a reinsurance ceded policy approved by the Risk Review Committee of the Board of Directors to set acceptance criteria and monitor the level of reinsurance ceded to any single reinsurer or group of reinsurers. The policy also determines which reinsurance companies qualify as suitable business partners and requires that all agreements include provisions to allow action to be taken, such as recapture of ceded risk (at a potential cost to the Company), in the event that the reinsurer is losing its legal ability to carry on business through insolvency or regulatory action. New sales of our products can also be discontinued or changed to reflect developments in the reinsurance markets. In force reinsurance treaties are typically guaranteed for the life of the ceded policy, however, some reinsurance rates may be adjustable. There is generally more than one reinsurer supporting a reinsurance pool and to diversify risks.

8. Other Assets

Other assets consist of the following:

As at	December 31, 2011	December 31, 2010	January 1, 2010
Accounts receivable	$1,059	$1,205	$1,082
Investment income due and accrued	1,109	1,044	1,107
Deferred acquisition costs(1)	148	147	156
Prepaid expenses	113	78	66
Premiums receivable	352	334	429
Accrued benefit assets (Note 27)	51	28	14
Other	53	48	62
Total other assets	$2,885	$2,884	$2,916

(1)	Amortization of deferred acquisition costs charged to income during the year amounted to $33 in 2011 ($35 in 2010).

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 131

9. Property and Equipment

	Owner-occupied properties		Other property and equipment	Total
	Land	Building
Gross carrying amount
Balance, January 1, 2010	$59	$468	$675	$1,202
Additions	1	36	33	70
Disposals	–	(3)	(24)	(27)
Transfers to investment properties	(1)	(13)	–	(14)
Transfers from other assets	–	–	8	8
Foreign exchange rate movements	(1)	(5)	(13)	(19)
Balance, December 31, 2010	$58	$483	$679	$1,220
Additions	–	25	102	127
Disposals	–	–	(199)	(199)
Foreign exchange rate movements	–	3	2	5
Balance, December 31, 2011	$58	$511	$584	$1,153
Accumulated depreciation and impairment losses
Balance, January 1, 2010	$–	$(144)	$(559)	$(703)
Depreciation charge for the year	–	(9)	(43)	(52)
Leasing commissions and tenant inducements, amortization	–	(4)	–	(4)
Disposals	–	–	24	24
Transfers from other assets	–	–	(6)	(6)
Foreign exchange rate movements	–	1	12	13
Balance, December 31, 2010	$–	$(156)	$(572)	$(728)
Depreciation charge for the year	–	(12)	(46)	(58)
Leasing commissions and tenant inducements, amortization	–	(3)	–	(3)
Impairment losses	–	–	(2)	(2)
Disposals	–	–	185	185
Foreign exchange rate movements	–	–	(1)	(1)
Balance, December 31, 2011	$–	$(171)	$(436)	$(607)
Net carrying amount, end of period:
As at January 1, 2010	$59	$324	$116	$499
As at December 31, 2010	$58	$327	$107	$492
As at December 31, 2011	$58	$340	$148	$546

132 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

10. Goodwill and Intangible Assets

10.A Goodwill

This note analyzes the changes to the carrying amount of goodwill during the year and details the result of our impairment testing on goodwill.

Changes in the carrying amount of goodwill acquired through business combinations by reportable segment are as follows:

	SLF Canada	SLF U.S.	SLF Asia	Corporate	Total
Balance, January 1, 2010(1)	$2,765	$450	$463	$912	$4,590
Disposition (Note 3)	–	–	–	(309)	(309)
Foreign exchange rate movements	–	(24)	(25)	(32)	(81)
Balance, December 31, 2010(1)	$2,765	$426	$438	$571	$4,200
Impairment(2)	(194)	(94)	–	–	(288)
Foreign exchange rate movements	–	10	10	10	30
Balance, December 31, 2011	$2,571	$342	$448	$581	$3,942

(1)	January 1, 2010 and December 31, 2010 balances for SLF Canada and Corporate have been restated by $74 as a result of the transfer of McLean Budden from SLF Canada to MFS Holdings within Corporate. See Note 17 for details.
(2)	The goodwill relating to the variable annuities CGU within SLF U.S. was impaired as a result of the restructuring that took place during the fourth quarter of 2011. See Note 21 for details on the impact of the restructuring. The goodwill relating to the Individual Wealth CGU within SLF Canada was impaired by $194.

The carrying amounts of goodwill allocated to our CGUs are as follows:

As at	December 31, 2011	December 31, 2010	January 1, 2010
SLF Canada
Individual insurance	$906	$906	$906
Individual wealth	158	352	352
Group retirement services	453	453	453
Group benefits	1,054	1,054	1,054
SLF U.S.
Variable annuities	–	92	98
Employee benefits group	342	334	352
SLF Asia
Hong Kong	448	438	463
Corporate
MFS Holdings(3)	409	402	420
U.K.	172	169	183
Reinsurance	–	–	309
Total	$3,942	$4,200	$4,590

(3)	Goodwill of $74 previously allocated to the McLean Budden CGU within SLF Canada has been transferred to the MFS Holdings CGU subsequent to our purchase of the minority shares of McLean Budden. See Note 17 for details.

Goodwill acquired in business combinations is allocated to the CGUs or groups of CGUs that are expected to benefit from the synergies of the particular acquisition. Goodwill is assessed for impairment annually or more frequently if events or circumstances occur that may result in the recoverable amount of a CGU falling below its carrying value. The recoverable amount is the higher of fair value less cost to sell and value in use.

We use the best evidence of fair value less cost to sell as the price obtainable for the sale of a CGU, or group of CGUs. Fair value less cost to sell is initially assessed by looking at recently completed market comparable transactions. In the absence of such comparables, we use either an appraisal methodology (with market assumptions commonly used in the valuation of insurance companies), earnings multiples or factors based on assets under management.

The appraisal methodology is based on best estimates of future income, expenses, level and cost of capital over the lifetime of the policies and, where appropriate, adjusted for items such as transaction costs.

The value ascribed to new business is based on sales anticipated in our business plans, sales projections for the valuation period based on reasonable growth assumptions, and anticipated levels of profitability of that new business. In calculating the value of new business, future sales are projected for 10 to 15 years. In some instances, market multiples are used to approximate the explicit projection of new business.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 133

The discount rates applied reflect the nature of the environment of that CGU and our target leveraged capital base. The discount rates used range from 10% to 12% (after tax), with CGUs in the more established markets using discount rates at the low end of the range, and those in the developing markets using discount rates at the high end of the range. The targeted capital level used is aligned with our business objectives.

10.B Intangible Assets

Changes in intangible assets are as follows:

	Finite life
	Internally generated software	Other	Indefinite life	Total
Gross carrying amount
Balance, January 1, 2010	$141	$719	$252	$1,112
Additions	39	1	–	40
Disposals	(4)	–	–	(4)
Foreign exchange rate movements	(3)	(7)	(13)	(23)
Balance, December 31, 2010	$173	$713	$239	$1,125
Additions	47	–	–	47
Foreign exchange rate movements	1	1	5	7
Balance, December 31, 2011	$221	$714	$244	$1,179

Accumulated amortization and impairment losses
Balance, January 1, 2010	$(29)	$(157)	$–	$(186)
Amortization charge for the year	(17)	(24)	–	(41)
Impairment losses	(7)	–	–	(7)
Impairment reversals	–	–	–	–
Disposals	4	–	–	4
Foreign exchange rate movements	(1)	2	–	1
Balance, December 31, 2010	$(50)	$(179)	$–	$(229)
Amortization charge for the year	(23)	(23)	–	(46)
Impairment losses	(12)	–	(9)	(21)
Impairment reversals	–	–	2	2
Foreign exchange rate movements	–	–	–	–
Balance, December 31, 2011	$(85)	$(202)	$(7)	$(294)

Net carrying amount, end of period:
As at January 1, 2010	$112	$562	$252	$926
As at December 31, 2010	$123	$534	$239	$896
As at December 31, 2011	$136	$512	$237	$885

The components of the intangible assets are as follows:

As at	December 31, 2011	December 31, 2010	January 1, 2010
Finite-life intangible assets:
Sales potential of field force	$373	$385	$403
Asset administration contracts	139	149	159
Internally generated software	136	123	112
	$648	$657	$674
Indefinite-life intangible assets:
Fund management contracts(1)	$232	$229	$241
State licenses	5	10	11
	$237	$239	$252
Total intangible assets	$885	$896	$926

(1)	Fund management contracts are attributable to the MFS Holdings CGU, where their competitive position in, and the stability of, their respective markets support their classification as indefinite life intangible assets.

134 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

11. Insurance Contract Liabilities and Investment Contract Liabilities

11.A Insurance Contract Liabilities

11.A.i Description of Business

The majority of the products sold by the Company are insurance contracts. These contracts include all forms of life, health and critical illness insurance sold to individuals and groups, life contingent annuities, accumulation annuities, and segregated fund products with guarantees.

11.A.ii Assumptions and Methodology

General

The liabilities for insurance contracts represent the estimated amounts which, together with estimated future premiums and net investment income, will provide for outstanding claims, estimated future benefits, policyholders’ dividends, taxes (other than income taxes) and expenses on in-force insurance contracts.

In calculating liabilities for insurance contracts, assumptions must be made about mortality and morbidity rates, lapse and other policyholder behaviour, interest rates, equity market performance, asset default, inflation, expenses and other factors over the life of our products.

We use best estimate assumptions for expected future experience. Most assumptions relate to events that are anticipated to occur many years in the future and require regular review and revision where appropriate. Additional provisions are included in our insurance contract liabilities to provide for possible adverse deviations from the best estimates. If an assumption is more susceptible to change or if there is more uncertainty about an underlying best estimate assumption, a correspondingly larger provision is included in our insurance contract liabilities.

In determining these provisions, we ensure:

•	When taken one at a time, each provision is reasonable with respect to the underlying best estimate assumption and the extent of uncertainty present in making that assumption; and
•	In total, the cumulative effect of all provisions is reasonable with respect to the total insurance contract liabilities.

In recognition of the long-term nature of insurance contract liabilities, the margin for possible deviations generally increases for contingencies further in the future. The best estimate assumptions and margins for adverse deviations are reviewed annually, and revisions are made where deemed necessary and prudent. With the passage of time and resulting reduction in estimation risk, excess provisions are released into income.

Mortality

Insurance mortality assumptions are generally based on our five-year average experience. Our experience is combined with industry experience where our own experience is insufficient to be statistically valid. Assumed mortality rates for life insurance and annuity contracts include assumptions about future mortality improvement in accordance with CIA standards.

Morbidity

Morbidity refers to both the rates of accident or sickness and the rates of recovery therefrom. Most of our disability insurance is marketed on a group basis. We offer critical illness policies on an individual basis in Canada and Asia, long-term care on an individual basis in Canada and medical stop-loss insurance is offered on a group basis in the United States. In Canada, group morbidity assumptions are based on our five-year average experience, modified to reflect an emerging trend in recovery rates. For long-term care and critical illness insurance, assumptions are developed in collaboration with our reinsurers and are largely based on their experience. In the United States, our experience is used for both medical stop-loss and disability assumptions, with some consideration of industry experience.

Lapse and Other Policyholder Behaviour

Lapse

Policyholders may allow their policies to lapse prior to the end of the contractual coverage period by choosing not to continue to pay premiums or by surrendering their policy for the cash surrender value. Assumptions for lapse experience on life insurance are generally based on our five-year average experience. Lapse rates vary by plan, age at issue, method of premium payment, and policy duration.

Premium Payment Patterns

For universal life contracts, it is necessary to set assumptions about premium payment patterns. Studies prepared by industry or the actuarial profession are used for products where our experience is insufficient to be statistically valid. Premium payment patterns usually vary by plan, age at issue, method of premium payment, and policy duration.

Expense

Insurance contract liabilities provide for future policy-related expenses. These include the costs of premium collection, claims adjudication and processing, actuarial calculations, preparation and mailing of policy statements and related indirect expenses and overheads. Expense assumptions are mainly based on our recent experience using an internal expense allocation methodology. Inflationary increases assumed in future expenses are consistent with the future interest rates used in scenario testing.

Investment Returns

Interest Rates

We generally maintain distinct asset portfolios for each major line of business. Under CALM, the future cash flows from insurance contracts and the assets that support them are projected under a number of interest rate scenarios, some of which are prescribed by Canadian accepted actuarial practice. Reinvestments and disinvestments take place according to the specifications of each scenario, and the liability is set to be at least equal to the assets required to fund the worst prescribed scenario.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 135

Equity Rates of Return

We are exposed to equity markets through our segregated fund and annuity products that provide guarantees linked to underlying fund performance. We have implemented hedging programs involving the use of derivative instruments to mitigate a portion of the equity market risk. As at December 31, 2011, the cost of these hedging programs is reflected in the liabilities.

In addition, the value of our liabilities for insurance products supported by equity assets depends on assumptions about the future level of equity markets. The calculation of insurance contract liabilities for such products includes provisions for moderate changes in rates of equity market return determined in accordance with CIA standards.

Asset Default

Assumptions related to investment returns include expected future credit losses on fixed income investments. Our past experience and industry experience over the long term, as well as specific reviews of the current portfolio, are used to project credit losses.

In addition to the allowances for losses on invested assets outlined in Note 6, the insurance contract liabilities net of reinsurance assets include an amount of $3,376 determined on a pre-tax basis to provide for possible future asset defaults and loss of asset value on current assets and on future purchases. This amount excludes defaults that can be passed through to participating policyholders.

11.A.iii Insurance Contract Liabilities

Insurance contract liabilities consist of the following:

As at December 31, 2011	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life	$16,973	$5,129	$4,194	$2,005	$28,301
Individual non-participating life	5,441	13,261	326	732	19,760
Group life	1,292	1,094	9	–	2,395
Individual annuities	9,505	9,668	–	4,924	24,097
Group annuities	7,197	613	–	–	7,810
Health insurance	7,376	1,255	1	117	8,749
Insurance contract liabilities before other policy liabilities	47,784	31,020	4,530	7,778	91,112
Add: Other policy liabilities(2)	2,630	1,104	1,219	309	5,262
Total insurance contract liabilities	$50,414	$32,124	$5,749	$8,087	$96,374

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes SLF U.K. of $1,929 for Individual participating life; $17 for Individual non-participating life; $4,924 for Individual annuities and $121 for Other policy liabilities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends and provisions for experience rating refunds.

As at December 31, 2010	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life	$16,115	$4,978	$3,511	$2,055	$26,659
Individual non-participating life	4,640	11,297	303	608	16,848
Group life	1,270	985	8	–	2,263
Individual annuities	8,628	9,012	–	4,316	21,956
Group annuities	6,489	614	–	–	7,103
Health insurance	6,662	1,124	1	113	7,900
Insurance contract liabilities before other policy liabilities	43,804	28,010	3,823	7,092	82,729
Add: Other policy liabilities(2)	2,832	1,058	1,114	323	5,327
Total insurance contract liabilities	$46,636	$29,068	$4,937	$7,415	$88,056

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes SLF U.K. of $1,976 for Individual participating life; $21 for Individual non-participating life; $4,316 for Individual annuities and $118 for Other policy liabilities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends and provisions for experience rating refunds.

136 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

As at January 1, 2010	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life	$15,240	$5,162	$3,027	$2,328	$25,757
Individual non-participating life	3,710	9,833	257	1,082	14,882
Group life	1,290	972	8	124	2,394
Individual annuities	8,600	10,690	–	4,380	23,670
Group annuities	6,391	670	–	–	7,061
Health insurance	6,231	1,121	1	115	7,468
Insurance contract liabilities before other policy liabilities	41,462	28,448	3,293	8,029	81,232
Add: Other policy liabilities(2)	2,763	1,142	1,030	689	5,624
Total insurance contract liabilities	$44,225	$29,590	$4,323	$8,718	$86,856

(1)	Primarily business from the U.K., life retrocession and run-off reinsurance operations. Includes SLF U.K. of $2,238 for Individual participating life; $24 for Individual non-participating life; $4,380 for Individual annuities and $122 for other policy liabilities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends and provisions for experience rating refunds.

11.A.iv Changes in Insurance Contract Liabilities and Reinsurance Assets

Changes in Insurance contract liabilities and Reinsurance assets for the period are as follows:

	For the year ended December 31, 2011			For the year ended December 31, 2010
	Insurance contract liabilities	Reinsurance assets	Net	Insurance contract liabilities	Reinsurance assets	Net
Balances, beginning of period	$82,729	$3,652	$79,077	$81,232	$3,133	$78,099
Change in balances on in-force policies	4,515	216	4,299	1,673	589	1,084
Balances arising from new policies	2,486	114	2,372	2,586	153	2,433
Changes in assumptions or methodology	583	(920)	1,503	132	28	104
Increase (decrease) in Insurance contract liabilities and Reinsurance assets	7,584	(590)	8,174	4,391	770	3,621
Balances before the following:	90,313	3,062	87,251	85,623	3,903	81,720
Disposition (Note 3)	–	–	–	(563)	6	(569)
Other(1)	(117)	–	(117)	–	–	–
Foreign exchange rate movements	916	32	884	(2,331)	(257)	(2,074)
Balances before Other policy liabilities and assets	91,112	3,094	88,018	82,729	3,652	79,077
Other policy liabilities and assets	5,262	183	5,079	5,327	203	5,124
Total Insurance contract liabilities and Reinsurance assets	$96,374	$3,277	$93,097	$88,056	$3,855	$84,201

(1)	Reduction in liabilities due to Policy loan adjustment.

11.A.v Impact of Changes in Assumptions or Methodology

Impact of Changes in Assumptions or Methodology on Insurance Contract Liabilities net of Reinsurance Assets – 2011

Assumption or methodology	Policy liabilities increase (decrease) before income taxes	Description
Mortality / Morbidity	$ 164	Primarily due to updates to reflect new industry guidance from the CIA related to mortality improvement.
Lapse and other policyholder behaviour	405	Reflects higher lapse rates on term insurance renewals in SLF Canada, as well as updates for premium persistency in Individual Insurance in SLF U.S.
Expense	10	Impact of reflecting recent experience studies across the Company (i.e. higher unit costs).
Investment returns	192	Largely due to updates to a number of investment assumptions including updates to real estate returns and the impact of a lower interest rate environment, partially offset by changes to asset default assumptions.
Model enhancements	(207)	Modelling enhancements to improve the projection of future cash flows across a number of our businesses.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 137

Assumption or methodology	Policy liabilities increase (decrease) before income taxes	Description
Hedging in the liabilities	939	Reflects a change in methodology to provide for the cost of hedging our existing variable annuity and segregated fund contracts over their remaining lifetime.
Total impact	$ 1,503

Impact of Changes in Assumptions or Methodology on Insurance Contract Liabilities net of Reinsurance Assets – 2010

Assumption or methodology	Policy liabilities increase (decrease) before income taxes	Description
Mortality / Morbidity	$ (249)	Largely due to favourable changes to the mortality basis in Individual Insurance in SLF U.S., Reinsurance in Corporate and mortality/morbidity in the Company’s Group businesses in SLF Canada and SLF U.S.
Lapse and other policyholder behaviour	269	Reflects the impact of higher persistency as a result of low interest rates in Individual insurance in SLF U.S., as well as higher lapse rates on term insurance renewals in SLF Canada.
Expense	54	Impact of reflecting recent experience studies across the Company.
Investment returns	83	Primarily from impact of Company wide revisions to equity and interest rate return assumptions.
Model enhancements	(53)	Modelling enhancements to improve the projection of future cash flows across a number of our businesses.
Total impact	$ 104

11.A.vi Gross Claims and Benefits Paid

Gross claims and benefits paid consist of the following:

For the years ended December 31	2011	2010
Maturities and surrenders	$4,112	$4,333
Annuity payments	1,282	1,242
Death and disability benefits	3,075	3,444
Health benefits	3,526	3,360
Policyholder dividends and interest on claims and deposits	901	1,104
Total gross claims and benefits paid	$12,896	$13,483

11.B Investment Contract Liabilities

11.B.i Description of Business

The following are the types of Investment contracts in force:

•	Term certain payout annuities in Canada and the U.S.
•	Guaranteed Investment Contracts in Canada
•	European Medium Term Notes and Medium Term Notes products issued in the U.S.
•	Unit-linked products issued in the U.K. and Hong Kong; and
•	Non-unit-linked pensions contracts issued in the U.K. and Hong Kong

11.B.ii Assumptions and Methodology

Investment Contracts with Discretionary Participation Features

Investment contracts with DPF are measured using the same approach as insurance contracts.

Investment Contracts without Discretionary Participation Features

Investment contracts without DPF are measured at FVTPL if by doing so a potential accounting mismatch is eliminated or significantly reduced or if the contract is managed on a fair value basis. Other investment contracts without DPF are measured at amortized cost.

The fair value liability is measured through the use of prospective discounted cash-flow techniques. For unit-linked contracts, the fair value liability is equal to the current unit fund value, plus additional non-unit liability amounts on a fair value basis if required. For non-linked contracts, the fair value liability is equal to the present value of expected cash flows.

138 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

Amortized cost is measured at the date of initial recognition as the fair value of consideration received, less the net effect of principal payments such as transaction costs and front-end fees. At each reporting date, the amortized cost liability is measured as the value of future best estimate cash flows discounted at the effective interest rate. The effective interest rate is the one that equates the discounted cash payments to the liability at the date of initial recognition.

11.B.iii Investment Contract Liabilities

Investment contract liabilities consist of the following:

As at December 31, 2011	SLF Canada	SLF U.S.	SLF Asia	Corporate	Total
Individual participating life	$–	$–	$–	$19	$19
Individual non-participating life	–	–	152	7	159
Individual annuities	1,581	76	–	68	1,725
Group annuities	–	921	249	–	1,170
Total investment contract liabilities	$1,581	$997	$401	$94	$3,073

Included in the Investment contract liabilities of $3,073 are liabilities of $487 for investment contracts with DPF, $1,620 for investment contracts without DPF measured at amortized cost and $966 for investment contracts without DPF measured at fair value.

As at December 31, 2010	SLF Canada	SLF U.S.	SLF Asia	Corporate	Total
Individual participating life	$–	$–	$–	$19	$19
Individual non-participating life	–	–	152	7	159
Individual annuities	1,386	78	–	69	1,533
Group annuities	–	2,130	302	–	2,432
Total investment contract liabilities	$1,386	$2,208	$454	$95	$4,143

Included in the Investment contract liabilities of $4,143 are liabilities of $540 for investment contracts with DPF, $1,396 for investment contracts without DPF measured at amortized cost and $2,207 for investment contracts without DPF measured at fair value.

As at January 1, 2010	SLF Canada	SLF U.S.	SLF Asia	Corporate	Total
Individual participating life	$–	$–	$–	$23	$23
Individual non-participating life	–	–	71	11	82
Individual annuities	1,092	92	–	79	1,263
Group annuities	–	3,174	373	–	3,547
Total investment contract liabilities	$1,092	$3,266	$444	$113	$4,915

Included in the Investment contract liabilities of $4,915 are liabilities of $542 for investment contracts with DPF, $1,149 for investment contracts without DPF measured at amortized cost and $3,224 for investment contracts without DPF measured at fair value.

11.B.iv Changes in Investment Contract Liabilities

Changes in investment contract liabilities without DPF are as follows:

For the years ended	December 31, 2011		December 31, 2010
	Measured at fair value	Measured at amortized cost	Measured at fair value	Measured at amortized cost
Balance, beginning of period	$2,207	$1,396	$3,224	$1,149
Deposits	–	395	7	409
Interest	19	40	33	38
Withdrawals	(1,218)	(228)	(984)	(203)
Fees	–	(2)	–	(4)
Change in fair value	(19)	–	40	–
Other	5	17	3	13
Foreign exchange rate movements	(28)	2	(116)	(6)
Balance, end of period	$966	$1,620	$2,207	$1,396

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 139

Changes in investment contract liabilities with DPF are as follows:

For the years ended	December 31, 2011	December 31, 2010
Balance, beginning of period	$540	$542
Change in liabilities on in-force	(74)	(43)
Liabilities arising from new policies	9	75
Changes in assumptions or methodology	–	1
Increase (decrease) in liabilities	(65)	33
Liabilities before the following:	475	575
Foreign exchange rate movements	12	(35)
Balance, end of period	$487	$540

11.C Total Assets Supporting Liabilities and Equity

The following tables show the total assets supporting total liabilities for the product lines shown (including insurance contract and investment contract liabilities) and assets supporting equity and other:

	As at December 31, 2011
	FVTPL -debt securities	AFS -debt securities	FVTPL -equity securities	AFS -equity securities	Mortgages and loans	Investment properties	Other	Total
Individual participating life	$15,227	$–	$2,274	$–	$5,588	$3,658	$5,033	$31,780
Individual non-participating life	11,247	479	995	9	4,670	699	8,040	26,139
Group life	879	–	8	–	1,293	26	965	3,171
Individual annuities	15,982	382	273	–	6,984	15	3,639	27,275
Group annuities	4,226	169	83	1	4,120	168	650	9,417
Health insurance	3,996	–	98	–	4,694	133	1,144	10,065
Equity and other	70	10,273	–	829	406	614	9,805	21,997
Total assets	$51,627	$11,303	$3,731	$839	$27,755	$5,313	$29,276	$129,844

	As at December 31, 2010

	FVTPL -debt securities	AFS -debt securities	FVTPL -equity securities	AFS -equity securities	Mortgages and loans	Investment properties	Other	Total
Individual participating life	$14,022	$–	$3,054	$–	$5,295	$3,330	$4,321	$30,022
Individual non-participating life	9,099	420	1,005	14	3,769	355	6,863	21,525
Group life	848	–	3	–	1,255	25	873	3,004
Individual annuities	15,363	246	274	–	6,957	9	1,596	24,445
Group annuities	4,421	246	76	–	3,921	156	1,265	10,085
Health insurance	3,755	–	35	–	4,242	115	1,201	9,348
Equity and other	474	9,719	2	768	595	554	11,760	23,872
Total assets	$47,982	$10,631	$4,449	$782	$26,034	$4,544	$27,879	$122,301

	As at January 1, 2010
	FVTPL -debt securities	AFS -debt securities	FVTPL -equity securities	AFS -equity securities	Mortgages and loans	Investment properties	Other	Total
Individual participating life	$12,644	$–	$3,165	$–	$5,488	$3,379	$4,335	$29,011
Individual non-participating life	7,280	442	847	–	3,639	308	7,231	19,747
Group life	860	–	3	–	1,316	27	960	3,166
Individual annuities	15,054	169	247	–	7,456	–	3,268	26,194
Group annuities	4,737	315	79	–	4,171	155	1,847	11,304
Health insurance	3,337	–	18	–	4,183	138	1,219	8,895
Equity and other	472	8,605	–	610	668	539	12,543	23,437
Total assets	$44,384	$9,531	$4,359	$610	$26,921	$4,546	$31,403	$121,754

140 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

11.D Role of the Appointed Actuary

The Appointed Actuary is appointed by the Board and is responsible for ensuring that the assumptions and methods used in the valuation of policy liabilities are in accordance with Canadian accepted actuarial practice, applicable legislation and associated regulations or directives.

The Appointed Actuary is required to provide an opinion regarding the appropriateness of the policy liabilities at the statement dates to meet all obligations to policyholders of the Company. Examination of supporting data for accuracy and completeness and analysis of our assets for their ability to support the amount of policy liabilities are important elements of the work required to form this opinion.

The Appointed Actuary is required each year to analyze the financial condition of the Company and prepare a report for the Board. The 2011 analysis tested our capital adequacy until December 31, 2015, under various adverse economic and business conditions. The Appointed Actuary reviews the calculation of our Canadian capital and surplus requirements. In addition, our foreign operations and foreign subsidiaries must comply with local capital requirements in each of the jurisdictions in which they operate.

12. Reinsurance

Reinsurance is used primarily to limit exposure to large losses. We have an individual life insurance retention policy that requires that such arrangements be placed with well-established, highly rated reinsurers. Coverage is well-diversified and controls are in place to manage exposure to reinsurance counterparties. While reinsurance arrangements provide for the recovery of claims arising from the liabilities ceded, we retain primary responsibility to the policyholders.

12.A Reinsurance Assets

Reinsurance assets are comprised of the following:

As at December 31, 2011	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life	$177	$(16)	$137	$–	$298
Individual non-participating life	352	617	60	204	1,233
Group life	73	866	–	–	939
Individual annuities	–	110	–	65	175
Health insurance	379	69	–	1	449
Reinsurance assets before other policy assets	981	1,646	197	270	3,094
Add: Other policy assets(2)	57	104	11	11	183
Total reinsurance assets	$1,038	$1,750	$208	$281	$3,277

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes SLF U.K. of $25 for Individual non-participating life and $65 for Individual annuities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends, and provisions for experience rating refunds.

As at December 31, 2010	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life	$171	$(19)	$8	$–	$160
Individual non-participating life	799	1,041	24	212	2,076
Group life	72	782	–	–	854
Individual annuities	–	101	–	62	163
Health insurance	335	63	–	1	399
Reinsurance assets before other policy assets	1,377	1,968	32	275	3,652
Add: Other policy assets(2)	64	115	11	13	203
Total reinsurance assets	$1,441	$2,083	$43	$288	$3,855

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes SLF U.K. of $27 for Individual non-participating life and $62 for Individual annuities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends, and provisions for experience rating refunds.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 141

As at January 1, 2010	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life	$149	$(50)	$13	$–	$112
Individual non-participating life	702	562	11	293	1,568
Group life	79	763	1	–	843
Individual annuities	–	102	–	64	166
Health insurance	385	58	–	1	444
Reinsurance assets before other policy assets	1,315	1,435	25	358	3,133
Add: Other policy assets(2)	67	97	4	42	210
Total reinsurance assets	$1,382	$1,532	$29	$400	$3,343

(1)	Primarily business from the U.K., life retrocession and run-off reinsurance operations. Includes SLF U.K. of $112 for Individual non-participating life and $64 for Individual annuities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends, and provisions for experience rating refunds.

No impairment was incurred for fiscal year ended December 31, 2011. See Note 11 for the Changes in Reinsurance assets for the period.

12.B Reinsurance (Expenses) Recoveries

Reinsurance (expenses) recoveries are comprised of the following:

For the years ended	December 31, 2011	December 31, 2010
Recovered claims and benefits	$3,796	$930
Commissions	65	53
Reserve adjustments	255	34
Operating expenses and other	440	43
Reinsurance (expenses) recoveries	$4,556	$1,060

12.C Reinsurance Gains or Losses

During the year we entered into reinsurance arrangements which resulted in profits on inception of $46 ($Nil in 2010).

13. Other Liabilities

13.A Composition of Other Liabilities

Other liabilities consist of the following:

As at	December 31, 2011	December 31, 2010	January 1, 2010
Accounts payable	$2,202	$1,516	$1,458
Bank overdrafts and cash pooling	106	208	39
Bond repurchase agreements	1,341	994	1,006
Accrued expenses and taxes	1,331	1,119	707
Borrowed funds	314	280	321
Senior financing	1,416	1,385	1,383
Accrued benefit liability (Note 27)	484	520	533
Special purpose entity liabilities	138	246	825
Other	679	470	421
Total other liabilities	$8,011	$6,738	$6,693

Except for items noted below, carrying value approximates fair value.

13.B Bond Repurchase Agreements

We enter into bond repurchase agreements for operational funding and liquidity purposes where carrying value approximates fair value. Bond repurchase agreements have maturities ranging from 4 to 87 days, averaging 58 days, and bear interest at rates averaging 1.06% as at December 31, 2011 and 2010 (0.28% on January 1, 2010). As at December 31, 2011, the Company had assets with a total fair value and carrying value of $1,341 ($994 on December 31, 2010 and $1,006 on January 1, 2010), pledged as collateral for the bond repurchase agreements. As at December 31, 2011, the fair value of bond repurchase liability approximates the carrying value. During the term of the agreements, the Company does not have access to these securities.

142 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

13.C Borrowed Funds

Borrowed funds are encumbrances on real estate as follows as at:

Currency of Borrowing	Maturity	December 31, 2011	December 31, 2010	January 1, 2010
Cdn. dollars	Current-2028	$214	$160	$184
U.S. dollars	Current-2024	100	120	137
Total borrowed funds		$314	$280	$321

The aggregate maturities of borrowed funds on real estate are included in Note 6.B.

Interest expense for the borrowed funds was $15 and $17 for 2011 and 2010, respectively.

13.D Senior Financing

On November 8, 2007, a SPE consolidated by SLF Inc. issued a U.S. $1,000 variable principal floating rate certificate (the “Certificate”) to a financial institution (the “Lender”). At the same time, Sun Life Assurance Company of Canada-U.S. Operations Holdings, Inc. (“U.S. Holdings”), a subsidiary of SLF Inc., entered into an agreement with the Lender, pursuant to which U.S. Holdings will bear the ultimate obligation to repay the outstanding principal amount of the Certificate and be obligated to make quarterly interest payments at three-month LIBOR plus a fixed spread. The SPE issued additional certificates after the initial issuance in subsequent years, totalling to U.S. $390 of which none was issued during 2011 and U.S. $75 of certificates were issued during 2010. Total collateral posted per financing agreement was U.S. $35, U.S. $11 and U.S $25 at December 31, 2011, December 31, 2010 and January 1, 2010 respectively.

The maximum capacity of this agreement is U.S. $2,500. The agreement expires on November 8, 2037 and the maturity date may be extended annually for an additional one-year period upon the mutual agreement of the parties, provided such date is not beyond November 8, 2067.

The agreement could be cancelled or unwound at the option of U.S. Holdings in whole or in part from time to time, or in whole under certain events. If the agreement is cancelled before November 8, 2015, U.S. Holdings may be required to pay a make-whole amount based on the present value of expected quarterly payments between the cancellation date and November 8, 2015.

For the year ended December 31, 2011, we recorded $14 of interest expense relating to this obligation ($14 in 2010). The fair value of the obligation is $797 ($1,010 in 2010), based on market prices for the same or similar instruments as appropriate.

14. Senior Debentures and Innovative Capital Instruments

14.A Senior Debentures

The following Canadian dollar obligations are included in Senior debentures:

	Interest Rate	Earliest par call date		Maturity	December 31, 2011	December 31, 2010	January 1, 2010
SLF Inc. senior unsecured debentures
Series A issued November 23, 2005(1)	4.80%	November 23, 2015	(2)	2035	$600	$600	$600
Series B issued March 13, 2006(3)	4.95%	June 1, 2016	(2)	2036	700	700	700
Series B issued February 26, 2007(3)	4.95%	June 1, 2016	(2)	2036	251	251	251
Series C issued July 11, 2006(4)	5.00%	July 11, 2011	(2)	2031	–	300	300
Series D issued June 30, 2009	5.70%	n/a	(5)	2019	300	300	300
Series E issued August 23, 2011	4.57%	n/a	(5)	2021	298	–	–
					$2,149	$2,151	$2,151
Fair value					$2,207	$2,230	$2,228

(1)	From November 23, 2015, interest is payable at 1% over the 90-day Bankers’ Acceptance Rate.
(2)	The relevant debenture may be redeemed, at par, on an interest payment date on or after the date noted, at the option of the issuer.
(3)	From June 1, 2016, interest is payable at 1% over the 90-day Bankers’ Acceptance Rate.
(4)	Redeemed on July 11,2011 at a redemption price equal to the principal amount together with accrued and unpaid interest.
(5)	The relevant debenture may be redeemed, at the option of SLF Inc. at any time, at a redemption price equal to the greater of par and a price based on the yield of a corresponding Government of Canada bond.

Fair value is based on market price for the same or similar instruments as appropriate. Interest expense for senior debentures was $106 and $108 for 2011 and 2010, respectively.

All senior unsecured debentures of SLF Inc. are direct senior unsecured obligations of SLF Inc. and rank equally with other unsecured and unsubordinated indebtedness of SLF Inc.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 143

14.B Innovative Capital Instruments

Innovative capital instruments consist of Sun Life ExchangEable Capital Securities (“SLEECS”), issued by Sun Life Capital Trust (“SLCT I”) and Sun Life Capital Trust II (“SLCT II”, and together with SLCT I, the “SL Capital Trusts”), established as trusts under the laws of Ontario.

SLCT I issued Sun Life ExchangEable Securities – Series A (“SLEECS A”) and Sun Life ExchangEable Securities – Series B (“SLEECS B”), which are classes of units that represent an undivided beneficial ownership interest in the assets of that trust. The SLEECS A were redeemed at par on December 31, 2011. SLEECS B are non-voting except in certain limited circumstances. Holders of SLEECS A were, and holders of the SLEECS B are eligible to receive semi-annual non-cumulative fixed cash distributions. SLCT II issued Sun Life ExchangEable Capital Securities – Series 2009-1 (“SLEECS 2009-1”), which are subordinated unsecured debt obligations. Holders of SLEECS 2009-1 are eligible to receive semi-annual interest payments. The proceeds of the issuances of SLEECS A, SLEECS B and SLEECS 2009-1 were used by the SL Capital Trusts to purchase senior debentures of Sun Life Assurance. These senior debentures are eliminated on consolidation because the SL Capital Trusts are consolidated by Sun Life Assurance. The Sun Life Assurance senior debenture purchased with the proceeds of the issuance of SLEECS A was redeemed on December 31, 2011.

The SLEECS are structured with the intention of achieving Tier 1 regulatory capital treatment for SLF Inc. and Sun Life Assurance and, as such, have features of equity capital. No interest payments or distributions will be paid in cash by the SL Capital Trusts on the SLEECS if Sun Life Assurance fails to declare regular dividends (i) on its Class B Non-Cumulative Preferred Shares Series A, or (ii) on its public preferred shares, if any are outstanding (“Missed Dividend Event”). In the case of the SLEECS 2009-1, if a Missed Dividend Event occurs or if an interest payment is not made in cash on the SLEECS 2009-1 for any reason, including at the election of Sun Life Assurance, holders of the SLEECS 2009-1 will be required to invest interest paid on the SLEECS 2009-1 in non-cumulative perpetual preferred shares of Sun Life Assurance. In the case of the SLEECS B, if a Missed Dividend Event occurs, the net distributable funds of SLCT I will be distributed to Sun Life Assurance as the holder of Special Trust Securities of that trust. If the SL Capital Trusts fail to pay in cash the semi-annual interest payments or distributions on the SLEECS in full for any reason other than a Missed Dividend Event, then, for a specified period of time, Sun Life Assurance will not declare dividends of any kind on any of its public preferred shares, and if no such public preferred shares are outstanding, SLF Inc. will not declare dividends of any kind on any of its preferred shares or common shares.

Each SLEECS B and each one thousand dollars principal amount of SLEECS 2009-1 will be automatically exchanged for 40 non-cumulative perpetual preferred shares of Sun Life Assurance if any one of the following events occurs: (i) proceedings are commenced or an order is made for the winding-up of Sun Life Assurance; (ii) OSFI takes control of Sun Life Assurance or its assets; (iii) Sun Life Assurance’s Tier 1 capital ratio is less than 75% or its MCCSR ratio is less than 120%; or (iv) OSFI directs Sun Life Assurance to increase its capital or provide additional liquidity and Sun Life Assurance either fails to comply with such direction or elects to have the SLEECS automatically exchanged (“Automatic Exchange Event”). Upon an Automatic Exchange Event, former holders of the SLEECS will cease to have any claim or entitlement to distributions, interest or principal against the issuing SL Capital Trust and will rank as preferred shareholders of Sun Life Assurance in a liquidation of Sun Life Assurance.

According to OSFI guidelines, innovative capital instruments can comprise up to 15% of net Tier 1 capital with an additional 5% eligible for Tier 2B capital. As at December 31, 2011, for regulatory capital purposes of Sun Life Assurance, $695 (2010 - $1,442) represents Tier 1 capital, and nil (2010 – $202) represents Tier 2B capital.

The table below presents additional significant terms and conditions of the Innovative Capital Instruments:

Issuer	Issuance date	Distribution or interest payment dates	Annual yield		Redemption date at the issuer’s option	Conversion date at the holder’s option	December 31, 2011	December 31, 2010	January 1, 2010
Sun Life Capital Trust(1),(2),(3),(4)
SLEECS A	October 19, 2001	June 30, December 31	6.865%		December 31, 2006	Any time	$–	$950	$950
SLEECS B	June 25, 2002	June 30, December 31	7.093%		June 30, 2007	Any time	200	200	200
Sun Life Capital Trust II(1),(2)
SLEECS 2009-1	November 20, 2009	June 30, December 31	5.863	%(5)	December 31, 2014	No conversion option	495	494	494
							$695	$1,644	$1,644
Fair value							$712	$1,729	$1,741

(1)	Subject to the approval of OSFI, (i) the SL Capital Trusts may, in whole or in part, on the redemption date specified above or on any distribution date thereafter, or in the case of SLCT II, on any date thereafter, redeem any outstanding SLEECS without the consent of the holders, and (ii) upon occurrence of a regulatory event or a tax event (as defined), prior to the redemption date specified above, the SL Capital Trusts may redeem all, but not part of, any class of SLEECS without the consent of the holders.
(2)	The SLEECS A were redeemed at par on December 31, 2011. The SLEECS B may be redeemed for cash equivalent to (i) the greater of the Early Redemption Price or the Redemption Price if the redemption occurs prior to June 30, 2032 or (ii) the Redemption Price if the redemption occurs on or after June 30, 2032. Redemption Price refers to an amount equal to one thousand dollars plus the unpaid distributions, other than unpaid distributions resulting from a Missed Dividend Event, to the redemption date. Early Redemption Price for the SLEECS B refers to the price calculated to provide an annual yield, equal to the yield of a Government of Canada bond issued on the redemption date that has a maturity date of June 30, 2032, plus 32 basis points, plus the unpaid distributions, other than unpaid distributions resulting from a Missed Dividend Event, to the redemption date. The SLEECS 2009-1 may be redeemed for cash equivalent to, on any day that is not an Interest Rate Reset Date, accrued and unpaid interest on the SLEECS 2009-1 plus the greater of par and a price calculated to provide an annual yield equal to the yield of a Government of Canada bond maturing on the next Interest Reset Date plus (i) 0.60% if the redemption date is prior to December 31, 2019 or (ii) 1.20% if the redemption date is any time after December 31, 2019. On an Interest Rate Reset Date, the redemption price is equal to par plus accrued and unpaid interest on the SLEECS 2009–1.
(3)	The non-cumulative perpetual preferred shares of Sun Life Assurance issued upon an Automatic Exchange Event in respect of the SLEECS B will become convertible, at the option of the holder, into a variable number of common shares of SLF Inc. on distribution dates on or after December 31, 2032.
(4)	Holders of SLEECS B may exchange, at any time, all or part of their holdings of SLEECS B at a price for each SLEECS of 40 non-cumulative perpetual preferred shares of Sun Life Assurance. SLCT I will have the right, at any time before the exchange is completed, to arrange for a substituted purchaser to purchase SLEECS tendered for surrender to SLCT I so long as the holder of the SLEECS so tendered has not withheld consent to the purchase of its SLEECS. Any non-cumulative perpetual preferred shares issued in respect of an exchange by the holders of SLEECS B will become convertible, at the option of the holder, into a variable number of common shares of SLF Inc. on distribution dates on or after December 31, 2032.
(5)	Holders of SLEECS 2009-1 are eligible to receive semi-annual interest payments at a fixed rate until December 31, 2019. The interest rate on the SLEECS 2009-1 will reset on December 31, 2019 and every fifth anniversary thereafter to equal the five-year Government of Canada bond yield plus 3.40%.

Fair value is based on market prices for the same or similar instruments as appropriate. Interest expense on Innovative capital instruments was $109 and $109 for 2011 and 2010, respectively.

144 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

15. Subordinated Debt

The following obligations are included in Subordinated debt and qualify as capital for Canadian regulatory purposes:

	Currency	Interest Rate	Earliest Par Call date(1)	Maturity	December 31, 2011	December 31, 2010	January 1, 2010
Sun Life Assurance:
Issued May 15, 1998(2)	Cdn. dollars	6.30%	–	2028	$150	$150	$150
Issued October 12, 2000(3)	Cdn. dollars	6.65%	October 12, 2010	2015	–	–	300
Issued June 25, 2002(4)	Cdn. dollars	6.15%	June 30, 2012	2022	800	800	800
Sun Life Financial Inc.:
Issued May 29, 2007(5)	Cdn. dollars	5.40%	May 29, 2037	2042	398	398	398
Issued January 30, 2008(6)	Cdn. dollars	5.59%	January 30, 2018	2023	398	398	398
Issued June 26, 2008(7)	Cdn. dollars	5.12%	June 26, 2013	2018	349	349	348
Issued March 31, 2009(8)	Cdn. dollars	7.90%	March 31, 2014	2019	498	497	496
Sun Canada Financial Co.:
Issued December 15, 1995(9)	U.S. dollars	7.25%	n/a	2015	153	149	158
Total					$2,746	$2,741	$3,048
Fair value					$2,836	$2,874	$3,202

(1)	The relevant debenture may be redeemed, at the option of the issuer. Prior to the date noted, the redemption price is the greater of par and a price based on the yield of a corresponding Government of Canada bond; from the date noted, the redemption price is par and redemption may only occur on a scheduled interest payment date. Redemption of all subordinated debentures is subject to regulatory approval. The notes issued by Sun Canada Financial are not redeemable prior to maturity.
(2)	6.30% Debentures, Series 2, due 2028. Issued by The Mutual Life Assurance Company of Canada, which thereafter changed its name to Clarica Life Insurance Company (“Clarica”). Clarica was amalgamated with Sun Life Assurance effective December 31, 2002.
(3)	6.65% Debentures, Series 3, due 2015. Issued by Clarica, and redeemed on October 12, 2010.
(4)	6.15% Debentures due June 30, 2022. From June 30, 2012, interest is payable at 1.54% over the 90-day Bankers’ Acceptance Rate.
(5)	Series 2007-1 Subordinated Unsecured 5.40% Fixed/Floating Debentures due 2042. From May 29, 2037, interest is payable at 1.00% over the 90-day Bankers’ Acceptance Rate.
(6)	Series 2008-1 Subordinated Unsecured 5.59% Fixed/Floating Debentures due 2023. From January 30, 2018, interest is payable at 2.10% over the 90-day Bankers’ Acceptance Rate.
(7)	Series 2008-2 Subordinated Unsecured 5.12% Fixed/Floating Debentures due 2018. From June 26, 2013, interest is payable at 2.00% over the 90-day Bankers’ Acceptance Rate.
(8)	Series 2009-1 Subordinated Unsecured 7.90% Fixed/Floating Debentures due 2019. From March 31, 2014, interest is payable at 7.15% over the 90-day Bankers’ Acceptance Rate.
(9)	7 1/4% Subordinated Notes due December 15, 2015.

Fair value is based on market prices for the same or similar instruments as appropriate. Interest expense on subordinated debt was $171 and $188 for 2011 and 2010, respectively.

16. Share Capital

The authorized share capital of SLF Inc. consists of the following:

•

An unlimited number of common shares without nominal or par value. Each common share is entitled to one vote at meetings of the shareholders of SLF Inc. There are no pre-emptive, redemption, purchase or conversion rights attached to the common shares.

•

An unlimited number of Class A and Class B non-voting preferred shares, issuable in series. The Board is authorized before issuing the shares, to fix the number, the consideration per share, the designation of, and the rights and restrictions of the Class A and Class B shares of each series, subject to the special rights and restrictions attached to all the Class A and Class B shares. The Board has authorized thirteen series of Class A non-voting preferred shares (“Preferred Shares”), nine of which are outstanding.

The common and preferred shares qualify as capital for Canadian regulatory purposes, and are included in Note 23.

Dividends and restrictions on the payment of dividends

Under provisions of the Insurance Companies Act that apply to each of SLF Inc. and Sun Life Assurance, we are prohibited from declaring or paying a dividend on preferred or common shares if there are reasonable grounds for believing we are, or by paying the dividend would be, in contravention of the requirement that we maintain adequate capital and adequate and appropriate forms of liquidity, that we comply with any regulations in relation to capital and liquidity that are made under the Insurance Companies Act, and that we comply with any order by which OSFI directs us to increase our capital or provide additional liquidity.

We have covenanted that, if a distribution is not paid when due on any outstanding SLEECS issued by Sun Life Capital Trust and Sun Life Capital Trust II, then (i) Sun Life Assurance will not pay dividends on its Public Preferred Shares, if any are outstanding, and (ii) if Sun Life Assurance does not have any Public Preferred Shares outstanding, then SLF Inc. will not pay dividends on its preferred shares or common shares, in each case, until the 12th month (in the case of the SLEECS issued by Sun Life Capital Trust) or 6th month (in the case of SLEECS issued by Sun Life Capital Trust II) following the failure to pay the required distribution in full, unless the required distribution is paid to the holders of SLEECS. Public Preferred Shares means preferred shares issued by Sun Life Assurance which: (a) have been issued to the public (excluding any preferred shares held beneficially by affiliates of Sun Life Assurance); (b) are listed on a recognized stock exchange; and (c) have an aggregate liquidation entitlement of at least $200. As at December 31, 2011, Sun Life Assurance did not have outstanding any shares that qualify as Public Preferred Shares.

The terms of SLF Inc.’s outstanding preferred shares provide that for so long as Sun Life Assurance is a subsidiary of SLF Inc., no dividends on such preferred shares are to be declared or paid if the MCCSR ratio of Sun Life Assurance is then less than 120%.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 145

The terms of SLF Inc.’s outstanding preferred shares also restrict our ability to pay dividends on SLF Inc.’s common shares. Under the terms of our preferred shares, we cannot pay dividends on SLF Inc.’s common shares without the approval of the holders of the preferred shares unless all dividends on the preferred shares for the last completed period for which dividends are payable have been declared and paid or set apart for payment.

Currently, the above limitations do not restrict the payment of dividends on SLF Inc.’s preferred or common shares.

The declaration and payment of dividends on SLF Inc.’s shares are at the sole discretion of the board of directors and will be dependent upon our earnings, financial condition and capital requirements. Dividends may be adjusted or eliminated at the discretion of the board on the basis of these or other considerations.

16.A Common Shares

The changes in shares issued and outstanding common shares for the years ended December 31 are as follows:

	2011		2010
Common shares (in millions of shares)	Number of shares	Amount	Number of shares	Amount
Balance, January 1	574	$7,407	564	$7,126
Stock options exercised (Note 20)	2	48	1	18
Common shares issued to non-controlling interest (Note 17)	2	37	–	–
Shares issued under the dividend reinvestment and share purchase plan(1)	10	243	9	263
Balance, December 31	588	$7,735	574	$7,407

(1)	Under SLF Inc.’s Canadian Dividend Reinvestment and Share Purchase Plan, Canadian-resident common and preferred shareholders may choose to have their dividends automatically reinvested in common shares and may also purchase common shares for cash. For dividend reinvestments, SLF Inc. may, at its option, issue common shares from treasury at a discount of up to 5% to the volume weighted average trading price or direct that common shares be purchased for participants through the Toronto Stock Exchange (“TSX”) at the market price. Common shares acquired by participants through optional cash purchases may be issued from treasury or purchased through the TSX at SLF Inc.’s option, in either case at no discount. The common shares issued from treasury for dividend reinvestments during 2011 and 2010 were issued at a discount of 2%. An insignificant number of common shares were issued from treasury for optional cash purchases at no discount.

16.B Preferred Shares

The changes in issued and outstanding preferred shares for the years ended December 31 are as follows:

	2011		2010
Class A Preferred shares (in millions of shares)	Number of shares	Amount	Number of shares	Amount
Balance, January 1	82	$2,015	71	$1,741
Issued, Series 8R	–	–	11	280
Issued, Series 10R	8	200	–	–
Issued, Series 12R	12	300	–	–
Issuance costs, net of taxes	–	(12)	–	(6)
Balance, December 31	102	$2,503	82	$2,015

Further information on the preferred shares outstanding as at December 31, 2011, is as follows:

Class A Preferred shares (in millions of shares)	Issue Date	Annual Dividend Rate	Annual Dividend Per Share	Earliest redemption date(1)	Number of shares	Face Amount	Net Amount(2)
Series 1	February 25, 2005	4.75%	$1.19	March 31, 2010(3)	16	$400	$394
Series 2	July 15, 2005	4.80%	$1.20	September 30, 2010(3)	13	325	318
Series 3	January 13, 2006	4.45%	$1.11	March 31, 2011(3)	10	250	245
Series 4	October 10, 2006	4.45%	$1.11	December 31, 2011(3)	12	300	293
Series 5	February 2, 2007	4.50%	$1.13	March 31, 2012(3)	10	250	245
Series 6R(4)	May 20, 2009	6.00%	$1.50	June 30, 2014(5)	10	250	246
Series 8R(6)	May 25, 2010	4.35%	$1.09	June 30, 2015(7)	11	280	274
Series 10R(8)	August 12, 2011	3.90%	$0.98	September 30, 2016(9)	8	200	195
Series 12R(10)	November 10, 2011	4.25%	$1.06	December 31, 2016(11)	12	300	293
Total Preferred shares					102	$2,555	$2,503

(1)	Redemption of all preferred shares is subject to regulatory approval.
(2)	Net of after-tax issuance costs.
(3)	On or after the earliest redemption date, SLF Inc. may redeem these shares in whole or in part, at a premium that declines from 4% of the par amount to Nil over the next following four years.
(4)	On June 30, 2014, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 3.79%. Holders of the Series 6R Shares will have the right, at their option, to convert their Series 6R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 7QR (“Series 7QR Shares”) on June 30, 2014 and every five years thereafter. Holders of Series 7QR Shares will be entitled to receive floating non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 3.79%.

146 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

(5)	On June 30, 2014 and June 30 each fifth year thereafter, SLF Inc. may redeem these shares in whole or in part, at par.
(6)	On June 30, 2015, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 1.41%. Holders of the Series 8R Shares will have the right, at their option, to convert their Series 8R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 9QR (“Series 9QR Shares”) on June 30, 2015 and every five years thereafter. Holders of Series 9QR Shares will be entitled to receive floating non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 1.41%.
(7)	On June 30, 2015 and June 30 each fifth year thereafter, SLF Inc. may redeem these shares in whole or in part, at par.
(8)	On September 30, 2016, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 2.17%. Holders of the Series 10R Shares will have the right, at their option, to convert their Series 10R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 11QR (“Series 11QR Shares”) on September 30, 2016 every five years thereafter. Holders of Series 11QR Shares will be entitled to receive floating non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 2.17%.
(9)	On September 30, 2016 and September 30 each fifth year thereafter, SLF Inc. may redeem these shares in whole or in part, at par.
(10)	On December 31, 2016, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 2.73%. Holders of the Series 12R Shares will have the right, at their option, to convert their Series 12R Shares into Class A Non-Cumulative Floating Rate Preferred shares Series 13QR (“Series 13QR Shares”) on December 31, 2016 and on every five years thereafter. Holders of Series 13QR Shares will be entitled to receive floating non-cumulative quarterly dividends at an annual rate to the then 3-month Government of Canada treasury bill yield plus 2.73%.
(11)	On December 31, 2016 and December 31 each fifth year thereafter, SLF Inc. may redeem these shares in whole or in part, at par.

17. Non-Controlling Interests in Subsidiaries

Non-controlling interests in our Consolidated Statements of Financial Position, Consolidated Statements of Changes in Equity, and Net income (loss) attributable to non-controlling interests in our Consolidated Statements of Operations, consisted of non-controlling interests in McLean Budden Limited until the fourth quarter of 2011.

In the fourth quarter of 2011, we purchased the minority shares of McLean Budden Limited, our investment management subsidiary for consideration of approximately $144 plus additional consideration which will be based on the attaining of performance targets. The consideration consisted of cash of $48, common shares of SLF Inc. of $37 with the remaining amount payable in promissory notes. The difference between the consideration paid and the non-controlling interest acquired was recorded as an adjustment to the equity attributable to the SLF Inc. shareholders. Subsequent to the purchase of the minority shares, all of the shares of McLean Budden Limited were transferred to our subsidiary MFS.

18. Fee Income

Fee income for the years ended December 31 consist of the following:

	2011	2010
Income associated with administration and contract guarantees	$903	$788
Fund management and other asset based fees	1,641	1,525
Commissions	506	495
Service contract fee income	191	214
Other fee income	112	82
Total fee income	$3,353	$3,104

19. Operating Expenses

Operating expenses for the years ended December 31 consist of the following:

	2011	2010
Employee expenses(1)	$1,874	$1,865
Premises and equipment	176	168
Capital asset depreciation (Note 9)	58	52
Service fees	525	491
Amortization of intangibles (Note 10)	46	41
Restructuring costs (Note 21)	59	–
Other expenses	842	853
Total operating expenses	$3,580	$3,470

(1)	See table below for further details

Employee expenses for the years ended December 31 consist of the following:

	2011	2010
Salaries, bonus, employee benefits	$1,581	$1,535
Share-based payments (Note 20)	236	263
Other personnel costs	57	67
Total employee expenses	$1,874	$1,865

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 147

20. Share-Based Payments

20.A Stock Option Plans

SLF Inc. granted stock options to certain employees and directors under the Executive Stock Option Plan and the Director Stock Option Plan and to all eligible employees under the Special 2001 Stock Option Award Plan. These options are granted at the closing price of the common shares on the TSX on the grant date for stock options granted after January 1, 2007, and the closing price of the trading day preceding the grant date for stock options granted before January 1, 2007. The options granted under the stock option plans generally vest over a four-year period under the Executive Stock Option Plan; two years after the grant date under the Special 2001 Stock Option Award Plan; and over a two-year period under the Director Stock Option Plan. All options have a maximum exercise period of 10 years. The maximum numbers of common shares that may be issued under the Executive Stock Option Plan, the Special 2001 Stock Option Award Plan and the Director Stock Option Plan are 29,525,000 shares, 1,150,000 shares and 150,000 shares, respectively. Effective April 2, 2003, grants under the Director Stock Option Plan were discontinued.

The activities in the stock option plans for the years ended December 31 are as follows:

	2011		2010
	Number of Stock Options (Thousands)	Weighted Average Exercise Price	Number of Stock Options (Thousands)	Weighted Average Exercise Price
Balance, January 1	14,193	$31.87	13,191	$32.27
Granted	1,704	$31.35	2,861	$30.21
Exercised	(1,654)	$25.20	(690)	$20.83
Forfeited	(745)	$35.09	(1,169)	$37.69
Expired	(303)	$31.78	–	$–
Balance, December 31	13,195	$32.49	14,193	$31.87
Exercisable, December 31	7,434	$35.69	7,467	$35.03

The average share price at the date of exercise of stock options for the year ended December 31, 2011 was $31.25 ($29.65 for 2010).

Compensation expense for stock options was $15 for the year ended December 31, 2011 ($17 for 2010).

The stock options outstanding as at December 31, by exercise price, are as follows:

	December 31, 2011			December 31, 2010
Range of exercise prices	Number of Stock Options (Thousands)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Stock Options (Thousands)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$18.00 to $24.00	3,388	6.08	$20.05	4,172	6.74	$19.94
$24.01 to $30.00	1,295	4.89	$27.93	2,333	4.37	$28.41
$30.01 to $35.00	4,948	7.12	$31.21	3,790	7.02	$30.96
$35.01 to $45.00	796	3.08	$40.59	918	3.86	$40.39
$45.01 to $53.00	2,768	5.20	$49.80	2,980	6.15	$49.81
Total stock options	13,195	5.99	$32.49	14,193	6.11	$31.87

The weighted average fair values of the stock options, calculated using the Black-Scholes option-pricing model, granted during the year ended December 31, 2011, was $7.74 ($7.53 for 2010). The Black-Scholes option-pricing model used the following assumptions to determine the fair value of options granted during the years ending December 31:

Weighted average assumptions	2011	2010
Risk-free interest rate	2.9%	2.9%
Expected volatility	35.3%	35.3%
Expected dividend yield	4.0%	4.0%
Expected life of the option (in years)	6.3	6.4
Exercise price	$31.35	$30.21

Expected volatility is based on historical volatility of the common shares, implied volatilities from traded options on the common shares and other factors. The expected term of options granted is derived based on historical employee exercise behaviour and employee termination experience. The risk-free rate for periods within the expected term of the option is based on the Canadian government bond yield curve in effect at the time of grant.

148 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

20.B Employee Share Ownership Plan

In Canada, we match eligible employees’ contributions to the Sun Life Financial Employee Stock Plan. The match is provided for employees who have met two years of employment eligibility and is equal to 50% of the employee’s contributions up to 5% of an employee’s annual compensation. The match is further capped by a one thousand five hundred dollar annual maximum. Employees may elect to contribute from 1% to 20% of their target annual compensation to the Sun Life Financial Employee Stock Plan. Our contributions vest immediately and are expensed. We recorded an expense of $4 for the year ended December 31, 2011 ($4 for 2010).

20.C Other Share-Based Payment Plans

All other share-based payment plans use notional units that are valued based on the common share price on the TSX. Any fluctuation in the common share price changes the value of the units, which affects our share-based payment compensation expense. Upon redemption of these units, payments are made to the employees with a corresponding reduction in the accrued liability. We use equity swaps and forwards to hedge our exposure to variations in cash flows due to changes in the common share price for all of these plans.

Details of these plans are as follows:

Senior Executives’ Deferred Share Unit (“DSU”) Plan:    Under the DSU plan, designated executives may elect to receive all or a portion of their annual incentive award in the form of DSUs. Each DSU is equivalent in value to one common share and earns dividend equivalents in the form of additional DSUs at the same rate as the dividends on common shares. The designated executives must elect to participate in the plan prior to the beginning of the plan year and this election is irrevocable. Awards generally vest immediately; however, participants are not permitted to redeem the DSUs until termination, death or retirement. The value at the time of redemption will be based on the fair value of the common shares immediately before their redemption.

Sun Share Unit (“Sun Shares”) Plan:    In December 2010, the Board approved the Sun Share Unit Plan which replaced the Restricted Share Unit (“RSU”) and Performance Share Unit (“PSU”) plans for new awards granted effective in 2011. Under the Sun Share plan, participants are granted units that are equivalent in value to one common share and have a grant price equal to the average of the closing price of a common share on the TSX on the five trading days immediately prior to date of the grant. Participants must hold units for up to 36 months from the date of grant. The units earn dividend equivalents in the form of additional units at the same rate as the dividends on common shares. Units may vest or become payable if we meet specified threshold performance targets. The plan provides for an enhanced payout if we achieve superior levels of performance to motivate participants to achieve a higher return for shareholders (enhanced payout is determined through a multiplier that can be as low as zero or as high as two times the number of units that vest). Payments to participants are based on the number of units earned multiplied by the average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date.

RSU Plan:    As noted previously, the Sun Share plan has replaced the RSU plan for new awards granted effective in 2011. Under the RSU plan, participants were granted units that are equivalent in value to one common share and have a grant price equal to the average closing price of a common share on the TSX on the five trading days immediately prior to the date of grant. Plan participants generally hold RSUs for 36 months from the date of grant. RSUs earn dividend equivalents in the form of additional RSUs at the same rate as the dividends on common shares. The redemption value is the average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date.

PSU Plan/Incentive Share Unit (“ISU”) Plan:    As noted previously, the Sun Share plan has replaced the PSU plan for new awards granted effective in 2011. Grants under the ISU plan will continue. Under these arrangements, participants are granted units that are equivalent in value to one common share and have a grant price equal to the average of the closing price of a common share on the TSX on the five trading days immediately prior to the date of grant. Participants must hold units for 36 months (or 40 months in the case of ISUs) from the date of grant. The units earn dividend equivalents in the form of additional units at the same rate as the dividends on common shares. No units will vest or become payable unless we meet our specified threshold performance targets. The plans provide for an enhanced payout if we achieve superior levels of performance to motivate participants to achieve a higher return for shareholders. Payments to participants are based on the number of units vested multiplied by the average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date.

Additional information for other share-based payment plans:    The units outstanding under these plans and the liabilities accrued on the statement of financial position are summarized in the following table.

Number of units (in thousands)	Sun Shares	DSUs	RSUs	PSUs/ISUs	Total
Units outstanding December 31, 2010	–	777	4,409	1,181	6,367
Units outstanding December 31, 2011	1,863	739	3,386	942	6,930
Liability accrued as at December 31, 2011	$12	$13	$54	$8	$87

Compensation expense and the income tax expense (benefit) for other share-based payment plans for the years ended December 31 are shown in the following table. Since expenses for the DSUs are accrued as part of incentive compensation in the year awarded, the expenses below do not include these accruals. The expenses presented in the following table include increases in the liabilities for Sun Shares, DSUs, RSUs and PSUs due to changes in the fair value of the common shares and the accruals of the RSU and PSU liabilities over the vesting period, and exclude any adjustment in expenses due to the impact of hedging.

For the years ended December 31	2011	2010
Compensation expense	$11	$61
Income tax expense (benefit)	$(4)	$(19)

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 149

20.D Share-Based Payment Plans of MFS

Share-based payment awards within MFS are based on their own shares. Stock options and restricted shares are settled in shares and restricted stock units are settled in cash. The restricted share awards and stock options vest over a four-year period. The restricted stock units vest over a two-year or four-year period from the grant date and holders are entitled to receive non-forfeitable dividend equivalent payments over the vesting period. Dividends are paid to restricted shareholders and are not forfeited if the award does not ultimately vest.

Although the stock options and restricted shares are settled in shares, all of the awards, including the outstanding shares held by employees, are accounted for as cash-settled share-based payment awards because the parent company has a practice of purchasing the issued shares from employees after a specified holding period. The fair value of options is determined using the Black-Scholes option pricing model, while the fair value of restricted shares, restricted stock units and outstanding shares are estimated using a market consistent share valuation model. The compensation expense recorded each period is impacted by changes in fair value of the awards and shares outstanding as well as the number of new awards granted and the number of issued shares repurchased. The liability accrued related to these plans as at December 31, 2011 was $446.

Compensation expense and the income tax expense (benefit) for these awards for the years ended December 31 are shown in the following table:

For the years ended December 31	2011	2010
Compensation expense	$206	$181
Income tax expense (benefit)	$(41)	$(36)

21. Restructuring

In the fourth quarter of 2011, we restructured our operations, primarily in the United States. The domestic U.S. variable annuity and individual life products were closed to new sales effective December 30, 2011.

As a result, we recognized a provision for restructuring costs during the fourth quarter. A provision for restructuring costs is recognized when we have a detailed formal plan that identifies the business concerned, the locations affected, the location, function and number employees to be compensated for termination of services, as well as the expenditures to be made and when the plan will be implemented. The provision is our best estimate of the expenditures that will be required to settle our obligations under the plan and includes only those costs that are a result of the restructuring and that are not associated with our ongoing activities.

We recorded restructuring costs of $59 in Operating expenses, which consisted of the following:

Employee termination benefits	$51
Lease termination and other costs	8
Total restructuring costs	$59

As at December 31, 2011, the remaining restructuring liability was $53. We expect to pay a significant amount of the costs accrued as part of this liability in the next 12 months. Additional restructuring costs that did not meet the recognition criteria in 2011 will be expensed or accrued in future years.

In addition to the restructuring costs above, we recognized charges in SLF U.S. of $94 due to impairment of the goodwill in the variable annuities CGU and $17 due to impairment of intangible assets. Further information on these impairments is included in Note 10.

22. Income Taxes

22.A Deferred Income Taxes

The following represents the deferred income tax assets and liabilities(1) in the Consolidated Statements of Financial Position by source of temporary differences:

As at	December 31, 2011		December 31, 2010		January 1, 2010
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Investments	$(790)	$2	$(406)	$33	$(133)	$46
Policy liabilities(2)	769	–	(1)	86	259	82
Deferred acquisition costs	302	–	297	4	381	5
Losses available for carry forward	924	–	859	(84)	488	(86)
Pensions and other employee benefits	235	–	219	(2)	187	(3)
Other	208	5	12	2	130	(32)
Total	$1,648	7	$980	$39	$1,312	$12
Total net deferred tax asset		$1,641		$941		$1,300

150 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

The movement in net deferred income tax assets for the years ended December 31, are as follows:

	Investments	Policy liabilities(2)	Deferred acquisition costs	Losses available for carry forward	Pension & other employee benefits	Other	Total
As at December 31, 2010	$(439)	$(87)	$293	$943	$221	$10	$941
Charged to income statement	(343)	850	1	(54)	19	189	662
Charged to other comprehensive income	16	–	–	20	–	3	39
Charged to equity, other than other comprehensive income	4	–	–	–	–	(7)	(3)
Foreign exchange rate movements	(30)	6	8	15	(5)	8	2
As at December 31, 2011	$(792)	$769	$302	$924	$235	$203	$1,641

	Investments	Policy liabilities(2)	Deferred acquisition costs	Losses available for carry forward	Pension & other employee benefits	Other	Total
As at January 1, 2010	$(179)	$177	$376	$574	$190	$162	$1,300
Charged to income statement	(195)	(288)	(65)	404	38	(142)	(248)
Charged to other comprehensive income	(56)	–	–	–	–	(3)	(59)
Charged to equity, other than other comprehensive income	2	–	–	–	–	–	2
Foreign exchange rate movements	(11)	24	(18)	(35)	(7)	(7)	(54)
As at December 31, 2010	$(439)	$(87)	$293	$943	$221	$10	$941

(1)	Our deferred income tax assets and deferred income tax liabilities are offset when there is legally enforceable right to offset current income tax assets against current income tax liabilities and when the deferred income taxes relate to the same taxable entity and the same taxation authority. Negative amounts reported under Assets are deferred income tax liabilities included in a net deferred income tax asset position; negative amounts under Liabilities are deferred income tax assets included in a net deferred income tax liability position.
(2)	Consists of Insurance contract liabilities and Investment contract liabilities net of Reinsurance assets

We have accumulated tax losses, primarily in Canada, the United States, and the United Kingdom, totaling $4,422 ($3,714 in 2010). The benefit of these tax losses has been recognized to the extent that it is probable that the benefit will be realized. Unused tax losses for which a deferred tax asset has not been recognized amount to $727 in 2011 ($614 in 2010), primarily in the United Kingdom.

We will realize the benefit of the tax losses carried forward in future years through a reduction in current income taxes as and when the losses are utilized. These tax losses are subject to examination by various tax authorities and could be reduced as a result of the adjustments to tax returns. Furthermore, legislative, business or other changes may limit our ability to utilize these losses.

Included in the deferred tax asset related to losses available for carry forward are tax benefits that have been recognized on losses incurred in either the current or the preceding year. In determining if it is appropriate to recognize these tax benefits we relied on projections of future taxable profits.

Tax losses carried forward in the United States consist primarily of non-capital losses which expire beginning in 2023. Capital losses in the United States expire beginning 2014. The non-capital losses carried forward in Canada expire beginning in 2028. The losses in the United Kingdom can be carried forward indefinitely.

We recognize a deferred income tax liability on all temporary differences associated with investments in subsidiaries, branches, associates and joint ventures unless we are able to control the timing of the reversal of these differences and it is probable that these differences will not reverse in the foreseeable future. In 2011, temporary differences associated with investments in subsidiaries, branches, associates and joint ventures for which a deferred income tax liability has not been recognized amount to $2,822 ($2,748 in 2010).

22.B Income Tax Expense

22.B.i. In our Consolidated Statements of Operations, income tax expense (benefit) for the years ended December 31 has the following components:

	2011	2010
Current income tax expense (benefit):
Current year	$273	$225
Adjustments in respect of prior years, including resolution of tax disputes	(58)	(120)
Total current income tax expense (benefit)	$215	$105

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 151

	2011	2010
Deferred income tax expense (benefit):
Origination and reversal of temporary differences	$(608)	$218
Tax expense (benefit) arising from unrecognized tax losses	(70)	36
Adjustments in respect of prior years, including resolution of tax disputes	16	(6)
Total deferred income tax expense (benefit)	$(662)	$248
Total income tax expense (benefit)	$(447)	$353

22.B.ii Income tax benefit (expense) recognized directly in equity for the years ended December 31:

	2011	2010
Recognized in other comprehensive income:
Current income tax benefit (expense)	$(5)	$2
Deferred income tax benefit (expense)	39	(59)
Total recognized in other comprehensive income	$34	$(57)

Recognized in equity, other than other comprehensive income:
Deferred income tax benefit (expense)	(3)	2
Total income tax benefit (expense) recorded in equity, including tax benefit (expense) recorded in other comprehensive income	$31	$(55)

22.B.iii Our effective income tax rate differs from the combined Canadian federal and provincial statutory income tax rate as follows:

For the years ended	December 31, 2011		December 31, 2010
		%		%
Total net income (loss)	$(184)		$1,518
Add: Income tax expense (benefit)	(447)		353
Total net income (loss) before income taxes	$(631)		$1,871

Taxes at the combined Canadian federal and provincial statutory income tax rate	$(177)	28.0	$571	30.5
Increase (decrease) in rate resulting from:
Higher (lower) effective rates on income subject to taxation in foreign jurisdictions	(10)	1.6	(66)	(3.5)
Tax (benefit) cost of unrecognized tax losses	(70)	11.1	36	1.9
Tax exempt investment income	(201)	31.9	(174)	(9.3)
Adjustments in respect of prior years, including resolution of tax disputes	(42)	6.6	(126)	(6.7)
Other	53	(8.4)	112	6.0
Total tax expense (benefit) and effective income tax rate	$(447)	70.8	$353	18.9

During recent years, the Canadian federal government and certain provinces enacted legislation reducing corporate income tax rates. As a result of these enactments, our statutory income tax rates will decline gradually to 26% in 2013 as these rate reductions become effective. In 2011, the U.K. government enacted legislation reducing the corporate statutory income tax rate to 26% effective April 1, 2011 and 25% effective April 1, 2012.

Statutory tax rates in the jurisdictions in which we conduct business range from 0% to 35% which creates a tax rate differential and corresponding tax provision difference compared to the Canadian federal and provincial statutory rate when applied to foreign income not subject to tax in Canada. These differences are reported in the line Higher (lower) effective rates on income subject to taxation in foreign jurisdictions. The impact of these differences was lower in 2011 compared to the prior year predominantly due to losses incurred during the year in lower tax jurisdictions.

In 2011, the benefit of lower taxes on investment income amounted to $201, partially in relation to the appreciation of real estate classified as investment properties. The fair value gains over original cost on real estate are considered capital in nature and taxed at lower income tax rates in Canada. As a result of the appreciation of these properties our income tax provision included a tax benefit of $34 in 2011.

In December 2011, we recorded a tax benefit of $68, mostly relating to previously unrecognized losses, following the reorganization of our principal U.K. subsidiaries. Of this benefit, $58 has been classified as Tax benefit of unrecognized losses and the remaining benefit of $10 is included in Higher (lower) effective rates on income subject to taxation in foreign jurisdictions.

Our income tax recovery in 2011 was reduced by $54 as a result of the write-off of goodwill in SLF Canada that was not deductible for tax purposes. This impact is reported in Other in the table above.

Our tax benefits in 2010 include a benefit of $76 associated with the favourable resolution of tax litigation in the U.K. In the table above this benefit is reported in the line Adjustments in respect of prior years, including resolution of tax disputes. An offsetting valuation allowance of $23 related to this tax benefit is reported in Tax (benefit) cost of unrecognized losses. In December 2010, we sold our life retrocession business. As a result, our income tax expense was increased by $ 90 due to the write-off of goodwill that was not deductible for tax purposes. This impact is reported in Other in the table above.

152 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

23. Capital Management

Our capital base is structured to exceed minimum regulatory and internal capital targets and maintain strong credit and financial strength ratings while maintaining a capital efficient structure. We strive to achieve an optimal capital structure by balancing the use of debt and equity financing. Capital is managed both on a consolidated basis under principles that consider all the risks associated with the business as well as at the business group level under the principles appropriate to the jurisdiction in which each operates. We manage the capital for all of our international subsidiaries on a local statutory basis in a manner commensurate with their individual risk profiles.

The Board is responsible for the annual review and approval of the Company’s capital plan. The Risk Review Committee of the Board of Directors reviews and approves SLF Inc.’s capital policy annually. Management oversight of our capital programs and position is provided by the Capital Management Committee, whose members include senior management from the finance, actuarial and risk management functions.

We engage in a capital planning process annually in which capital deployment options, fundraising and dividend recommendations are presented to the Risk Review Committee. Capital reviews are regularly conducted which consider the potential impacts under various business, interest rate and equity market scenarios. Relevant components of these capital reviews, including dividend recommendations, are presented to the Risk Review Committee on a quarterly basis.

The capital policy is designed to ensure that adequate capital is maintained to provide the flexibility necessary to take advantage of growth opportunities, to support the risks associated with our businesses and to optimize return to our shareholders. This policy is also intended to provide an appropriate level of risk management over capital adequacy risk, which is defined as the risk that capital is not or will not be sufficient to withstand adverse economic conditions, to maintain financial strength or to allow us and our subsidiaries to support ongoing operations and to take advantage of opportunities for expansion.

OSFI has established Guideline A-2 – Capital Regime for Regulated Insurance Holding Companies and Non-Operating Life Companies, which sets out the framework within which OSFI will assess whether regulated non-operating life companies, and insurance holding companies (collectively, “Insurance Holding Companies”) are maintaining adequate capital. Under this guideline, Insurance Holding Companies, such as SLF Inc., are expected to manage their capital in a manner commensurate with their risk profile and control environments. The Company’s regulated subsidiaries are expected to comply with the capital adequacy requirements imposed in the jurisdictions in which they operate. Our principal operating life insurance subsidiary in Canada, Sun Life Assurance, is subject to the Minimum Continuing Capital and Surplus Requirement (“MCCSR”) capital rules and our principal operating life insurance subsidiary in the United States, Sun Life (U.S.) is subject to the risk-based capital rules issued by the National Association of Insurance Commissioners (“NAIC”).

OSFI may intervene and assume control of an insurance holding company or a Canadian life insurance company if it deems the amount of available capital insufficient. Capital requirements may be adjusted by OSFI in the future, as experience develops or the risk profile of Canadian life insurers changes or to reflect other risks. SLF Inc. exceeded levels that would require regulatory or corrective action as at December 31, 2011 and December 31, 2010.

Sun Life Assurance is subject to the MCCSR capital rules for a life insurance company in Canada. We expect to maintain an MCCSR ratio for Sun Life Assurance at or above 200%. With an MCCSR ratio of 211% as at December 31, 2011, Sun Life Assurance’s capital ratio is well above OSFI’s supervisory target ratio of 150% and regulatory minimum ratio of 120%. In the U.S., the risk-based capital of Sun Life Assurance Company of Canada (U.S.) exceeded the levels under which any remedial or regulatory action would be required as at December 31, 2011 and December 31, 2010.

In addition, other foreign operations and foreign subsidiaries of SLF Inc. must comply with local capital or solvency requirements in the jurisdictions in which they operate. We maintained capital levels above minimum local requirements as at December 31, 2011 and December 31, 2010.

Sun Life Assurance adopted IFRS as at January 1, 2011. Under OSFI’s IFRS transition guidance, companies can elect to phase in the impact of the conversion to IFRS on adjusted Tier 1 available capital over eight quarters ending in the fourth quarter of 2012. Sun Life Assurance has made this election and will be phasing in a reduction of approximately $300 to its adjusted Tier 1 capital over this period, largely related to the recognition of deferred actuarial losses on defined benefit pension plans.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 153

Our capital base consists mainly of common shareholders’ equity, participating policyholders’ equity, preferred shareholders’ equity and certain other capital securities that qualify as regulatory capital. For regulatory reporting purposes, there are further adjustments including goodwill, non-life investments, and others as prescribed by OSFI to the total capital figure presented in the table below.

As at	December 31, 2011	December 31, 2010	January 1, 2010
Equity:
Participating policyholders’ equity	$123	$115	$109
Preferred shareholders’ equity	2,503	2,015	1,741
Common shareholders’ equity	13,104	13,917	13,267
Total equity included in capital(1)	15,730	16,047	15,117
Less: Unrealized gains (losses) on available-for-sale debt securities and cash flow hedges	275	303	49
Equity after adjustments	15,455	15,744	15,068
Other capital securities:
Subordinated debt	2,746	2,741	3,048
Innovative capital instruments(2)	695	1,644	1,644
Total capital	$18,896	$20,129	$19,760

(1)	Excludes non-controlling interests not treated as capital for regulatory purposes.
(2)	Innovative capital instruments are SLEECS issued by Sun Life Capital Trust and Sun Life Capital Trust II (Note 14). These trusts are SPEs that are consolidated by us.

The significant changes in capital are included in the notes on senior debentures, subordinated debt and share capital.

24. Segregated Funds

24.A Investments for Account of Segregated Fund Holders

The carrying value of investments held for segregated fund holders are as follows:

As at	December 31, 2011	December 31, 2010	January 1, 2010
Segregated and mutual fund units	$72,840	$71,959	$64,214
Equity securities	5,830	7,454	7,420
Debt securities	8,473	7,603	7,526
Cash, cash equivalents and short term securities	1,425	2,501	1,642
Investment properties	318	298	319
Mortgages	27	29	34
Other assets	2,492	5,037	1,972
Total assets	$91,405	$94,881	$83,127
Less: Liabilities arising from investing activities	$3,222	$6,935	$2,579
Total investments for account of segregated fund holders	$88,183	$87,946	$80,548

154 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

24.B Insurance Contracts and Investment Contracts for Account of Segregated Fund Holders

Changes in insurance contracts and investment contracts for account of segregated fund holders are as follows:

	Insurance Contracts		Investment Contracts
For the years ended	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Balance, beginning of the period	$81,931	$74,293	$6,015	$6,255
Additions to segregated funds:
Deposits	9,964	9,948	218	293
Net transfers (to) from general funds	617	921	–	–
Net realized and unrealized gains (losses)	(3,645)	6,257	(323)	573
Other investment income	2,409	1,981	84	37
Total additions	$9,345	$19,107	$(21)	$903
Deductions from segregated funds:
Payments to policyholders and their beneficiaries	$8,084	$8,258	$491	$535
Management fees	1,149	1,011	75	57
Taxes and other expenses	159	228	7	20
Foreign exchange rate movements	(766)	1,972	(112)	531
Total deductions	$8,626	$11,469	$461	$1,143
Net additions (deductions)	$719	$7,638	$(482)	$(240)
Balance, end of period	$82,650	$81,931	$5,533	$6,015

25. Commitments, Guarantees and Contingencies

25.A Lease Commitments

We lease offices and certain equipment. These are operating leases with rents charged to operations in the year to which they relate. Total future rental payments for the remainder of these leases total $509. The future rental payments by year of payment are included in Note 6.

25.B Contractual Commitments

In the normal course of business, various contractual commitments are outstanding, which are not reflected in our Consolidated Financial Statements. In addition to loan commitments for debt securities and mortgages included in Note 6.A.i, we have equity, investment property, and property and equipment commitments. As at December 31, 2011, we had a total of $1,350 of contractual commitments outstanding. The expected maturities of these commitments are included in Note 6.

25.C Letters of Credit

We issue commercial letters of credit in the normal course of business. As at December 31, 2011, lines of credit from financial institutions of $1,739 were in place ($1,680 as at December 31, 2010 and $1,973 as at January 1, 2010) of which a total of $821 in letters of credit were outstanding ($577 as at December 31, 2010 and $703 as at January 1, 2010) of which $612 relate to internal reinsurance ($404 as at December 31, 2010 and $515 as at January 1, 2010).

25.D Indemnities and Guarantees

In the normal course of our business, we have entered into agreements that include indemnities in favour of third parties, such as purchase and sale agreements, confidentiality agreements, engagement letters with advisors and consultants, outsourcing agreements, leasing contracts, trade-mark licensing agreements, underwriting and agency agreements, information technology agreements, distribution agreements, financing agreements, the sale of equity interests, and service agreements. These agreements may require us to compensate the counterparties for damages, losses, or costs incurred by the counterparties as a result of breaches in representation, changes in regulations (including tax matters) or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. We have also agreed to indemnify our directors and certain of our officers and employees in accordance with our by-laws. These indemnification provisions will vary based upon the nature and terms of the agreements. In many cases, these indemnification provisions do not contain limits on our liability, and the occurrence of contingent events that will trigger payment under these indemnities is difficult to predict. As a result, we cannot estimate our potential liability under these indemnities. We believe that the likelihood of conditions arising that would trigger these indemnities is remote and, historically, we have not made any significant payment under such indemnification provisions.

In certain cases, we have recourse against third parties with respect to the aforesaid indemnities, and we also maintain insurance policies that may provide coverage against certain of these claims.

Guarantees made by us that can be quantified are included in Note 6.A.i.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 155

25.E Guarantees of Sun Life Assurance Preferred Shares and Subordinated Debentures

SLF Inc. has provided a guarantee of the following subordinated debentures issued by Sun Life Assurance: the $150 of 6.30% subordinated debentures due 2028, and the $800 of 6.15% subordinated debentures due 2022. Claims under this guarantee will rank equally with all other subordinated indebtedness of SLF Inc. SLF Inc. has also provided a subordinated guarantee of the preferred shares issued by Sun Life Assurance from time to time, other than such preferred shares held by SLF Inc. and its affiliates. Sun Life Assurance has no outstanding preferred shares subject to the guarantee. As a result of these guarantees, Sun Life Assurance is entitled to rely on exemptive relief from most continuous disclosure and the certification requirements of Canadian securities laws.

The following tables set forth certain consolidating summary financial information for SLF Inc. and Sun Life Assurance (Consolidated):

Results for the years ended	SLF Inc. (unconsolidated)	Sun Life Assurance (consolidated)	Other subsidiaries of SLF Inc. (combined)	Consolidation adjustment	SLF Inc. (consolidated)
December 31, 2011
Revenue	$528	$17,959	$5,744	$(1,650)	$22,581
Shareholders’ net income (loss)	$(200)	$863	$(1,123)	$260	$(200)

December 31, 2010
Revenue	$449	$20,467	$5,457	$(1,572)	$24,801
Shareholders’ net income (loss)	$1,503	$1,530	$100	$(1,634)	$1,499

Assets as at	SLF Inc. (unconsolidated)	Sun Life Assurance (consolidated)	Other subsidiaries of SLF Inc. (combined)	Consolidation adjustment	SLF Inc. (consolidated)
December 31, 2011
Invested assets	$16,435	$94,540	$21,243	$(15,557)	$116,661
Total other assets	8,634	73,581	47,541	(28,390)	101,366
Insurance contract liabilities	–	85,548	14,942	(4,116)	96,374
Investment contract liabilities	–	2,083	990	–	3,073
Total other liabilities	$9,474	$69,698	$50,737	$(27,059)	$102,850

December 31, 2010
Invested assets	$17,600	$85,816	$22,246	$(16,668)	$108,994
Total other assets	8,219	74,504	44,775	(26,245)	101,253
Insurance contract liabilities	–	78,083	13,189	(3,216)	88,056
Investment contract liabilities	–	1,935	2,221	(13)	4,143
Total other liabilities	$9,903	$69,990	$47,940	$(25,856)	$101,977

January 1, 2010
Invested assets	$19,095	$83,020	$24,242	$(18,189)	$108,168
Total other assets	4,317	69,890	37,718	(17,791)	94,134
Insurance contract liabilities	–	75,250	14,472	(2,866)	86,856
Investment contract liabilities	–	1,649	3,291	(25)	4,915
Total other liabilities	$8,413	$66,374	$38,647	$(18,044)	$95,390

25.F Legal and Regulatory Proceedings

We are regularly involved in legal actions, both as a defendant and as a plaintiff. In addition, government and regulatory bodies in Canada, the United States, the United Kingdom and Asia, including federal, provincial and state securities and insurance regulators in Canada, the United States and other jurisdictions, including the Security Exchange Commission, the Financial Industry Regulatory Authority and state attorneys general in the United States, from time to time, make inquiries and require the production of information or conduct examinations or investigations concerning our compliance with insurance, securities and other laws. Management does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

156 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

26. Related Party Transactions

SLF Inc. and its subsidiaries transact business worldwide. All transactions between SLF Inc. and its subsidiaries have been eliminated on consolidation. Transactions between the Company and related parties are executed and priced on an arm’s-length basis in a manner similar to transactions with third parties.

26.A Transactions with Joint Ventures

Principal joint ventures as at December 31, 2011 are listed below:

Name of Joint Venture Company	% of Ownership
Birla Sun Life Asset Management Company Limited	50
PT CIMB Sun Life	49
Sun Life Grepa Financial Inc.	49
Birla Sun Life Insurance Company Limited	26
Sun Life Everbright Life Insurance Company Limited	24.99

Income earned from our investments in joint ventures are as follows:

For the years ended December 31	2011	2010
Joint ventures	$17	$(9)

26.B Transactions with Key Management Personnel, Remuneration and Other Compensation

Key management personnel have been defined as the executive team and board of directors of SLF Inc. during the year. These individuals have the authority and responsibility for planning, directing and controlling the activities of the Company. The aggregate compensation to the executive team and directors are as follows:

For the years ended December 31	2011		2010
	Executive team	Directors	Executive team	Directors
Number of individuals	10	14	11	15
Base salary and annual incentive compensation	$9	$–	$15	$–
Additional short-term benefits and other	$1	$1	$–	$1
Share-based long-term incentive compensation	$18	$1	$19	$1
Value of pension and post-retirement benefits	$1	$–	$1	$–
Severance payments on termination	$–	$–	$–	$–

26.C Indebtedness of Directors, Executive Officers and Employees

The following sets out the aggregate indebtedness outstanding to the Company incurred by all its executive officers, directors and employees, and former executive officers, directors and employees.

As at	December 31, 2011	December 31, 2010	January 1, 2010
Purchases of shares of McLean Budden Limited	$–	$21	$20
Other	$3	$4	$4

26.D Other Related Party Transactions

We provide investment management services for our pension plans. The services are provided on substantially the same terms as for comparable transactions with third parties.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 157

27. Pension Plans and Other Post-Retirement Benefits

We sponsor non-contributory defined benefit pension plans for eligible qualifying employees. The material defined benefit plans are located in Canada, the U.S. and the U.K. The defined benefit pension plans offer benefits based on length of service and final average earnings and certain plans offer some indexation of benefits. The specific features of these plans vary in accordance with the employee group and countries in which employees are located. In addition, we maintain supplementary non-contributory pension arrangements for eligible employees, primarily for benefits which do not qualify for funding under the various registered pension plans. On January 1, 2009, the Canadian defined benefit plan was closed to new employees. Canadian employees hired before January 1, 2009 continue to participate in the previous plan, which includes both defined benefit and defined contribution components, while new hires since then are eligible to join a defined contribution plan. As a result, all of our material defined benefit plans worldwide are closed to new hires, with new hires participating in defined contribution plans (one small defined benefit plan in the Philippines remains open to new hires).

We also established defined contribution pension plans for eligible qualifying employees. Our contributions to these defined contribution pension plans are subject to certain vesting requirements. Generally, our contributions are a set percentage of employees’ annual income and matched against employee contributions.

In addition to our pension plans, in Canada and the US, we provide certain post-retirement healthcare and life insurance benefits to eligible qualifying employees and to their dependants upon meeting certain requirements. Eligible retirees may be required to pay a portion of the premiums for these benefits and, in general, deductible amounts and co-insurance percentages apply to benefit payments. In Canada, post-retirement healthcare and life insurance benefits are provided for eligible employees who retired before December 31, 2011; eligible employees who retire between January 1, 2012 and December 31, 2015 will receive an annual healthcare spending account allocation and life insurance, and will have access to voluntary retiree-paid healthcare coverage; eligible employees who retiree after December 31, 2015 will have access to voluntary retiree-paid healthcare coverage. These post-retirement benefits are not pre-funded.

The following tables set forth the status of the defined benefit pension and other post-retirement benefit plans:

	2011			2010

	Pension	Other post- retirement	Total	Pension	Other post- retirement	Total
Change in defined benefit obligation:
Benefit obligation, January 1	$2,246	$271	$2,517	$2,253	$266	$2,519
Current service cost	34	5	39	34	5	39
Past service cost	–	–	–	–	–	–
Interest cost	116	14	130	128	15	143
Actuarial losses (gains)	223	4	227	36	(1)	35
Benefits paid	(99)	(20)	(119)	(143)	(11)	(154)
Settlement losses (gains)	–	(9)	(9)	–	–	–
Foreign exchange rate movement	18	2	20	(62)	(3)	(65)
Benefit obligation, December 31	$2,538	$267	$2,805	$2,246	$271	$2,517
Benefit obligation, wholly or partially funded plans	$2,477	$–	$2,477	$2,190	$–	$2,190
Benefit obligation, wholly unfunded plans	61	267	328	56	271	327
Total benefit obligation, December 31	$2,538	$267	$2,805	$2,246	$271	$2,517
Change in plan assets:
Fair value of plan assets, January 1	$2,065	$–	$2,065	$2,016	$–	$2,016
Expected return on assets	127	–	127	126	–	126
Actuarial gains (losses)	(19)	–	(19)	68	–	68
Employer contributions	68	20	88	54	11	65
Benefits paid	(99)	(20)	(119)	(143)	(11)	(154)
Foreign exchange rate movement	16	–	16	(56)	–	(56)
Fair value of plan assets, December 31	$2,158	$–	$2,158	$2,065	$–	$2,065
Amounts recognized on statement of financial position:
Fair value of plan assets	$2,158	$–	$2,158	$2,065	$–	$2,065
Benefit (obligation), wholly or partially funded plans	(2,477)	–	(2,477)	(2,190)	–	(2,190)
Funded status, wholly or partially funded plans	(319)	–	(319)	(125)	–	(125)
Benefit (obligation), wholly unfunded plans	(61)	(267)	(328)	(56)	(271)	(327)
Unamortized actuarial losses (gains)	212	5	217	(34)	(1)	(35)
Unamortized past service cost	–	(3)	(3)	–	(5)	(5)
Net recognized (liability) asset, December 31	$(168)	$(265)	$(433)	$(215)	$(277)	$(492)

158 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

	2011			2010

	Pension	Other post- retirement	Total	Pension	Other post- retirement	Total
Components of net benefit expense recognized:
Current service cost	$34	$5	$39	$34	$5	$39
Interest cost	116	14	130	128	15	143
Expected return on assets(1)	(127)	–	(127)	(126)	–	(126)
Recognized actuarial losses (gains)(1)	–	(2)	(2)	–	–	–
Settlement losses (gains)	–	(9)	(9)	–	–	–
Past service cost	(2)	(1)	(3)	–	(9)	(9)
Net benefit expense	$21	$7	$28	$36	$11	$47

(1)	Actual return consists of the sum of Expected return on assets and the Recognized actuarial losses (gains).

Principal assumptions for materials plans:

	2011			2010
	Canada %	U.K. %	U.S. %	Canada %	U.K. %	U.S. %
To determine benefit obligation at end of year
Discount rate for pension plans	4.50	4.80	5.40	5.00	5.40	5.90
Discount rate for other post-employment benefits	4.00-4.50	n/a	5.40	4.75-5.00	n/a	5.90
Rate of compensation increase	3.00	n/a	3.75	3.00	4.40	3.75
Pension increases	0.00-0.25	3.50	n/a	0.00-0.25	3.40	n/a
Deferred pension increases	0.00-0.20	2.80	n/a	0.00-0.20	2.90	n/a
Initial health care trend rate	7.50	n/a	8.50	7.50	n/a	8.50
Ultimate health care trend rate	4.50	n/a	5.00	4.50	n/a	5.00
Year ultimate health care trend rate reached	2030	n/a	2017	2030	n/a	2017
To determine benefit costs or income for the period
Expected long-term rate of return on plan assets	6.50	5.40	7.00	6.75-7.00	5.75	7.75

History of experience gains (losses):

	2011	2010
Experience gains (losses) on plan liabilities	$9	$11
Experience gains (losses) on plan assets	$(19)	$68

Discount rate, return on plan assets and rate of compensation increase:

The major economic assumptions which are used in determining the actuarial present value of the accrued benefit obligations vary by country. In determining the discount rate for the Canadian plans, a yield curve for long-term Corporate “AA” bonds is developed from the Canadian provincial government yield curves by adding an appropriate adjustment to reflect the risk characteristics of high-quality Corporate bonds. This curve is then used to calculate a single discount rate by reference to the spot yields on high-quality, non-callable, zero-coupon Corporate bonds with maturities that match the estimated benefit cash flows for the plan.

In determining the discount rate for the plans in the United States a portfolio of Corporate “AA” bonds is selected that matches the projected benefit payments of the plans. The discount rate assumption is a single rate that equates the market value of the matching bond portfolio to the discounted value of the projected benefit payments.

The expected rate of return on assets for pension cost purposes is the weighted average of expected long-term asset return assumptions by asset class and is selected from a range of possible future asset returns.

Health care cost calculations are based on trend rate assumptions which may differ from actual results. Changes in trend rate assumptions by 1% in either direction will change the health care cost as follows:

	1%
December 31, 2011	Increase	Decrease
Effect on post-retirement benefit obligations	$20	$(18)
Effect on aggregated service and interest costs	$1	$(1)

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 159

Composition of fair value of plan assets, December 31:

	2011	2010
Equity investments	40%	45%
Fixed income investments	50%	45%
Real estate investments	4%	3%
Other	6%	7%
Total composition of fair value of plan assets	100%	100%

Target allocation of plan assets, December 31:

	2011	2010
Equity investments	44%	45%
Fixed income investments	48%	46%
Real estate investments	4%	4%
Other	4%	5%
Total	100%	100%

The assets of the defined benefit pension plans are primarily held in trust for plan members, and are managed within the provisions of the plans’ investment policies and procedures. Diversification of the investments is used to minimize credit, market and foreign currency risks. Due to the long-term nature of the pension obligations and related cash flows, asset mix decisions are based on long-term market outlooks within the specified policy ranges. The long-term investment objectives of the defined benefit pension plans are to exceed the real rate of investment return assumed in the actuarial valuation of plan liabilities. Over shorter periods, the objective of the defined benefit pension plans is to exceed the market benchmarks of a well-diversified portfolio. Liquidity is managed with consideration to the cash flow requirements of the liabilities.

Permitted investments of the defined benefit pension plans include guaranteed funds, annuities, and pooled and non-pooled variable accumulation funds in addition to any other investment vehicle approved by the plan sponsors that is eligible under pension regulations. The policy statement for each fund or manager mandate either prohibits, or permits, within specified constraints, the use of derivative instruments such as options and futures. The use of derivative instruments is limited to unleveraged substitution and hedging strategies. The defined benefit pension plans may not invest in securities of a related party or lend to any related party unless such securities are publicly traded and selected by the manager, acting independently on behalf of all that manager’s discretionary accounts or pooled funds, which have mandates similar to those of our defined benefit pension plans.

The following tables set forth the expected contributions and expected future benefit payments of the defined benefit pension and other post-retirement benefit plans:

	Pension	Post-Retirement	Total
Expected contributions for the next 12 months	$67	$14	$81

Expected future benefit payments

	2012	2013	2014	2015	2016	2017 to 2021
Pension	$103	$109	$112	$117	$124	$728
Post-retirement	14	14	15	15	16	85
Total	$117	$123	$127	$132	$140	$813

We expensed $53 in 2011 ($55 for 2010) with respect to defined contribution plans.

160 Sun Life Financial Inc. Annual Report 2011	Notes to Consolidated Financial Statements

28. Earnings (Loss) Per Share

Basic EPS is calculated by dividing the common shareholders’ net income by the weighted average number of common shares issued and outstanding. Diluted EPS is calculated by adjusting common shareholders’ net income and the weighted average number of shares for the effects of all dilutive potential common shares under the assumption that convertible instruments are converted and that outstanding options are exercised.

Details of the calculation of the net income (loss) and the weighted average number of shares used in the EPS computations are as follows:

For the years ended	December 31, 2011	December 31, 2010
Common shareholders’ net income (loss) for basic earnings per share	$(300)	$1,406
Add: Increase in income due to convertible instruments(1)	–	55
Common shareholders’ net income (loss) on a diluted basis	$(300)	$1,461
Weighted average number of shares outstanding for basic earnings per share (in millions)	579	568
Add: dilutive impact of stock options(2) (in millions)	–	2
Add: dilutive impact of convertible securities(1) (in millions)	–	41
Weighted average number of shares outstanding on a diluted basis (in millions)	579	611
Basic earnings (loss) per share	$(0.52)	$2.48
Diluted earnings (loss) per share	$(0.52)	$2.39

(1)	Innovative capital instruments, (SLEECS), have been issued through Sun Life Capital Trust. Holders of the $950 SLEECS A and $200 SLEECS B may exchange, at any time, all or part of their holdings of SLEECS A or SLEECS B at a price for each one thousand dollars principal amount of SLEECS to 40 non-cumulative perpetual preferred shares of Sun Life Assurance. Any non-cumulative perpetual preferred shares issued in respect of an exchange by the holders of SLEECS A or SLEECS B will become convertible, at the option of the holder, into a variable number of common shares of SLF Inc. on distribution dates on or after June 30, 2012 in respect of the SLEECS A and on distribution dates on or after December 31, 2032 in respect of the SLEECS B. For the purposes of diluted EPS, it is assumed that the conversion to SLF Inc. common shares has occurred. Common shareholders’ net income is increased by the after-tax interest on the SLEECS A and B, while the weighted average common shares are increased by the number of SLF Inc. common shares that would be issued at conversion. For the year ended December 31, 2011, the impact of the conversion of innovative capital instruments was excluded from the calculation of dilutive earnings per share since the effect of conversion is anti-dillutive. SLEECS A were redeemed on December 31, 2011.
(2)	Diluted EPS assumes the exercise of all dilutive stock options of SLF Inc. It is assumed that the proceeds from the exercise of the options were received from the issuance of common shares of SLF Inc. at the average market price of common shares during the period. The difference between the number of shares issued for the exercise of the dilutive options and the number of shares that would have been issued at the average market price of the common shares during the period is adjusted to the weighted average number of shares for purposes of calculating diluted earnings per share. The number of stock options that have not been included in the weighted average number of common shares used in the calculation of diluted EPS because these stock options were anti-dilutive for the periods presented, amounted to 10 million for the year ended December 31, 2011 (8 million for the year ended December 31, 2010). For the year ended December 31, 2011, an adjustment of 1 million common shares related to the dilutive impact of stock options was excluded from the calculation of earnings per share since their effect is anti-dillutive when a loss is reported.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2011 161

Appointed Actuary’s Report

THE SHAREHOLDERS AND DIRECTORS OF SUN LIFE FINANCIAL INC.

I have valued the policy liabilities and reinsurance recoverables of Sun Life Financial Inc. and its subsidiaries for its Consolidated Statements of Financial Position at December 31, 2011, December 31, 2010 and January 1, 2010, and their change in the Consolidated Statements of Operations for the years ended December 31, 2011 and December 31, 2010 in accordance with accepted actuarial practice in Canada, including selection of appropriate assumptions and methods.

In my opinion, the amount of policy liabilities net of reinsurance recoverables makes appropriate provision for all policyholder obligations and the Consolidated Financial Statements fairly present the results of the valuation.

Lesley Thomson

Fellow, Canadian Institute of Actuaries

Toronto, Canada

February 15, 2012

162 Sun Life Financial Inc. Annual Report 2011	Appointed Actuary’s Report

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of

Sun Life Financial Inc.

We have audited the accompanying consolidated financial statements of Sun Life Financial Inc. and subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010, and the consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Sun Life Financial Inc. and subsidiaries as at December 31, 2011, December 31, 2010 and January 1, 2010 and their financial performance and cash flows for the years ended December 31, 2011 and December 31, 2010 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other Matter

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 15, 2012 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Independent Registered Chartered Accountants

Licensed Public Accountants

February 15, 2012

Toronto, Canada

Report of Independent Registered Chartered Accountants	Sun Life Financial Inc. Annual Report 2011 163

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of

Sun Life Financial Inc.

We have audited the internal control over financial reporting of Sun Life Financial Inc. and subsidiaries (the “Company”) as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2011 of the Company and our report dated February 15, 2012 expressed an unqualified opinion on those financial statements

Independent Registered Chartered Accountants

Licensed Public Accountants

February 15, 2012

Toronto, Canada

164 Sun Life Financial Inc. Annual Report 2011	Report of Independent Registered Chartered Accountants